As filed with the Securities and Exchange Commission on November 17, 2009

Registration No. 333-162150

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

QKL STORES INC.

(Exact Name of Registrant As Specified in Its Charter)

Delaware	445110	75-2180652
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

44 Jingqi Street
Dongfeng Xincun
Sartu District
163311 Daqing, P.R. China
(011) 86-459-4607987

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Paracorp Incorporated
40 E. Division Street, Suite A
Dover, DE, 19901
302-730-1320

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to: Mitch Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel. No. 212-407-4159 Fax No. 212-407-4990	Copies to: Steven Pidgeon, Esq. Paul Hurdlow, Esq. DLA Piper 2415 East Camelback Road, Ste 700 Phoenix, AZ 85016 Tel. No. 480-606-5124 Fax No. 480-606-5101

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has been declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer (Do not check if a smaller reporting company) ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $.001 per share	—	—	$34,500,000	$1,925.10
Total	—	—	$34,500,000	$1,925.10

(1)	The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriter has the option to purchase to cover over-allotments.
(2)	Previously paid.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2009

      Shares

QKL STORES INC.

We are offering       shares of common stock, $0.001 par value. Our common stock has been listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “QKLS” since October 21, 2009. On November 13, 2009, the last reported sale price of our common stock quoted on NASDAQ was $6.95 per share.

We are offering the shares at $       per share.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 8.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to QKL Stores Inc.	$	$

The underwriter has a 30-day option to purchase up to additional shares of common stock from us solely to cover over-allotments, if any. The underwriter expects to deliver the shares to purchasers on or about     , 2009.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this Prospectus is     , 2009

QKL STORES INC.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, especially the risks of investing in our securities, which we discuss later in the section of this prospectus entitled “Risk Factors,” and our consolidated financial statements and related notes beginning on page F-1. In particular, we do business through a corporate structure that is subject to a number of substantial risks. See “Risk Factors — Risks Related to Our Corporate Structure.”

References to “QKL-China” are to Daqing Qing Ke Long Chain Commerce & Trade Co., Ltd., a People’s Republic of China retail company that we control through a series of contractural arrangements described in the section entitled “Our History and Corporate Structure.” Unless otherwise specified or required by context, references to “we,” “our,” “us” and the “Company” refer collectively to (i) QKL Stores Inc. (formerly known as Forme Capital, Inc.), (ii) the subsidiaries of QKL Stores Inc., which are Speedy Brilliant Group Limited, a British Virgin Islands company (“Speedy Brilliant (BVI)”), which is wholly owned by QKL Stores Inc., and Speedy Brilliant Commercial Consultancy Co., Ltd. (“Speedy Brilliant (Daqing)”), which is wholly owned by Speedy Brilliant (BVI), (iii) QKL-China, and (iv) Daqing Qinglongxin Commerce & Trade Co., Ltd. (“QC&T”), a wholly owned subsidiary of QKL-China. For convenience, certain amounts in Chinese Renminbi (“RMB”) have been converted to United States dollars at an exchange rate of $1 = RMB 6.8448, the exchange rate on June 30, 2009. References to “IGA” are to the International Grocers Alliance, an international trade group and network of supermarkets that offers its members access to industry information, bargaining advantages with suppliers, and other benefits of affiliation with a large trade group. IGA reports that its member companies operate in 40 countries worldwide and have total revenues of $21 billion per year. Its website is www.IGA.com. References in this prospectus to the “PRC” or “China” are to the People’s Republic of China.

In keeping with standard practice and the practice of the National Bureau of Statistics of China, references to “northeastern China” are to the three northeastern provinces of Heilongjiang, Jilin and Liaoning. A map showing these provinces is included in the section of this prospectus entitled “Other References.”

References to QKL-China’s “registered capital” are to the equity of QKL-China, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been or will be contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

This prospectus assumes the over-allotment has not been exercised, unless otherwise indicated.

Our Company

We are a regional supermarket chain that currently operates 31 supermarkets and two department stores in northeastern China and Inner Mongolia. Our supermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. We have one distribution center servicing our supermarkets.

We believe that we are the only supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network with aggregate retail sales of more than $21.0 billion per year. As a licensee of IGA, we are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our total revenues for the nine months ended September 30, 2009 were approximately $175.9 million, an increase of $85.5 million, or 96.1%, compared to total revenues of $90.3 million for the nine months ended September 30, 2008. Our total revenues for 2008 were $161.5 million, an increase of $69.1 million, or 74.8%, compared to total revenues of $92.4 million for 2007. Our net income for the nine months ended September 30, 2009 was approximately $8.3 million, an increase of $3.6 million, or 78.2%, from approximately $4.7 million for the first nine months of 2008. Our net income for 2008 was approximately $9.0 million, an increase of $3.2 million, or 55.6%, compared to net income of approximately $5.8 million for 2007.

Our Industry

We operate in the supermarket industry in China, which is a part of the country’s retail trade sector. We believe the retail market has benefited from compelling industry fundamentals such as rapid economic growth, urbanization and increasing disposable income.

China’s economy has been experiencing consistent growth with nominal GDP growing from approximately $1.9 trillion in 2004 to approximately $4.3 trillion in 2008. As a result of China’s rapid economic growth, the urban population has increased dramatically as people in rural and less developed areas migrate to cities in search of better jobs and higher living standards. During the period between 2004 and 2008, the total urban population in China increased by approximately 63.9 million, or approximately 11.8%. This growth has been accompanied by rising income levels of urban households where annual per capita disposable income increased from approximately $1,138 in 2004 to approximately $2,271 in 2008, a compound growth rate of approximately 18.9%. A growing middle class combined with an increasing affluence and purchasing power has driven the rapid development of the retail sector and in turn driven a large increase in consumer spending. Consumer spending has grown from $719 billion in 2004 to approximately $1.6 trillion in 2008, a compound growth rate of approximately 21.4%.

Northeast China has a population of 130 million, or approximately 9% of China’s population. In December 2007, a major economic-development plan for northeastern China, the “Plan for Revitalizing Northeast China,” was announced by an office of the PRC’s State Counsel. We believe that the plan indicates a commitment by the PRC government to make economic development of northeastern China a high priority. We also believe that this development is likely to contribute to our growth.

Our Competitive Strengths

We believe that our competitive advantages include our low prices, the quality of our meat and produce, our breadth of products, and the location of our stores.

The location of our stores is also essential to our competitiveness, and our current competition strategy focuses on locating our stores within the three provinces of northeastern China and the eastern region of Inner Mongolia. Within those areas, we try to locate our stores in small- and medium-sized cities where we expect to face limited competition from large foreign or national supermarket chains.

In addition to the competitive advantages described above, we believe we have specific and distinct advantages over our domestic and foreign competitors.

Compared with local supermarkets, we believe we have the following advantages:

•	Strong relationships with local suppliers;
•	Membership in the international trade group IGA, which provides access to purchasing discounts for packaged goods and access to IGA’s exclusive brands;
•	Superior management, especially in inventory management, information management systems, and sales and marketing programs;
•	A focus on human resource management, including formal employee training programs; and
•	A management team with experience in the supermarket industry in the United States.

Compared with large foreign supermarkets, we believe we have the following advantages:

•	Familiarity with Chinese and local circumstances and culture, religion and customs, and a corresponding understanding of local customer needs and consumption patterns, which we believe are especially helpful in the areas of raw food and meat sales;
•	Positioning our supermarkets within the market as stores that provide goods and services at low prices in a manner that is convenient to our communities. By contrast, we believe that Wal-Mart and other foreign retailers are perceived in Daqing and other medium-sized cities in China as places for higher priced and more extravagant purchases;
•	Strong relationships with local suppliers; and
•	Certain advantages under Chinese law; for example, foreign competitors cannot sell cigarettes in the PRC. Our local knowledge may also make it relatively easier for us to navigate the bureaucracy and obtain needed licenses and permits.

Business Strategy

Our strategy is to expand our current market share and to benefit from the anticipated growth in China’s retail industry. Our operating strategy consists of the following key elements:

•	Emphasize growth through geographic expansion in China’s northeastern provinces and Inner Mongolia where there is an emerging market for our retail operations and we believe competition is limited.
•	Reduce cost of goods sold by (i) acquiring more merchandise directly from manufacturers, cutting out middlemen and distributors, and otherwise reducing supply costs, and (ii) relying more on the purchasing power of collective ordering of supplies through IGA.
•	Increase our profit margins by (i) offering and selling more self-prepared foods, which have higher profit margins, including baked goods made in our bakery, and cooked meats such as fried chicken legs and roast chicken, and (ii) offering and selling more private label goods, which also have higher profit margins.

In 2008 and 2007, we acquired approximately 10.0% and 7.0%, respectively, of our merchandise directly from manufacturers (not including private label merchandise). We estimate that approximately 5.5% of our total revenue in 2008 was due to sales of self-prepared foods compared to approximately 2.0% of our total revenue in 2007.

Our goal is to bring our sales of these cost-saving and higher-margin categories of merchandise — direct-from-manufacturer, self-prepared food, private label and IGA-related — up to 20.0% of our total revenues. In addition to emphasizing sales of these categories, we also emphasize sales of other higher-margin items, such as fashionable clothing and cosmetics, and seasonal items like gloves, coats, sun-block and swimsuits.

Company History

On March 28, 2008, QKL Stores Inc. (formerly known as Forme Capital, Inc.) acquired control of QKL-China through a “reverse merger” transaction. Upon completion of the reverse merger transaction, QKL Stores Inc. ceased to be a shell company (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)).

Private Placement Transaction

At the same time as the closing of the reverse merger transaction, we closed a private placement of securities, in which we sold 9,117,647 units to certain accredited investors, for gross proceeds to us of $15.5 million, at a purchase price of $1.70 per unit. Each unit consists of one share of Series A Preferred Stock (each of which is convertible into one share of our common stock), one Series A Warrant and one Series B Warrant (each of which is exercisable to purchase 0.625 of a share of common stock or, in the aggregate, are exercisable to purchase up to a total of 11,397,058 shares of our common stock). The Series A Warrants have an exercise price of $3.40 per share (subject to adjustment) and the Series B Warrants have an exercise price of $4.25 per share (subject to adjustment). We received $13.5 million as net proceeds from this private placement. The closing of the private placement was conditioned on the closing of the reverse merger transaction.

For more information about the private placement you should read the section of this prospectus entitled “Our History and Corporate Structure.”

Name Change

On June 18, 2008, we changed our name from Forme Capital, Inc. to QKL Stores Inc. On the same date, our name change was reflected on the Over-the-Counter Bulletin Board (“OTCBB”) and our common stock began trading under the stock symbol QKLS.OB. On October 21, 2009, our common stock was listed on NASDAQ under the symbol “QKLS.”

Executive Offices

Our executive offices are located at 44 Jingqi Street, Dongfeng Xincun, Sartu District, Daqing, 163311 P.R.C. and our telephone number is (011) 86-459-4607987. Our corporate website is www.qklstoresinc.com. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

THE OFFERING

Securities Offered:
shares of common stock, par value $0.001 per share
Common Stock outstanding before the offering:
22,512,131 shares
Common Stock to be outstanding after the offering:
shares(1)
Offering price:
$ per share
Use of proceeds:
We intend to use the net proceeds from the offering to further expand our business through the opening or acquisition of supermarkets and distribution centers and to update our information systems. We may use the proceeds for working capital and general corporate purposes as well.
The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we may choose to expand our current business through acquisition of other complimentary businesses, using cash or shares. However, we have not entered into any negotiations, agreements or commitments with respect to any such acquisitions at this time.
See the section of this prospectus entitled “Use of Proceeds” for more information on the use of proceeds.
Risk factors:
Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors.”
On October 21, 2009, our common stock was listed on the NASDAQ Capital Market under the symbol “QKLS.”

(1)	The number of shares of common stock to be outstanding immediately after this offering is based on 22,512,131 shares of common stock outstanding as of November 9, 2009, and excludes:
•	11,623,565 shares of our common stock issuable upon the exercise of warrants outstanding as of November 9, 2009, at a weighted average exercise price of $3.82 per share;
•	60,000 shares of common stock issuable upon the exercise of options outstanding as of November 9, 2009, at a weighted average exercise price of $8.00 per share;
•	3,690,000 shares of common stock reserved for future issuance under our 2009 Omnibus Securities and Incentive Plan as of November 9, 2009; and
•	7,612,198 shares of common stock issuable upon the conversion of 7,612,198 shares of Series A Convertible Preferred Stock outstanding as of November 9, 2009.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary of our consolidated statement of income data for the two years ended December 31, 2008 and 2007, and consolidated balance sheet data as of December 31, 2008 is derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), and have been audited by Albert Wong & Co., an independent registered public accounting firm. The consolidated statement of income data for the nine months ended September 30, 2009 and 2008, and the consolidated balance sheet data as of September 30, 2009 presented below is derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus.

The consolidated financial statements are reported in United States dollar amounts and are prepared in accordance with U.S. GAAP. This data should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The as adjusted balance sheet data reflects the balance sheet data as of September 30, 2009, as adjusted to reflect our receipt of the estimated net proceeds from our sale of     shares in this offering at an offering price of $     per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Year Ended December 31,		Nine Months Ended September 30,
	2007	2008	2008	2009
Income Statement Data:
Revenues:
Direct sales	$90,464,198	$157,841,011	$87,880,021	$172,301,378
Other operating income	1,908,614	3,640,342	2,456,883	3,550,675
Total revenues	92,372,812	161,481,353	90,336,904	175,852,053
Cost of inventories sold	(73,597,592)	(127,172,246)	69,080,122	143,096,587
Gross profit	18,775,220	34,309,107	21,256,782	32,755,466
Selling expenses	(8,620,735)	(16,558,820)	10,280,984	18,424,432
General and administrative expenses	(1,303,130)	(3,249,506)	2,025,131	3,217,258
Income from operations	8,851,355	14,500,781	8,950,667	11,113,776
Transaction cost of reverse merger	—	(1,976,470)	—	—
Interest income	58,641	272,551	196,143	188,448
Interest expenses	(169,375)	(240,330)	170,675	20,800
Other expenses	—	(2,990)	1,976,470	—
Other income – government grant	39,385	—	—	—
Income before provision for income taxes	8,780,006	12,553,542	6,999,665	11,281,424
Provision for income taxes	(2,997,615)	(3,556,474)	2,343,631	2,986,599
Net income (loss) attributable to common stockholders	5,782,391	8,997,068	4,656,034	8,294,825
Other comprehensive income:
Foreign currency translation adjustment	997,088	2,434,364	—	—
Comprehensive income	6,779,479	11,431,432	—	—
Basic earnings per share	$0.30	$0.43	$0.22	$0.40
Diluted earnings per share	$0.30	$0.29	$0.15	$0.28
Basic weighted average shares outstanding	19,082,299	20,882,353	20,882,353	20,882,353
Diluted weighted average shares outstanding	19,082,299	31,137,642	30,753,466	30,000,000

	As of December 31, 2007	As of December 31, 2008	As of September 30, 2009
			Actual	As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$10,742,064	$19,285,021	$26,689,177	$
Working capital	9,276,387	10,463,961	14,511,992
Total assets	34,646,839	77,713,476	88,201,731
Total liabilities	16,861,896	33,846,389	37,466,851
Total liabilities and stockholders’ equity	34,646,839	77,713,476	88,201,731
Stockholders’ equity	17,784,943	43,867,087	50,734,880

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

If we do not receive prompt delivery of the goods we order, in good condition, and at the prices we expect, our ability to generate profits could be harmed.

As a retail company, our ability to keep our shelves stocked with a wide variety of merchandise is essential to our success and is dependent on the prompt delivery of the goods we order, in good condition, and at the prices we expect. Disruptions to our supply chain could cause us to reduce the variety or overall amount of goods we sell; to seek alternative sources for affected supplies; or to increase our prices, decrease our profit margins, or both. Any of these consequences could lead to our customers buying less, shopping elsewhere or criticizing our reputation. If this occurred, our income, profitability, reputation and competitive position would all suffer.

Our supply chain and costs could be disrupted by a wide variety of events. The most significant of these are described below:

•	Problems with transportation infrastructure in and around northeastern China and Inner Mongolia

Delivery of our supplies depends on the smooth passage of commercial cargo through the railways, highways and waterways in and around northeastern China and Inner Mongolia. Transportation infrastructure in and around northeastern China and Inner Mongolia may suffer more breakdowns and offer fewer alternative routes than systems in many western countries.

•	Bad harvests and severe weather could harm the agricultural production on which we depend, prevent customers from reaching our stores and disrupt our power supply

Severe storms could also reduce supplies of fresh foods by destroying crops and livestock and, in extreme cases, could reduce supplies of processed foods by reducing overall availability of the agricultural raw materials from which they are made, and cause shortages of, and price increases for, the affected supplies.

Poor yields of crops and livestock, whether due to bad weather, disease, errors in agricultural planning or other causes, could reduce the market supplies of fresh foods as well as processed foods that depend on agricultural products as raw materials. Such reductions could raise the cost of our supplies and cause the supply shortages.

•	Quality control problems and operational difficulties among a small number of suppliers

We rely on suppliers to provide sufficient amounts of merchandise that meet our quality standards and government health and consumer-protection standards. A significant portion of our supplies (approximately 14.7% in 2008 and 9.1% in 2007) come from our top 10 suppliers, which are primarily large wholesalers and meat processors. We usually secure a primary vendor and a secondary vendor for each category of merchandise by entering into standard contracts with them, which typically have a term of one year and provide for payment at market prices. In case there are merchandise shortages, we utilize the secondary vendor. If one or more of these suppliers experiences quality control failures or is unable to secure its own supply of merchandise, whether self-produced or purchased from others, the merchandise that it delivers to us could fail to meet our or the government’s quality standards or arrive in insufficient amounts to meet our needs. If such risks do materialize, there is no guarantee we would succeed in securing replacement supplies meeting our and the government’s standards from other suppliers quickly and at reasonable prices, or at all, and we could suffer the consequences of supply chain disruption described above.

Under our supply contracts, our suppliers are responsible for damage that occurs during shipping and, under the PRC’s consumer protection laws, our suppliers must reimburse us for the cost of spoiled goods returned to us by customers for a refund. Nevertheless, significant spoilage could reduce the amount of fresh food we are able to offer, which could reduce our income.

•	Economic conditions

Economic conditions, in northeastern China in particular, affect the price and availability of our supplies. Inflation in prices of agricultural products and in general is a significant concern in China. If inflation develops and becomes a significant problem, many retailers in China, including us, will have to choose between increasing the prices we charge our customers and reducing the profit margins on our sales. In either case, our competitive position and operating results could be harmed, and the value of any investment in our common stock could be reduced.

In addition, the geographic concentration of our operations exposes us to the risks of the local economy. We operate in northeastern China and Inner Mongolia, and our near-term plans call for expansion only within the three provinces of northeastern China and the eastern region of Inner Mongolia. Our headquarters, warehouses and distribution facilities and all of our stores are located within a relatively limited geographic area. As a result, our business is more susceptible to regional conditions, including conditions affecting infrastructure, agriculture, inflation and employment, than our more geographically diversified competitors.

The supermarket industry in the PRC is becoming increasingly competitive and, unless we are able to compete effectively with domestic and foreign retailers, and restaurants and fast food chains, our profits could suffer.

The supermarket industry in the PRC is highly and increasingly competitive. Giant international retailers such as Wal-Mart and Carrefour have entered the market, national retailers such as Bailian and Lianhua have expanded, and local and regional competition has grown. Some of these companies have substantially greater financial, marketing, personnel and other resources than we do.

Our competitors could adapt more quickly than we do to evolving consumer preferences or market trends, have more success than we do in their marketing efforts, control supply costs and operating expenses more effectively than we do, or do a better job than we do in formulating and executing expansion plans. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent that our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

We also face heightened competition from restaurants and fast food chains, which are capturing an increasing portion of household food expenditures in the PRC.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private label brands, effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete successfully and adversely affect our growth and profitability.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations; our business could fail, and you could lose some or all of your investment.

We have a limited operating history and the PRC supermarket industry is young and continually growing. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets. Some of these risks and uncertainties relate to our ability to:

•	Offer new products to attract and retain a larger customer base;
•	Respond to competitive and changing market conditions;
•	Maintain effective control of our costs and expenses;
•	Attract additional customers and increase spending per customer;
•	Increase awareness of our brand and continue to develop customer loyalty;

•	Attract, retain and motivate qualified personnel;
•	Raise sufficient capital to sustain and execute our expansion plan;
•	Respond to changes in our regulatory environment;
•	Manage risks associated with intellectual property rights; and
•	Foresee and understand long-term trends.

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion plan. If we are unsuccessful in addressing any of these risks and uncertainties, our business may fail.

Economic conditions that affect consumer spending could limit our sales and increase our costs.

Our results of operations are sensitive to changes in overall economic conditions that affect consumer spending, including discretionary spending. Inflation and adverse changes to employment levels, business conditions, interest rates, energy and fuel costs and tax rates can, in addition to causing the supply chain cost challenges described above, reduce consumer spending and change consumer purchasing habits.

As of the date of this prospectus, we have not been significantly negatively impacted by the economic downturn in the PRC. The recession in the PRC to date has mainly impacted the export sector based in southeastern China. Northeastern China and Inner Mongolia, where our stores are located, have not been affected to the same extent. Should the economic downturn worsen and spread to northeastern China and Inner Mongolia, where we are based, a general reduction in the level of consumer spending in the region would likely result, which would reduce our sales revenues and profits.

Much of our income comes from sales of perishable merchandise, which can lose its value quickly; such losses could harm our operating results.

We could suffer spoilage if supply chain disruptions occur, if our refrigerators and freezers malfunction or if we suffer lapses of quality control inspection and supervision. If our inspections fail to discover spoilage in a shipment of fresh food or if we fail to routinely inspect perishable merchandise on our shelves, we could inadvertently offer spoiled food for sale, which could harm our reputation, competitive position and operating results. Moreover, if we fail to accurately predict future customer demand for perishable food, we would be forced to discard unsold perishable food once it spoils, which would also negatively affect our operating results.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our high-margin products, which would negatively impact our profits.

Our sales results could be harmed if consumers lose confidence in the safety and quality of our fresh food products. Consumers in the PRC are becoming increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of meat, fish, or dairy products, or about the safety of food additives used in processed food products, could discourage them from buying these relatively high-margin products and cause our profit margins to fall and our results of operations to suffer.

We rely on the performance of our individual stores, individual store managers, three regional managers and our operating director for our sales, and should any or all of them perform poorly for any reason, our sales results, reputation and competitive position would suffer.

We sell all of our products through our individual stores. Each supermarket is managed by a store manager who reports directly to one of our three regional managers. Each regional manager manages around 10 stores and reports to our operating director, who reports to our COO, Mr. Alan Stewart. Regional managers spend their time in stores to work together with each individual store manager. Each region holds teleconferences every week. Although all purchasing decisions as to vendors and costs are made by company management and not store managers, the store manager makes the decision as to order quantities and is responsible for the daily operation of the store. If factors either in or out of a store manager’s control reduce a store’s business — for example, disruption of customer traffic by nearby construction or customer dissatisfaction with store employees — the individual store’s income could fall, which would negatively impact our sales. Also, if our managers and operating director fail to adequately manage store employees and day-to-day operations in a manner that pleases our customers, our reputation and competitive position will suffer.

We may fail to identify or anticipate trends in consumer preferences, which could result in decreased demand for our merchandise, and lower revenues and profits.

Our continued success in the retail market depends on our ability to anticipate the changing tastes, dietary habits and lifestyle preferences of customers. If we are not able to anticipate and identify new consumer trends and stock our shelves accordingly, our sales may decline and our operating results may be adversely affected. For example, we believe meat and dairy products have strong growth potential in northeastern China and Inner Mongolia. Accordingly, we have increased our focus on sales of these products, which tend to have higher profit margins than our other products. If the market for these products in the PRC does not grow as we expect, our income may not grow as we expect and our operating results may suffer.

Our profit margins could narrow and as a result the value of any investment in our common stock could be reduced.

Profit margins in the grocery retail industry are narrow. In order to increase or maintain our profit margins, we are developing strategies to reduce costs by attempting to increase efficiencies and increase sales of higher-margin items such as private label merchandise, prepared-in-store foods, and meat and dairy products, but we can offer no assurance that such strategies, or our execution of such strategies, will be successful. We also implement promotional price reductions as part of our competitive strategy that may further affect our profit margin. Thus, there is no guarantee that our current profit margin will not decline, which would negatively impact our profitability.

We rely heavily on information technology systems, which could fail, causing damage to our operations.

We have a large and complex information technology system that we rely on to keep track of inventory and sales, determine our ordering of supplies, and communicate among stores, our distribution center and our corporate headquarters. Like any electronic data management system, ours is subject to malfunction. In such a case, our operations could be significantly disrupted as we work to fix the problem, upgrade our system or adopt a new system.

In addition, despite our efforts to secure our computer network, the security of our network could be compromised, confidential information could be misappropriated and other system disruptions could occur. This could lead to loss of sales and diversion of corporate resources from operations and planning.

If we have difficulties finding and leasing new retail space for new stores or retaining existing retail space, our operations could be disrupted and we will be unable to grow as planned, which would negatively affect our stock price.

We currently lease the majority of our store locations. Typically our supermarket leases have initial 10- to 20-year lease terms and may include renewal options for up to an additional 10 or 20 years. Our revenues and profitability would be negatively impacted if we are unable to renew these leases at reasonable rates.

Under our expansion plan, in 2009 we opened four new stores that have, in the aggregate, approximately 20,000 square meters of space and, in 2008, we opened 10 new stores that have, in the aggregate, approximately 50,000 square meters of space. Our expansion plan for the remainder of 2009 calls for us to open three additional stores that will have, in the aggregate, approximately 11,400 square meters of retail space and one additional distribution center that will have approximately 19,600 square meters of space. Our success in executing our expansion plan depends on our ability to open or acquire new stores in existing and new retail areas and to operate these stores successfully. We may also choose to continue to expand through acquisitions. We must find suitable locations for those stores and reach reasonable terms with building owners and other interested parties, which could be difficult as we face intense competition from other retailers for such sites. If we cannot find suitable locations at a reasonable cost, our ability to grow will be compromised, which would negatively affect our stock price.

Our insurance coverage may be inadequate and, if any of the products we sell causes personal injury or illness, we could be exposed to significant losses resulting from negative publicity and harm to our reputation. This exposure could harm our business.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, contamination, including by bacteria, insecticides, fertilizers and other substances, spoilage and mislabeling. Although we and our suppliers are subject to governmental inspections and regulations, consumption of our products could still cause a health-related illness in the future and we could be subject to claims or lawsuits relating to such events. Under certain circumstances, we could be required to recall products. Unlike most supermarket companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance, and we cannot predict the extent of liability we could face if such events were to occur.

Although the standard contracts we sign with our suppliers include a provision that shifts liability to our suppliers if a consumer is injured by a supplier’s product, the negative publicity surrounding any assertions that merchandise we carry caused personal injury or illness could adversely affect our reputation and competitive position. In addition, our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties. Except for property, accident and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for potential warranty or defective products claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, our results of operations and financial condition would suffer.

Our company name and private label merchandise may be subject to counterfeiting or imitation, which could damage our reputation and brand image, and lead to higher administrative costs.

We regard brand positioning as an important element of our competitive strategy, and intend to position our private label brands to be associated with low prices, high quality, convenience and a positive shopping experience. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. Imitation of our company name or logo could occur in the future and there is no guarantee that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could damage our corporate and brand image.

If we do not effectively manage our growth, our expansion efforts could fail, which would negatively affect our stock price.

There is no guarantee that our expansion plan will be successfully implemented. In order to fully implement these plans, we will have to hire a large number of additional employees, secure new retail locations, and integrate new stores and distribution routes into our existing business. There is no guarantee that we will meet all or any of these needs and therefore no guarantee that we will succeed in our efforts to expand.

Moreover, our future expansion will depend both on the profitability of our business and our ability to raise capital from outside sources. We intend to finance our expansion plan, which includes the opening of three additional stores during the remainder of 2009, from funds generated from operations, bank loans, and proceeds from this offering.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may not have the requisite experience to manage and operate a larger network of stores and distribution centers. In addition, we may face challenges in integrating acquired businesses with our own. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

If our expansion plans are not fulfilled, our stock price will decline.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to implement our business objectives could be limited. Difficulties with hiring, employee training and other labor issues could disrupt our operations.

Our operations depend on the work of nearly 3,400 employees. We may not be able to retain those employees, successfully hire and train new employees or integrate new employees into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations, and could harm our overall financial condition.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them within a reasonable time, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could limit our future growth and reduce the value of our common stock.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which may result in a material misstatement of our annual or interim consolidated financial statements.

Companies in the PRC have not historically adopted a western style of management and financial reporting concepts and practices, or a modern western style of banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of employees qualified in these areas to work for our operating company in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices relating to our PRC operations that meet western standards. Any such difficulty could result in a material misstatement of our annual or interim consolidated financial statements.

Our internal control over financial reporting and our disclosure controls and procedures have been ineffective, and failure to improve them could lead to errors in our financial statements that could require a restatement or untimely filings, which could cause investors to lose confidence in our reported financial information, and a decline in our stock price.

In connection with the review by the Division of Corporation Finance of the Securities and Exchange Commission (“SEC”) of the Company’s (i) audited financial statements for the fiscal year ended December 31, 2007 and 2006 (as set forth in our Registration Statement on Form S-1 (File No. 333-150800) originally filed on May 9, 2008, as amended on May 22, 2008, August 7, 2008 and October 15, 2008 and Current Report on Form 8-K/A (File No. 33-10893) filed on April 15, 2008); and (ii) interim financial statements for the three- and six-month periods ended June 30, 2008 (as set forth in our Quarterly Report on Form 10-Q filed on August 14, 2008), management identified certain material weaknesses, as defined in Public Company Accounting Oversight Board Auditing Standard No. 2, in our internal controls. A material weakness is a control deficiency, or a combination of control deficiencies, that result in more than a remote likelihood that errors will not be prevented or detected. The Board of Directors concluded, based on the recommendation of management that those financial statements should be restated and should no longer be relied upon.

On November 12, 2008, our Board of Directors received a letter from Albert Wong & Co, the Company’s independent registered public accounting firm, advising the Board of certain deficiencies in our internal controls that Albert Wong & Co. considered to be material weaknesses. These deficiencies related to errors regarding revenue recognition and classification. After receipt of this letter, management and the Board concluded that the Company had improperly recognized as revenue income from suppliers and consignees paid in connection with product promotions, general sponsorships, and savings relating to transportation and early settlement of our accounts. Consistent with Emerging Issues Task Force Issue No. 02-16, product promotions and general sponsorships should have been classified as a reduction in the cost of inventory, and other income from suppliers and consignees, such as savings relating to transportation and early settlement of our accounts, should have been included as other operating income in total revenues. The auditors recommended that a better understanding be obtained regarding the proper classification of revenue, and that this understanding be clearly communicated to all employees, particularly the employees coding and recording the receipt of these revenues. The auditors also suggested that the best approach would be the adoption of a revenue recognition policy that addresses recording income from suppliers and consignees.

As required by Rule 13a-15 promulgated under the Exchange Act, in connection with the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our management, including our chief executive officer and chief financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) as of December 31, 2008 and determined that our disclosure controls and procedures were not effective as of such date.

As disclosed in the section of this prospectus entitled “Acquisition of Existing Businesses,” the Company acquired the operating rights and certain assets of Hulunbeier Huahui Department Store Co., Ltd (“Hailar Store”) during the fourth quarter of 2008.

At the end of March 2009 and in connection with the audit of the Company’s 2008 financial statements, Albert Wong & Co. advised the Company that the acquisition of the operating rights and certain assets of Hailar Store for a purchase price of approximately $9.65 million was a “significant acquisition” as defined in SEC Rule 3-05 of Regulation S-X because the purchase price exceeded 10% percent of the Company’s assets as of the end of its last fiscal year (the Company had total assets of $34,646,839 as of December 31, 2007). Accordingly, the closing of the acquisition of the Hailar Store on December 5, 2008 required the Company to file a Current Report on Form 8-K within four business days of the closing of the transaction, which it failed to do, and a further 8-K within 75 business days of the closing containing audited financial statements of the Hailar Store as well as pro-forma financials statements. Such audited financial statements and pro-forma statements were not filed until June, 23, 2009, when the Company filed a Current Report on Form 8-K.

In April 2009, the Company implemented procedures to ensure that all required disclosures are made, and that they are made in a timely manner, including procedures for educating management on disclosure requirements and the adoption of formal disclosure controls and procedures.

In order to assist us in bringing our internal control over financial reporting and disclosure controls and procedures into compliance, we hired PricewaterhouseCoopers in June 2008 to setup internal control systems and an internal control department for the Company, which now consists of six full-time employees. We also adopted a Financial Reporting and Disclosure Controls and Procedures Policy in January 2009. As a result of the material weakness in our internal controls and the ineffectiveness of our disclosure controls and procedures described above, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As described in a Current Report on Form 8-K we filed on October 16, 2009, we recently terminated Albert Wong & Co. (“Albert Wong”) and appointed BDO Guangdon Dahua Delu CPAs, LLP (“BDO”) to be our independent auditor. It is possible that BDO may not be satisfied that the new procedures that we have implemented to remedy the weaknesses and deficiencies in our internal control over financial reporting and disclosure controls and procedures into compliance are sufficient, and that, as a result, there continue to be material weaknesses or deficiencies in our internal controls or ineffectiveness of our disclosure controls and procedures. If BDO comes to such conclusion, it could cause our current and potential stockholders to lose confidence in our financial reporting, which could negatively impact the trading price of our stock.

Our new auditor, BDO, may disagree with the accounting principles or practices, financial statement disclosure consolidation practices, or auditing scope and procedure that was employed by our prior auditor, Albert Wong. A disagreement by BDO with our prior financial statements could require a restatement of our financial statements in certain of our periodic reports that could cause investors to lose confidence in our reported financial information, which could lead to a decline in our stock price.

On October 15, 2009, the Company dismissed its principal independent accountant, Albert Wong from its engagement with the Company, which dismissal was effective immediately. On October 16, 2009, the Company engaged BDO to serve as its independent auditor, effective immediately. In connection with its review of our unaudited financial statements for the period ended September 30, 2009, or its audit of our financial statements for the period ending December 31, 2009, it is possible that BDO will disagree with the accounting principles or practices, financial statement disclosure, or consolidation practices or auditing scope that were acceptable to Albert Wong. As a result, a disagreement by BDO with our prior financial statements may require us to restate certain of our financial statements in previously filed periodic reports, which could result in late filings of future periodic reports. Any such restatement or late filing could cause our stockholders to lose confidence in our financial reporting and could harm our business and the trading price of our stock.

We could be required to pay liquidated damages to our investors under the registration rights agreement entered into with our investors and such payment could harm our financial condition.

On March 28, 2008, as part of a $15.5 million private placement, we entered into a registration rights agreement (as amended on May 8, 2008) with certain investors, pursuant to which we agreed to register for resale up to an aggregate of 41,495,261 shares of common stock, including shares of common stock underlying Series A Preferred Stock, Series A Warrants and Series B Warrants. The registration rights agreement provided that if the initial registration statement required to be filed thereunder was not declared effective by September 24, 2008, we would be required to pay certain liquidated damages to the investors. On March 9, 2009, the investors party to the registration rights agreement waived their right to such liquidated damages and on August 11, 2009, the initial registration statement covering 2,070,836 shares of the total shares registrable pursuant to the registration rights agreement was declared effective. We were not able to register all of the 41,495,261 shares in the initial registration statement due to limits imposed by the Securities Exchange Commission’s interpretation of Rule 415 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

There are additional deadlines we are required to meet if the private placement investors request that we file one or more registration statements covering the remaining shares that we are obligated to register pursuant to the registration rights agreement. If we fail to meet one or more of those deadlines, we would, in the absence of an additional waiver, be required to pay the investors up to a maximum of $1,550,000 in liquidated damages. Payment of a significant amount of liquidated damages would harm our profitability and we may not have sufficient cash to pay them.

If our lease agreements for certain stores are nullified due to title deficiencies of our landlords, our business may be adversely affected.

The PRC real property laws and regulations require landlord to be the legal owner of the relevant leased properties, otherwise the lease agreement may be nullified. We have not received or confirmed documentation evidencing our landlord’s legal ownership for 14 of our stores. If any of these landlords do not legally own the leased properties, the actual legal owners could force the affected stores to relocate and operation of the stores concerned may be temporarily terminated until such stores are relocated.

In addition, the PRC real property laws and regulations require landlords to obtain prior consent from the legal owner of the relevant leased properties before the execution of any sublease agreements; otherwise the sublease agreement may be nullified if the legal owner refuses to rectify his consent. We have not independently confirmed whether consents authorizing our subleases for our supermarkets and distribution centers have been obtained. If the legal owners of the stores claim that the subleases were invalid, operation of the supermarkets or distribution centers concerned may be terminated until the supermarkets or distribution centers are relocated.

Some of our stores may not be in full compliance with legal requirement on their sector approvals and business licenses and may therefore be subject to punishment imposed by the relevant PRC authorities.

The PRC laws and regulations require that store operators obtain a Public Site Hygiene License and, if applicable, a Food Hygiene License if there are edible products being processed or distributed in the store. Store operators are also required to indicate “store operation” on the Public Site Hygiene License and to specify each category of edible product (i.e., vegetables, fresh seafood, etc.) distributed. Failure to do so may expose the store to administrative punishments imposed by the relevant government authorities. Punishments include administrative penalty up to RMB20,000 (approximately US$3,000), confiscation of income generated from the excluded business items and, in extreme cases, revocation of the business license of the violating store.

Several of our stores have either not obtained the Public Site Hygiene License or are distributing edible products without specifying the product category on their Food Hygiene License. Such stores may be subject to sanction as discussed above, which may be imposed at the sole discretion of PRC authorities.

In addition, several of our stores are distributing products salt, alcohol, audio-video products and tobacco which are not permitted on their business license. While such stores have not been sanctioned for such discrepancy, we cannot guaranty that the relevant PRC authority will not impose administrative penalties on such stores in the future, which penalties could be up to RMB100,000 (approximately US$15,000) per store.

We are not current in our payment of social insurance and housing accumulation fund for our employees and such shortfall may expose us to relevant administrative penalties.

The PRC laws and regulations require all the employers in China to fully contribute their own portion of the social insurance premium and housing accumulation fund for their employees within a certain period of time. Failure to do so may expose the employers to make rectification for the accrued premium and fund by the relevant labour authority. Also, an administrative fine may be imposed on the employers as well as the key management members. Speedy Brilliant (Daqing), QKL-China and QT&C have failed to fully contribute the social insurance premium and housing accumulation fund. Therefore, they may be subject to the administrative punishment as mentioned above.

Risks Related to Our Corporate Structure

We control QKL-China through a series of contractual arrangements, which may not be as effective in providing control over the entity as direct ownership and may be difficult to enforce.

We operate our business in the PRC through our variable interest entity, QKL-China. QKL-China holds the licenses, approvals and assets necessary to operate our business in the PRC. We have no equity ownership interest in QKL-China and rely on contractual arrangements with QKL-China and its shareholders that allow us to substantially control and operate QKL-China. These contractual arrangements may not be as effective as direct ownership in providing control over QKL-China because QKL-China or its shareholders could breach the arrangements.

Our contractual arrangements with QKL-China are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If QKL-China or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to

•	incur substantial costs to enforce such arrangements, and
•	rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages.

The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

If the PRC government determines that the contractual arrangements through which we control QKL-China do not comply with applicable regulations, our business could be adversely affected.

Although we believe our contractual relationships through which we control QKL-China comply with current licensing, registration and regulatory requirements of the PRC, we cannot assure you that the PRC government would agree, or that new and burdensome regulations will not be adopted in the future. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The controlling shareholders of QKL-China have potential conflicts of interest with us, which may adversely affect our business.

The controlling shareholders of QKL-China are also beneficial holders of our common shares. They are also directors of both QKL-China and us. These shareholders hold a larger interest in QKL-China when compared to their beneficial ownership in our shares. Conflicts of interest between their dual roles as shareholders and directors of both QKL-China and us may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of the Company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause QKL-China to breach or refuse to renew the existing contractual arrangements that allow us to receive economic benefits from QKL-China. Currently, we do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the State of Delaware, which provide that directors owe a fiduciary duty to the Company, and which require them to act in good faith and in the best interests of the Company, and not use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of QKL-China, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Risks Related to Doing Business in the People’s Republic of China

Our business operations are conducted entirely in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in western countries and are continually changing, we will face risks including those summarized below.

The PRC is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations; any such upheaval could cause us to temporarily or permanently cease operations.

China is a developing country governed by a one-party government that imposes restrictions on individual liberties that are significantly stricter than those typically found in western nations. China has an extremely large population, significant levels of poverty, widening income gaps between rich and poor and between urban and rural residents, large minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. China has also experienced rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could damage China’s economy and impair our business.

We are subject to comprehensive regulation by the PRC legal system, which is uncertain. As a result, it may limit the legal protections available to you and us and we may not now be, or remain in the future, in compliance with PRC laws and regulations.

QKL-China, our operating company, is incorporated under and is governed by the laws of the PRC; all of our operations are conducted in the PRC; and our suppliers and the agricultural producers on whom they depend are all located in the PRC. The PRC government exercises substantial control over virtually every sector of the PRC economy, including the production, distribution and sale of our merchandise. In particular, we are subject to regulation by local and national branches of the Ministries of Agriculture, Commerce and Health, as well as the General Administration of Quality Supervision, the State Administration of Foreign Exchange, and other regulatory bodies. In order to operate under PRC law, we require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

QKL-China is subject to PRC accounting laws, which require that an annual audit be performed in accordance with PRC accounting standards. The PRC foreign-invested enterprise laws require that our subsidiary, Speedy Brilliant (Daqing), submit periodic fiscal reports and statements to financial and tax authorities and maintain its books of account in accordance with Chinese accounting laws. If PRC authorities were to determine that we were in violation of these requirements, we could lose our business license and be unable to continue operations temporarily or permanently.

The legal and judicial systems in the PRC are still rudimentary. The laws governing our business operations are sometimes vague and uncertain and enforcement of existing laws is inconsistent. Thus, we can offer no assurance that we are, or will remain, in compliance with PRC laws and regulations.

The approval of the China Securities Regulatory Commission and/or Ministry of Commerce may be required in connection with this offering under potentially applicable PRC regulations.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the PRC State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006 and revised on June 22, 2009.

The new regulations require, among other things, offshore special purpose vehicles that are controlled by PRC companies or residents and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain MOFCOM approval and CSRC approval prior to publicly listing their securities on an overseas stock exchange. Companies fitting that description might be required to submit an application to MOFCOM and/or CSRC for the approvals of the listing and trading.

We completed our corporate restructuring after September 8, 2006, the effective date of the New M&A Rules, but we are not presently seeking an approval from either MOFCOM or the CSRC for the listing and trading of our shares on NASDAQ. We believe that no approval by either MOFCOM or CSRC is required under the New M&A Rule with respect to this offering or the Company’s structure, however we cannot assure you that applicable PRC regulatory bodies will come to the same conclusion.

If they do not, the failure to submit an application to MOFCOM and/or CSRC and proceeding in the offering may result in the levying of penalties against our company and some or all of its PRC shareholders and in particular, as provided under the Article 11 of the New M&A Rule, the regulators may impose sanctions against our PRC subsidiaries, including without limitation:

•	fines and penalties on our operations in China,
•	unwinding our corporate structure and this offering;
•	restrictions or limitations on our ability to pay dividends outside of China, and
•	other forms of sanctions that may materially and adversely affect our business, result of operations and financial conditions.

PRC regulations also involve complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

The New M&A Rules also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies and special anti-monopoly submissions for parties meeting certain reporting thresholds. We may grow our business in part by acquiring other retail companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

In addition, our Chief Executive Officer, Mr. Wang, has the right to acquire all of the shares of Winning State (BVI), which currently owns 19,082,299 (approximately 88%) shares of our common stock. While it is the case that our PRC counsel Deheng Law Firm believes that this arrangement is lawful under PRC laws and regulations, there are, however, substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

The new regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other retail companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

In addition, our Chief Executive Officer, Mr. Wang, has the right to acquire all of the shares of Winning State (BVI), which currently owns 19,082,299 (approximately 85%) shares of our common stock, through a call option. While it is the case that our PRC counsel Deheng Law Firm believes that this arrangement is lawful under PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

We do not currently have any equity interest in QKL-China or its subsidiary, but instead enjoy economic benefits and control over these entities substantially similar to equity ownership through contractual arrangements among our wholly-owned subsidiary in China, Speedy Brilliant (Daqing), QKL-China and their respective shareholders. Consistent with the provisions of Financial Accounting Standard Board “FASB” Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51”, we consolidated QKL-China from its inception.

There are substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and enforcement of such contractual arrangements. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel and Albert Wong & Co. that we have properly consolidated QKL-China from its inception.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses, proscribing remittance of profits offshore and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found to be in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Anti-inflation measures could harm the economy generally and could harm our business.

The PRC government exercises significant control over the PRC economy. In recent years, the PRC government has instituted measures to curb the risk of inflation. These measures have included devaluations of the RMB, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These measures may not succeed in controlling inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation, causing “stagflation.” The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums on certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plan or maintain our business.

Governmental control of currency conversions could prevent us from paying dividends.

All of our revenue is earned in RMB and current and future restrictions on currency conversions may limit our ability to use revenue generated in RMB to make dividend or other payments in United States dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC banks specifically authorized to conduct foreign-exchange business.

In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the RMB. These restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

Fluctuation in the exchange rate of the RMB against the United States dollar could result in foreign currency exchange losses.

In 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the United States dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the United States dollar of approximately 17.5% from July 1, 2005 through September 1, 2009. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the United States dollar.

The value of our common stock will be affected by the foreign exchange rate between United States dollars and RMB. For example, to the extent that we need to convert United States dollars we receive from an offering of our securities into RMB, appreciation of the RMB against the United States dollar could reduce the value in RMB of our proceeds. Conversely, if we decide to convert our RMB into United States dollars for the purpose of declaring dividends on our common stock or for other business purposes, and the United States dollar appreciates against the RMB, the United States dollar equivalent of our earnings from our business would be reduced. In addition, the depreciation of significant United States dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

The RMB is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

We receive all of our revenues in RMB. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB are to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The PRC government could restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

Our PRC stockholders are required to register with SAFE; their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

SAFE has promulgated several regulations, including Circular No. 75 (“Circular 75”), which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in the Circular 75 as an “offshore special purpose company.” PRC residents that have established or controlled an offshore special purpose company, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in PRC by PRC residents through “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.

In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his/her/its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments or, already organized or gained control of offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 (“Circular 106”) on May 9, 2007, which is a guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that standardizing mores specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. In the event that our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries and of QKL-China under applicable accounting principals.

Mr. Wang, our Chief Executive Officer, is required to register with the competent SAFE branch prior to exercise of his call option, and he completed such registration on October 10, 2009. Mr. Wang has not yet exercised his call option.

Enforcement against us or our directors and officers may be difficult and you could be unable to collect amounts due to you in the event that we or any officer or director violates applicable law.

Our operating company, QKL-China, is located in the PRC and substantially all of our assets are located in the PRC. Most of our current officers and directors are residents of the PRC, and most of their assets are located in the PRC. As a result, it could be difficult for investors to effect service of process on us or those persons in the United States, or to enforce a judgment obtained in the United States against us or any of these persons. See the section of this prospectus entitled “Service of Process and Enforcement of Judgments” below.

Health problems in the PRC could negatively affect our operations.

A renewed outbreak of severe acute respiratory syndrome, or SARS, or another widespread public health problem in the PRC, such as bird flu, could have an adverse effect on our ability to receive and distribute merchandise, the ability of our employees and customers to reach our stores, and other aspects of our operations. Public-safety measures such as quarantines or closures of some stores could disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business.

Risks Related to an Investment in Our Common Stock

Our Chief Executive Officer beneficially owns a significant portion of our common stock and will be able to exert significant influence over us through his position and stock ownership; his interests may differ from yours, and he could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

Our Chief Executive Officer, Mr. Wang, has a call option to acquire all of the shares of Winning State (BVI), which currently owns 19,082,299 (approximately 85%) shares of our common stock. This call option is currently exercisable. Even assuming conversion of all of the outstanding Series A Preferred Stock and the exercise of all of the Series A Warrants and Series B Warrants, Mr. Wang will own a significant portion of our outstanding common stock. As a result, Mr. Wang will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. In any such stockholder vote, Mr. Wang’s interests may differ from that of other stockholders, and he could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

If our distribution at certain of our roadshow presentations of a DVD containing information about our company were held to be in violation of the Securities Act, we could be required to repurchase the securities sold in this offering. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

Information about our company has been distributed in a DVD at certain of our roadshow presentations. The text and description of the visual scenes depicted in the DVD, which is included in this prospectus as Appendix A, contains information derived from our registration statement of which this prospectus is a part, and, as described below, some new information that had not been previously disclosed. The DVD includes video footage of our chief executive officer, Zhuangyi Wang, our chief financial officer, Crystal Chen, and our chief operating officer, Alan Stewart, describing various aspects of our company, as well as a narrative of our company. The DVD presented certain statements about our company in isolation and did not disclose many of the related risks and uncertainties described in this prospectus. As a result, the DVD should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.

You should carefully evaluate all the information in this prospectus, including the risks described in this section and throughout this prospectus. You should rely only on the information contained in this prospectus in making your investment decision.

We may have violated Section 5 of the Securities Act. If such distribution were held by a court to be in violation of the Securities Act, we could be required to repurchase the shares sold to purchasers in this offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We would contest vigorously any claim that a violation of the Securities Act occurred.

Investors should be aware of the following modifications and updates that have been made to this prospectus after being disseminated in the DVD presentation:

•	The DVD contains a statement that our target is to open 200 stores over the next five years, including department stores, hypermarkets and supermarkets, which had previously not been disclosed in this prospectus.
•	The DVD contains a statement that we have over 700,000 people in our membership program, which is incorrect. Our membership program has over 650,000 members, which had previously not been disclosed in this prospectus.
•	The DVD contains a statement that the profit margin for our private label program ranges from 30-50%, which had previously been reported by us to be 20-30%; our average profit margins from private label products are typically 20-30%, with certain products having a profit margin of 30-50%.
•	The DVD contains a statement that the total area of our stores is approximately 150,000 gross square meters, which is incorrect. The total area of our stores is approximately 135,000 gross square meters.

•	The DVD contains a statement that our gross margin is above the industry standard, which had previously not been disclosed in this prospectus.
•	The DVD contains a bar graph that shows percentage increases from 2010, 2011, 2012, 2013 and 2014 of 19%, 25%, 33%, 43% and 56%, respectively, that is incorrectly labeled and should indicate that the target number of store openings for the years 2010, 2011, 2012, 2013 and 2014 is 19, 25, 33, 43 and 56, respectively, which had previously not been disclosed in this prospectus.
•	The DVD contains a statement that we have built a distribution center in the city of Harbin, which is incorrect. We are in the process of building a distribution center in Harbin, which we expect to be completed on or about December 10, 2009.

The possible return of shares to Winning State (BVI) pending our achievement of the performance thresholds under an Escrow Agreement in the March 2008 private placement would result in a non-cash compensation expense, which will have a negative impact on our Statement of Income for 2009.

The possible return of shares to Winning State (BVI) pending our achievement of the performance thresholds under an Escrow Agreement entered into in the March 2008 private placement would result in a non-cash compensation expense which will have a negative impact on our Statement of Income for 2009. Under the Escrow Agreement with the holders of the Series A Convertible Preferred Stock, if we meet the certain net income and earnings per share targets for 2008 and 2009, the shares held in escrow will be returned to Winning State (BVI) and will result in a non-cash compensation expense in fiscal year 2009. We targeted $9.4 million in net income and $0.23 earnings per share for the fiscal year 2008. For the year ended December 31, 2008, our net income was $9.0 million which achieved 96% of the 2008 performance threshold. Because we achieved at least 95% of the 2008 performance target the shares held in escrow are continuing to be held in escrow pending the results of the 2009 performance target, which is $11.2 million in audited net income and $0.27 earnings per share. Because Winning State (BVI) is our controlling stockholder and the return of these shares is conditioned upon our operating performance, the shares are deemed to be compensation to Winning State (BVI) and under applicable accounting rules, we will have to record a non-cash charge to our earnings for the fiscal year 2009. The charges to our earnings as a result of the release of the shares held in escrow will have a negative impact on our consolidated statements of income for the fiscal year ended December 31, 2009, by reducing net income and our earnings per share.

We do not intend to pay cash dividends in the foreseeable future; this may affect the price of our stock.

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Speedy Brilliant (Daqing). Speedy Brilliant (Daqing) may, from time to time, be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into United States dollars or other hard currency and other regulatory restrictions. (See “Risks related to doing business in the People’s Republic of China” above.) In addition, under the terms of the securities purchase agreement relating to the private placement, as long as any Series A Preferred Stock remains outstanding, the Company cannot pay any dividends on the common stock unless such dividends are also paid to the holders of the Series A Preferred Stock.

Our common stock is illiquid and subject to price volatility unrelated to our operations and could lose some or all of its value even if our business is strong.

The market price of our common stock could fluctuate substantially in the future due to a variety of factors, including the market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. The failure to establish and maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short periods of time, or at all. Trading of our common stock has been sporadic and our common stock has experienced, and may experience in the future, significant price and volume fluctuations. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

The resale in the public market of the shares underlying the Series A Preferred Stock and Series A Warrants and Series B Warrants issued in the March 2008 private placement and of the shares acquired prior to the private placement may cause the market value of our common stock to fall.

In August of this year we registered for resale 2,070,836 shares of our common stock by certain selling stockholders. As of November 9, 2009, there were issued and outstanding (i) 22,512,131 shares of common stock, (ii) 7,612,198 shares of Series A Preferred Stock (convertible into 7,612,198 shares of common stock); (iii) Series A Warrants to purchase 5,822,655 shares of common stock; and (iv) Series B Warrants to purchase 5,800,910 shares of common stock. Assuming conversion of all of the Series A Preferred Stock and exercise of all of the Series A Warrants and Series B Warrants, there will be 41,905,425 shares of common stock outstanding. Many of our shares, including all of the shares underlying the Series A Preferred Stock, are currently eligible for resale under Rule 144. As of the date of this prospectus the shares underlying the Series A and Series B Warrants are not eligible for resale under Rule 144.

Also, as a result of this offering, there will be a significant number of new shares of common stock in the market in addition to the current public float. Sales of substantial amounts of common stock, or the perception that such sales could occur under Rule 144 or otherwise, and the existence of warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could reduce the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, future performance, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur and you should not place undue reliance on these forward-looking statements.

OTHER REFERENCES

In keeping with standard practice and the practice of the National Bureau of Statistics of China, references to “northeastern China” are to the three northeastern provinces of Heilongjiang, Jilin and Liaoning.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the     shares of common stock in the offering at an offering price of $     per share will be approximately $     million after deducting the underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $     million if the underwriter exercises its over-allotment-option to purchase additional shares of common stock from us in full.

We intend to use the net proceeds from the offering to implement our expansion plan by opening three stores and one distribution center during the remainder of 2009, additional stores and distribution centers in 2010, and to update our information systems. We may use the proceeds for working capital and general corporate purposes as well.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we may choose to expand our current business through acquisition of other complimentary businesses, using cash or shares. However, we have not entered into any negotiations, agreements or commitments with respect to any such acquisitions at this time.

DIVIDEND POLICY

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates. As a result of our holding company structure, we rely entirely on dividend payments from Speedy Brilliant (Daqing). PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Our inability to receive all of the revenues from QKL-China’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

In addition, under the terms of Series A Preferred Stock set forth in a Certificate of Designation, which was filed in the office of Secretary of State for the State of Delaware on March 13, 2008, if we pay dividends on the common stock, the holders of Series A Preferred are entitled to receive dividends on an “as converted” basis.

CAPITALIZATION

The following table summarizes our capitalization as of September 30, 2009, on an actual basis and as adjusted basis to reflect our receipt of estimated net proceeds from the sale of     shares of common stock (excluding the     shares of common stock which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an offering price of $     per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $     .

You should read this table in conjunction with the sections of this prospectus entitled “Use of Proceeds,” “Summary Consolidated Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2009
	Actual	As Adjusted

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 20,882,353 shares outstanding at September 30, 2009(1)	$20,882	$
Series A preferred stock, $0.01 par value, 10,000,000 shares authorized, 9,117,647 shares outstanding at September 30, 2009	91,176
Additional paid-in capital	21,783,477
Statutory reserves	3,908,247
Accumulated other comprehensive income	2,432,104
Retained earnings	22,498,994
Total stockholders’ equity	50,734,880
Total capitalization	$50,734,880	$

(1)	The table above excludes, as of September 30, 2009:
•	11,905,426 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock, at an average exercises price of $3.82 per share;
•	9,117,647 shares of common stock issuable upon conversion of shares of our Series A Preferred Stock;
•	60,000 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $8.00 per share; and
•	3,690,000 shares of common stock reserved for future issuance under our 2009 Omnibus Securities and Incentive Plan.

MARKET PRICE OF AND DIVIDENDS OF
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On October 21, 2009, our common stock was listed on NASDAQ under the symbol “QKLS.”

Since the completion of the reverse merger on March 28, 2008, the trading in our stock has been very limited. Consequently, our historical prices may not be an accurate indication of the future prices of our common stock.

The following table sets forth the high and low bid prices, on the OTCBB, as reported and summarized by the OTCBB, for each fiscal quarter during the fiscal years ended December 31, 2007 and December 31, 2008 and for the first three quarters of 2009. These prices are adjusted for the one-for-9 reverse split which occurred on December 5, 2007 and are based on inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Quarter Ended	High	Low
2009:
First Quarter	$2.50	$2.50
Second Quarter	5.50	2.50
Third Quarter	8.75	3.50
2008:
First Quarter	$3.00	$1.25
Second Quarter	6.40	1.60
Third Quarter	6.50	5.50
Fourth Quarter	6.50	2.50
2007:
First Quarter	$0.52	$0.18
Second Quarter	0.52	0.35
Third Quarter	0.35	0.35
Fourth Quarter	1.25	0.07

As of November 13, 2009, the last reported sale price of our common stock was $6.95 per share.

Holders

As of November 9, 2009, there were 22,512,131 shares of our common stock and 7,612,198 shares of our Series A Preferred Stock issued and outstanding and we had approximately 681 shareholders of record of our common stock and eight holders of record of our Series A Preferred Stock. This does not reflect the number of persons or entities who hold stock in nominee or “street” name through various brokerage firms.

Equity Compensation Plan Information

As of December 31, 2008, we did not have any equity compensation plans in effect. On September 14, 2009, we adopted the 2009 Omnibus Securities and Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options and restricted stock awards (the “Awards”). The Plan has not been approved by our stockholders.

The total number of shares of common stock that may be issued under the Plan may not exceed 3,750,000. The total number of shares may be increased annually based upon the total number of shares of common stock outstanding in subsequent years. In connection with the private placement we completed in March 2008, we agreed to limit the number of awards we grant under any stock option, restricted or other equity incentive plans to no more than 12.5% of the sum of the number of shares of common stock issued and outstanding and the number of shares of common stock into which the issued and outstanding shares of Series A Preferred Stock are convertible at any time.

On September 14, 2009, the Company issued non-transferable options to three newly appointed independent directors to purchase an aggregate of 60,000 shares of common stock at an exercise price of

$8.00 per share. The options vest and become exercisable in three equal amounts on the three subsequent anniversary dates of the grant. The board of directors approved such grants.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. Capital accounts of our consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

Year Ended December 31,	Year End	Yearly Average
2007	7.31410	7.61720
2008	6.85420	6.96225

Nine Months Ended September 30,	Period End	Average
2009	6.8290	6.8321

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statement of income data for the two years ended December 31, 2008 and 2007 (other than percentage of sales data) and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with U.S. GAAP, and have been audited by Albert Wong & Co., an independent registered public accounting firm. The consolidated statement of income data for the nine months ended September 30, 2009 and the consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2007	2008	2008	2009
	(Audited)	(Audited)
Income Statement Data:
Revenues:
Direct sales	$90,464,198	$157,841,011	$87,880,021	$172,301,378
Other operating income	1,908,614	3,640,342	2,456,883	3,550,675
Total revenues	92,372,812	161,481,353	90,336,904	175,852,053
Cost of inventories sold	(73,597,592)	(127,172,246)	69,080,122	143,096,587
Gross profit	18,775,220	34,309,107	21,256,782	32,755,466
Selling expenses	(8,620,735)	(16,558,820)	10,280,984	18,424,432
General and administrative expenses	(1,303,130)	(3,249,506)	2,025,131	3,217,258
Income from operations	8,851,355	14,500,781	8,950,667	11,113,776
Transaction cost of reverse merger	—	(1,976,470)	—	—
Interest income	58,641	272,551	196,143	188,448
Interest expenses	(169,375)	(240,330)	170,675	20,800
Other expenses	—	(2,990)	1,976,470	—
Other income – government grant	39,385	—	—	—
Income before provision for income taxes	8,780,006	12,553,542	6,999,665	11,281,424
Provision for income taxes	(2,997,615)	(3,556,474)	2,343,631	2,986,599
Net income (loss) attributable to common stockholders	5,782,391	8,997,068	4,656,034	8,294,825
Other comprehensive income:
Foreign currency translation adjustment	997,088	2,434,364	—	—
Comprehensive income	6,779,479	11,431,432	—	—
Basic earnings per share	$0.30	$0.43	$0.22	$0.40
Diluted earnings per share	$0.30	$0.29	$0.15	$0.28
Basic weighted average shares outstanding	19,082,299	20,882,353	20,882,353	20,882,353
Diluted weighted average shares outstanding	19,082,299	31,137,642	30,753,466	30,000,000

	As of December 31,		As of September 30,
	2007	2008	2009
Balance Sheet Data:
Cash and cash equivalents	$10,742,064	$19,285,021	$26,689,177
Working capital	9,276,387	10,463,961	14,511,992
Total assets	34,646,839	77,713,476	88,201,731
Total liabilities	16,861,896	33,846,389	37,466,851
Total liabilities and stockholders’ equity	34,646,839	77,713,476	88,201,731
Stockholders’ equity	17,784,943	43,867,087	50,734,880

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section discusses and analyzes our results of operations and financial condition, including the results and condition of our operating company, QKL-China, which have been consolidated with our own results for all periods presented. The discussion compares our results for (i) the nine-month period ended September 30, 2009 with results for the nine months ended September 30, 2008, and (ii) 2008 with our results for 2007. QKL-China’s operations are our only operations.

This discussion is intended to help you understand our financial results and the current facts and trends that may cause them to change, so that you may make informed judgments about our likely financial results in the future and, insofar as those results may affect our stock price, informed investment decisions. Unless otherwise specified, references to years are to calendar years (for example, “2008” refers to the twelve-month period ended December 31, 2008) and references the first nine months of 2009 are to nine-month periods (for example the first nine months of 2009, refers to the nine-month period ended September 30, 2009).

Overview

We are a regional supermarket chain that currently operates 31 supermarkets and two department stores in northeastern China and Inner Mongolia. Our supermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. We currently have one distribution center servicing our supermarkets.

We believe that we are the only supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network with aggregate retail sales of more than $21.0 billion per year. As a licensee of IGA, we are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our expansion strategy emphasizes growth through geographic expansion in northeastern China and Inner Mongolia, where we believe local populations can support profitable supermarket operations, and where we believe competition from large foreign and national supermarket chains, which generally have resources far greater than ours, is limited. Our strategies for profitable operations include buy-side initiatives to reduce supply costs; focusing on merchandise with higher margins, such as foods we prepare ourselves and private label merchandise; and increasing reliance on the benefits of membership in the international trade group IGA.

We completed the initial steps in the execution of our expansion plan in March 2008, when we raised financing through the combination of our reverse merger and private placement. Under that plan, we opened four new stores in 2009 that have, in the aggregate, approximately 20,000 square meters of space and 10 new stores in 2008 that have, in the aggregate, approximately 50,000 square meters of space. Six stores opened in 2008 were opened by us and four of the new stores were opened through the acquisition of existing businesses by us. We plan to open three additional supermarkets in 2009 that will have, in the aggregate, approximately 11,400 square meters of retail space and one additional distribution center that will have approximately 19,600 square meters of space. In 2010, we plan to open hypermarkets and additional supermarkets and department stores having, in the aggregate, approximately 120,000 square meters of space. We are also making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from this offering, and our long-term target is to open 200 stores over the next five years, including department stores, hypermarkets and supermarkets.

Our Operations in China

Our headquarters and most of our stores are located in the provinces of northeastern China and Inner Mongolia. The economy of northeastern China has grown rapidly over the last four to five years and we believe that the national government is committed to enhancing economic growth in the region. In December 2007, a major economic-development plan for northeastern China, the “Plan for Revitalizing Northeast China,” was announced by an office of the national government’s State Council.

Based on our own research, we believe there are approximately 200 to 300 small and medium-sized cities in northeast China without modern supermarket chains. We believe the number of supermarket customers and the demand for supermarkets in these cities are likely to grow significantly over the next several years as the region continues to experience urbanization.

Our Strategy for Growth and Profitability

Our strategic plan includes two principal components: expanding by opening stores in new strategic locations, and improving profitability by increasing the percentage of our sales attributable to private label merchandise.

Expanded Operations

As of September 30, 2009, we operated 31 supermarkets, two department stores and one distribution center. Under our expansion plan, in 2009, we opened four new stores that have, in the aggregate, approximately 20,000 square meters of space. Three of these stores were opened by us and the other one was opened through an acquisition. We plan to open three additional supermarkets in 2009, that will have, in the aggregate, approximately 11,400 square meters of retail space and one additional distribution center that will have approximately 19,600 square meters of space. In 2010, we plan to open hypermarkets and additional supermarkets and department stores having, in the aggregate, approximately 120,000 square meters of space. Some of the stores will be opened by us and others will be opened by acquisition. We are also making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from this offering, and our long-term target is to open 200 stores over the next five years, including department stores, hypermarkets and supermarkets. Based on our previous experience, we believe it takes approximately three months for a new store to achieve profitability.

Private Label Merchandise

Sales of private label merchandise accounted for approximately 5% of our total revenues for the first nine months of 2009 (compared to 3% for the first nine months of 2008). Sales of private label merchandise accounted for approximately 3% of our total revenues for 2008 (up from 1% from the prior year). In June 2008, we established a specialized department for designing and purchasing private label merchandise. Eight full-time employees currently work in this department. We plan to increase the proportion of private label merchandise sold over the next several quarters. Our goal is to eventually increase private label sales to 20% of our total revenues.

Principal Factors Affecting Our Results

The following factors have had, and we expect they will continue to have, a significant effect on our business, financial condition and results of operations. Please also see the risks described in our “Risk Factors” section above.

•	Seasonality: Our business is subject to seasonality, with increased sales in the first quarter and fourth quarter, due to increases in shopping and consumer activity as a result of the the holidays such as New Year (January 1), Chinese Lunar New Year (January or February), the Dragon Festival (February 2), Women’s Holiday (March 8), the end of the school year (March 1), National Day (October 1), Mid-Autum Festival (September or October) and Christmas (December 25).
•	Timing of New Store Openings. Growth through new store openings is a fundamental part of our strategy. Our new stores typically operate at a loss for approximately three months due to start-up inventory and other costs, promotional discounts and other marketing costs and strategies associated with new store openings, and costs related to hiring and training new employees. Our operating results, and in particular our gross margin, have and will continue to vary based in part on the pace of our new store openings.
•	Locations for New Stores. Good commercial space that meets our standards, in locations that meet our needs, may be scarce in some of the cities we wish to enter. One option for entering certain target markets within our intended timeframe may be to begin operations in a location that is not optimal and wait for an opportunity to move to a better location. Alternatively, we may seek to enter into a target market through acquisitions. As such, the timing and costs associated with entry into new markets can be difficult to predict. Identifying and pursuing opportunities will be a resource-intensive challenge, and if we do not perform or if actual costs of entering new markets exceed our expectations, our total revenues, cash flows, and liquidity could suffer.
•	Logistics of Geographic Expansion. Opening additional stores in cities further from our headquarters in Daqing will mean that the transportation of our supplies and personnel among our stores will become more difficult and subject to disruption. To alleviate this, we plan to expand our distribution capabilities by opening a second distribution center in the fourth quarter of 2009. We started using our regional purchasing systems in 2008. All fresh food is ordered by individual stores based on their needs from local vendors designated by our headquarters or regional purchasing department and is delivered directly by the local vendors to individual stores. A portion of our non-perishable food and non-food items are distributed from our distribution center to our different stores, and the remaining portion is purchased by our regional purchasing department or headquarters and delivered directly to individual stores. Long-distance transportation for both food and non-food items from our distribution center to our stores can be challenging in the winter as the roads can be covered with snow. As we expand in territories further from our existing or planned distribution facilities, the costs of delivering food and merchandise may become less predictable and more volatile.
•	Human Resources. In our experience, it takes approximately three months to train new employees to operate a new store. Training and supervision is organized by experienced teachers in our training school. The management team for a new store is hired first and is trained in our training school, where they learn our culture and operations. Employees are hired afterwards, and are trained by both our teachers and the management team. In addition, the management team and the employees are sent to existing stores to get practical training from the employees and management team members in those stores. Eventually, local employees must learn to perform the training and supervisory roles themselves. If we do not perform well in response to these challenges, our operating costs will rise and our margins will fall.
•	Shortages of Trained Staff in Our New Locations. Opening stores in locations with little or no competition from other large supermarkets is a major part of our strategy. However, there are disadvantages to this approach, which relate to human resources. Where competitors operate supermarkets nearby, their trained staff is a potential source for our own human resources needs, especially if we offer a superior compensation package. Cities that have no large supermarkets also have no sources of trained employees. Although we believe we have a good training school, from time to time we have to send experienced management team members from our headquarters or other stores to new stores to provide assistance. This increases our cost of operating and decreases our gross margin.

Results of Operations

The results of the interim periods are not necessarily indicative of results for the entire fiscal year.

Nine Months Ended September 30, 2009 Compared With Nine Months Ended September 30, 2008

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Direct sales	$172,301,378	$87,880,021
Other operating income	3,550,675	2,456,883
Net revenues	175,852,053	90,336,904
Cost of sales	143,096,587	69,080,122
Gross profit	32,755,466	21,256,782
Selling expenses	18,424,432	10,280,984
General and administrative expense	3,217,258	2,025,131
Operating income	11,113,776	8,950,667
Other expense	—	1,976,470
Interest income	188,448	196,143
Interest expenses	20,800	170,675
Income before income taxes	11,281,424	6,999,665
Income taxes	2,986,599	2,343,631
Net income	$8,294,825	$4,656,034

Revenues

Total revenues consist of retail sales revenue (98.0% and 97.3% of total revenues in the first nine months of 2009 and 2008, respectively), and other total revenues (2.0% and 2.7% of total revenues in the first nine months of 2009 and 2008, respectively). Other total revenues come from rental income from leasing spaces in our supermarkets (approximately $2.4 million in the first nine months of 2009 and $1.8 million in the first nine months of 2008), and is more fully described below. Total revenues for the nine months ended September 30, 2009 were approximately $175.9 million, an increase of $85.5 million, or 94.7%, compared with total revenues of approximately $90.3 million for the nine months ended September 30, 2008. The increase in total revenues is due primarily to the opening of new stores and an increase in sales volume due to sales growth in stores that have been in existence for more than one year. The stores that have been operating for more than one year attracted more customers, and therefore generated more revenue in 2009 than in 2008 as they benefited from more than 12 months’ operating experience and became better established in their communities over time.

Retail Sales Revenue

Retail sales revenue for the nine months ended September 30, 2009 was approximately $172.3 million, representing an increase of $84.4 million, or 96.1%, from approximately $87.9 million for the nine months ended September 30, 2008. Approximately $63.4 million, or 75.2% of the increase in retail sales revenue was attributable to 12 new stores that opened after January 1, 2008. Approximately $21.0 million, or 24.8% of the increase was attributable to an increase in comparable store sales. Comparable stores are stores that were open for at least one year before the beginning of the comparison period, or, in this case, by July 1, 2008. The 19 comparable stores generated approximately $106.2 million in retail sales revenue in the first nine months of 2009.

Other Operating Income

The portion of our total revenues that is not retail sales revenue (2.0% in the first nine months of 2009; 2.7% in the first nine months of 2008) is other operating income. Other operating income for the first nine months of 2009 was approximately $3.6 million, representing an increase of $1.1 million, or 44.5%, compared with approximately $2.5 million for the first nine months of 2008.

The main components of other operating income are:

Income from renters.  Income from renters was approximately $2.4 million in the first nine months of 2009, representing an increase of $0.6 million, or 32.6%, from approximately $1.8 million in the first nine months of 2008. The increase is due primarily to the rents we charge to lessees in the new stores we opened after January 1, 2008. The increase accounts for approximately 54.7% of the total increase in other operating income. Our renters are sellers operating small shops between the front doors and the cash registers in our supermarkets.

Income from suppliers came from the following sources:

•	Fees paid to us in connection with administration and management fees ($185,095 in the first nine months of 2009 and $83,497 in the first nine months of 2008). This increase was due to an increase in sales volume and did not have a significant effect on our financial results. These fees include fees for merchandise administration and related management activity.
•	Savings relating to transportation ($387,067 in the first nine months of 2009 and $248,660 in the first nine months of 2008). Savings relating to transportation include amounts that our suppliers pay to us when our own transportation team handles the transportation of supplies for which the suppliers are typically responsible. We record transportation income when it is received.

We anticipate that our total revenues will continue to increase over the next several quarters as we implement our expansion plan, open new stores and increase the volume of merchandise we sell.

Cost of Sales

Our cost of sales for the nine months ended September 30, 2009 was approximately $143.1 million, representing an increase of $74.0 million, or 107.1%, from approximately $69.1 million during the same period in 2008. The increase in costs of sales was due to increased sales volume. Our cost of sales consist almost entirely of the cost of the merchandise we sell, and includes a small amount, generally less than 1%, relating to packaging and shipping costs. Packaging and shipping costs are relatively small as they are generally borne by suppliers.

We anticipate that our cost of sales over the next few quarters will continue to increase as we implement our expansion plan, open new stores and increase the volume of merchandise we sell.

Gross Profit

Gross profit, or total revenues minus cost of sales, was approximately $32.8 million for the first nine months of 2009, representing an increase of $11.5 million, or 54.1%, from approximately $21.3 million for the first nine months of 2008. This increase was due primarily to increased sales volume, which resulted from the opening of new stores and an increase in comparable store sales.

Our gross profit as a percentage of total revenues, or “gross margin,” decreased to 18.6% for the first nine months of 2009 from 23.5% for the first nine months of 2008. This decrease in gross margin is due to an increase in promotional price reductions incurred as part of our competitive strategy. We believe that our gross margin is likely to be between 18.0% and 20.0%, over the next few business quarters. The main reason for the expected decline is that our expansion plan calls for us to open a large number of new stores. New stores tend to be less profitable during their early months of operation. In addition, China’s retail industry in general, and its supermarket industry in particular, are becoming more competitive every year. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

Selling Expenses

Selling expenses, which principally include promotional, marketing and advertising expenses, and also include rental payments, were approximately $18.4 million for the first nine months of 2009, representing an increase of $8.1 million, or 79.2%, from approximately $10.3 million for the first nine months of 2008. This increase was due primarily to marketing expenses relating to promotional and marketing events during the first nine months of 2009, especially for the New Year and Chinese New Year holidays, the Labor Day and the

National Day. We anticipate that marketing expenses will continue to increase over the next several quarters as we implement our expansion plan, open new stores, increase our sales volumes and increase our advertising activities.

Selling expenses as a percentage of net sales decreased to 10.5% for the first nine months of 2009, compared to 11.4% for the first nine months of 2008, due to the fact that net sales increased faster than selling expenses.

General and Administrative Expenses

General and administrative expenses, which include salaries for headquarter management team and employees, rents and general overhead, were approximately $3.2 million for the first nine months of 2009, representing an increase of $1.2 million, or 58.9%, from approximately $2.0 million for the first nine months of 2008. The increase was due primarily to salaries we paid the new employees we recruited to build up our management team to an international standard in the first nine months of 2009.

As a percentage of total revenues, general and administrative expenses decreased to 1.8% for the first nine months of 2009 from 2.2% for the first nine months of 2008. This decrease generally indicates that our sales increased more than we spent on the salaries, rents and overhead we used to generate each dollar of revenue in the first nine months of 2009.

We anticipate that our general and administrative expenses, measured in terms of dollars, will grow over the next few business quarters. We believe that general and administrative expense as a percentage of total revenues will remain at the same level as we implement our expansion plan and open new stores, restructure our management to meet the requirements of an expanding enterprise, and make considerable investments in assessing, improving and modifying our reporting, compliance, internal-control and corporate-governance systems as is appropriate for a United States public company.

Income from Operations

Income from operations, which is calculated as gross profit minus both selling expenses and general and administrative expenses, was approximately $11.1 million for the first nine months of 2009, an increase of $2.1 million, or 23.3%, from approximately $9.0 million for the first nine months of 2008. This increase was primarily due to the increase in gross profit as described above.

Income from operations as a percentage of total revenues, or “operating margin,” was approximately 6.3% for the first nine months of 2009, compared to 9.9% for the same period during 2008. The decrease in operating margin is due to the decrease in our gross margin, described above, which outweighed the decrease in selling expenses and general and administrative expenses during the same period. We believe that our operating margin could continue to fall over the next several quarters as we pursue an aggressive expansion plan, causing our selling and general and administrative expenses to rise as our industry continues to become more competitive.

Other Expenses

On March 28, 2008, we expensed all $2.0 million of the transaction costs of our reverse merger and recapitalization transactions. These transaction costs include legal and investment banking fees, and stock issuance fees. The accounting treatment is in line with the SEC staff view on reverse acquisitions that an operating company’s reverse acquisition of a non-operating company having some cash be viewed as the issuance of equity by the accounting acquirer for the cash of the shell company, and therefore transaction costs may be charged directly to equity only to the extent of the cash received, while all costs in excess of cash received should be charged to expenses. The amount of cash held by the non-operating company at the time the reverse merger was consummated was immaterial.

Interest Expense

Interest expense for the first nine months of 2009 was $20,800, representing a decrease of $149,875, or 87.8%, from $170,675 for the first nine months of 2008. In the first nine month of 2009 we paid down our short-term borrowings with cash from operations and proceeds from the private placement completed on March 28, 2008.

Income Taxes

Provision for income taxes was approximately $3.0 million for the first nine months of 2009, compared to $2.3 million for the first nine months of 2008. Our income tax rate was reduced from 33% to 25% effective January 1, 2008, due to changes in PRC tax laws. We do not expect further reductions in our income tax rate.

Net Income

Net income for the first nine months of 2009 was approximately $8.3 million, representing an increase of $3.6 million, or 78.2%, from approximately $4.7 million for the first nine months of 2008. The increase is primarily due to the increase in revenue from our increased sales and the reduction in our tax rate described above. Because we expect our total revenues to grow over the next several quarters as we increase the number of stores we operate, we expect our net income to grow as well during that time, in spite of the increasing costs of expansion.

Net income as a percentage of total revenues, or “net profit margin,” was approximately 4.7% for the first nine months of 2009, compared with 5.2% in the first nine months of 2008. This decrease is primarily attributable to the net margin decrease described above. We believe that our net profit margins could remain at 4% – 6% over the next several quarters, because our costs are anticipated to increase commensurate with our revenues as we execute our expansion plan and promotion strategy in the new local retail markets that we enter.

2008 Compared with 2007

The following table sets forth our operating results for the years ended 2008 and 2007.

	2007	2008
Revenues:
Direct sales	$90,464,198	$157,841,011
Other operating income	1,908,614	3,640,342
Total revenues	92,372,812	161,481,353
	92,372,812	161,481,353
Cost of sales	(73,597,592)	(127,172,246)
Gross profit	18,775,220	34,309,107
Selling expenses	(8,620,735)	(16,558,820)
General and administrative expenses	(1,303,130)	(3,249,506)
Income from operations	8,851,355	14,500,781
Transaction costs of reverse merger	—	(1,976,470)
Interest income	58,641	272,551
Interest expenses	(169,375)	(240,330)
Other expenses	—	(2,990)
Other income – government grant	39,385	—
Income before income taxes	8,780,006	12,553,542
Income taxes	(2,997,615)	(3,556,474)
Net income	5,782,391	8,997,068

As of December 31, 2008 we had 28 supermarkets and two department stores compared to 19 supermarkets and one department store as of December 31, 2007.

	December 31, 2007	December 31, 2008
Number of supermarket stores open and operating	19	28
Number of department stores open and operating	1	2

Revenues

Total revenues for 2008 was approximately $161.5 million, representing an increase of $69.1 million, or 74.8%, compared with total revenue of approximately $92.4 million for 2007. Retail sales revenue comprised 97.7% and 97.9% of total revenues in 2008 and 2007, respectively, but also includes other operating income (described below). The increase in retail sales revenue accounted for approximately 97.5% of the increase in our total revenues from 2008 to 2007.

Retail Sales Revenue

Retail sales revenue for 2008 was $157.8 million, representing an increase of $67.4 million, or 74.5%, from approximately $90.5 million for 2007. Approximately $17.0 million, or 25.0%, of that $67.4 million increase was due to sales from the 10 new stores opened during 2008. Of this $17.0 million, approximately $3.1 million was attributable to the four stores acquired during 2008, three of which re-opened in November and one of which re-opened in December. Approximately $50.3 million, or approximately 75.0%, of the $67.3 million increase was due to an increase in comparable store sales. Comparable stores are stores that were open for at least one year before the beginning of the comparison period, or by January 1, 2007. Those 19 stores generated approximately $134.6 million in 2008, an increase of $50.5 million, or approximately 60.0%, compared with the approximately $84.5 million of revenue generated in 2007.

Other Operating Income

The portion of our total revenues that is not retail sales revenue (2.3% in 2008 and 2.1% in 2007) is other operating income. Other operating income for 2008 was approximately $3.6 million, representing an increase of $1.7 million, or 89.5%, compared with $1.9 million for 2007. Income from renters was approximately $2.7 million in 2008, representing an increase of $1.1 million, or 68.8%, from $1.6 million in 2007. The increase is due primarily to increases in the rents we charge to lessees in our stores. The increase accounts for approximately 63.5% of the total increase in other operating income. Income from suppliers and concessionaires was approximately $983,000 for 2008, representing an increase of $632,000 or 180.0%, from approximately $351,000 for 2007. The increase accounts for approximately 36.5% of the total increase in other operating income.

Income from suppliers came from the following sources:

•	Fees paid to us in connection with merchandise administration and management services we provide to vendors (approximately $119,000 in 2008 and $26,000 in 2007). This increase was due to our increase in sales volume, and did not have a significant effect on our financial results.
•	Savings relating to transportation, which were approximately $387,000 in 2008 and $250,000 in 2007.

Cost of Sales

Our cost of sales for 2008 was approximately $127.2 million, representing an increase of $53.6 million, or 73.0%, from approximately $73.6 million for 2007. The increase in cost of sales was due to the increased sales volume. Our cost of sales consists almost entirely of the cost to us of the merchandise we sell, and also includes a small amount, generally less than 1%, relating to costs of packaging and shipping our merchandise to our stores. Packaging and shipping costs do not account for a greater portion of our cost of sales as they are generally borne by our suppliers.

Gross Profit

Gross profit, or total revenues minus cost of sales, was $34.3 million for 2008, representing an increase of $15.5 million, or 82.7%, from approximately $18.8 million for 2007. This increase was due primarily to the greater sales volume, and therefore greater profits achieved in 2008.

Our gross profit as a percentage of total revenues, or “gross margin,” rose from approximately 20.3% for 2007 to 21.2% for 2008. This increase in gross margin represents an increase in the efficiency of our operations, which we believe was due largely to the increased profitability in 2008 of the one new store we opened in 2007. The increase was also due, to a lesser extent, to our selling a greater volume of merchandise with relatively high profit margins, such as fresh foods.

Selling Expenses

Selling expenses were approximately $16.6 million for 2008, representing an increase of $7.9 million, or 92.1%, compared with approximately $8.6 million for 2007. This increase was due primarily to increased marketing expenses relating to the 10 new stores we opened in 2008 and, to a lesser extent, to an increase in rent expenses for those stores, whose first full year of operation was 2008.

Selling expenses as a percentage of total revenues were 10.3% for 2008, compared with 9.3% for 2007. This increase represents an increase in proportion of advertising expenses we incurred to generate each dollar of revenue in 2008. We believe the increase was the result of increased promotional activity in 2008 in all of our stores and reflects the costs of maintaining and expanding market share in the increasingly competitive supermarket industry in China.

General and Administrative Expenses

General and administrative expenses were approximately $3.2 million for 2008, representing an increase of $1.9 million or 146.0%, from approximately $1.3 million for 2007. The increase was due primarily to salaries paid to new employees we recruited to staff our stores opened in 2008 and manage our growing business. As a percentage of total revenues, general and administrative expenses increased to 2.0% for 2008 from 1.4% for 2007. This increase indicates that we spent slightly more on the salaries, rents and overhead that we used to generate each dollar of revenue in 2008.

Income from Operations

Income from operations was approximately $14.5 million for 2008, an increase of $5.6 million, or 63.8%, from approximately $8.9 million for 2007. This increase was primarily due to the increase in gross profit described above. Income from operations as a percentage of total revenues, or “operating margin,” was approximately 9.0% for 2008, compared to 9.6% for 2007. This decrease represents a slight increase in our cost of generating each dollar of revenue in 2008, which we believe reflects the increasing costs of competing in our industry in China, as discussed above.

Transaction Costs of Reverse Merger

On March 28, 2008, we expensed all of the transaction costs of approximately $2.0 million in relation to our reverse merger and recapitalization transactions. These transaction costs include legal and investment banking fees, and stock issuance fees. The accounting treatment is in line with the SEC Staff View on Reverse Acquisitions that an operating company’s reverse acquisition with a non-operating company having some cash be viewed as the issuance of equity by the accounting acquirer for the cash of the shell company, and therefore transaction costs may be charged directly to equity only to the extent of the cash received, while all costs in excess of cash received should be charged to expenses. The amount of cash held by Forme Capital, Inc. at the time the reverse merger was consummated was immaterial.

Interest Expense

Interest expense for 2008 was $240,330, representing an increase of $70,955, or 41.9%, from $169,375 for 2007. The increase was due to an increase in our short-term borrowings, which we used to meet the increased demands for working capital in connection with our opening of 10 new stores in 2008. As a percentage of total revenues, net interest expense decreased to 0.15% for 2008 from 0.18% for 2007, due to part of the short-term borrowing we returned in 2008.

Other Income

We had no other income in 2008. Other income for 2007 was $39,385 and consisted of a government grant.

Income Taxes

Provision for income taxes was approximately $3.6 million for 2008, compared to $3.0 million for 2007. Effective January 1, 2008, due to changes in PRC tax law our income tax rate was reduced from 33% to 25%. As a result our provision for income taxes increased slightly despite a large increase in income before income taxes in 2008 compared to 2007.

Net Income

Net income for 2008 was approximately $9.0 million, representing an increase of $3.2 million, or 55.6%, from approximately $5.8 million for 2007. The increase is primarily due to the increase in revenue from our increased sales and the reduction in our tax rate described above.

Net income as a percentage of total revenues, or “net profit margin,” was approximately 5.6% for 2008, compared with 6.3% for 2007. This decrease is primarily attributable to both an increase in selling expenses and general and administrative expenses as described above.

Liquidity and Capital Resources

We generally finance our business with cash flows from operations and short-term bank loans. The large-scale capital expenditures relating to our current expansion plan was funded by the private placement that closed March 28, 2008 and funds from operations.

Our working capital requirement consists mainly of inventory, salaries, operating overhead (including auxiliary materials and utilities) and finance expenses. Inventory accounts for the majority of our working capital. Our working capital requirements may be influenced by many factors, including cash flow, competition, our relationships with suppliers, and the availability of credit facilities and financing alternatives, none of which can be predicted with certainty. We have a revolving credit facility of 37 million RMB (approximately $5.4 million) with Daqing City Commercial Bank.

Our 2008 expansion activities were financed primarily by the $13.5 million of net proceeds we received from the private placement that closed on March 28, 2008. In addition, the purchase price for the stores acquired during 2008 were funded in part with funds from operations. In the first nine months of 2009, we opened four stores and six stores were under construction. This was funded with funds from the net proceeds we received from the private placement, bank loans and from funds from operations. We plan to open three additional supermarkets in 2009 that will have, in the aggregate, approximately 11,400 square meters of retail space and one additional distribution center that will have approximately 19,600 square meters of space. We are also making improvements to our logistics and information systems to support our supermarkets and department stores. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from this offering. If we are unable to obtain financing needed in the future on a timely basis and with acceptable terms, we will not be able to fully implement our expansion plan. In such a situation, our ability to expand would be entirely dependent on funds generated from operations and our financial position, competitive condition, growth and profitability may be adversely affected.

We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations and available borrowings under bank lines of credit.

Cash from Operating Activities

First Nine Months of 2009 Compared With First Nine Months of 2008

Net cash generated from operating activities for the first nine months of 2009 was approximately $15.2 million, representing an increase of $4.8 million, or 46.2%, from approximately $10.4 million for the first nine months of 2008. The increase was due primarily to the $3.6 million increase in net income and the increase in accounts payable that resulted from having more favorable payment terms with suppliers and the cash card payments we received from customers within the first nine months of 2009.

2008 Compared With 2007

Net cash generated from operating activities for 2008 was approximately $18.7 million, representing an increase of $13.3 million, from approximately $5.4 million generated from operating activities for 2007. The increase was due primarily to the increase in accounts payable in 2008. We opened 10 additional stores during 2008. Our accounts payable increased due to the extended terms we were able to obtain from our vendors due to our increased bargaining power.

Analysis and Expectations

Our net cash from operating activities fluctuates significantly due to changes in our accounts payable, cash card and coupon liabilities and other receivables such as those described just above. Other factors that may vary significantly include the amounts of other payables, advances to suppliers and prepayments of general expenses and our income taxes. The table below provides figures for the past two years and also for the nine months ended September 30, 2009, and shows that net cash flow from operating activities increased significantly in 2008 and also increased during the nine months ended September 30, 2009.

	2007	2008	September 30, 2009
Net cash from operating activities	$5,417,099	$18,661,267	$15,239,968

Looking forward, as we implement our expansion plan over the next several quarters, we expect the net cash we generate from operating activities to continue to fluctuate as our inventories, other receivables, accounts payables and the other factors described above, change with the opening and operation of new stores. These fluctuations could cause net cash from operating activities to fall, even if, as we expect, our net income grows as we expand. Although we expect that net cash from operating activities will rise over the long term, we cannot predict how these fluctuations will affect our cash flows in any particular quarter.

Under our expansion plan, in 2009, we opened four new stores that have, in the aggregate, approximately 20,000 square meters of space and, in 2008, we opened 10 new stores that have, in the aggregate, approximately 50,000 square meters of retail space. We plan to open three additional supermarkets in 2009 that will have, in the aggregate, additional space of approximately 11,400 square meters of retail space and one additional distribution center which will have approximately 19,600 square meters of space. We are also making improvements to our logistics and information systems to support our supermarkets and department stores. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from this offering.

Cash from Investing Activities

First Nine Months of 2009 Compared With First Nine Months of 2008

Net cash used in investing activities for the first nine months of 2009 was approximately $4.1 million, an increase of $2.2 million from approximately $1.9 million for the first nine months of 2008. Nearly all of this cash was used for plant and equipment expenses.

2008 Compared With 2007

Net cash used in investing activities for 2008 was approximately $24.5 million, an increase of $23.1 million from approximately $1.4 million for 2007. Approximately $19.6 million of this was used for the acquisition of the five new stores acquired in 2008 and approximately $3.8 million was used for the acquisition of new plant and equipment. These investments were financed primarily by the $13.5 million of net proceeds we received from the private placement that closed March 28, 2008 as well as from funds from operations.

Analysis and Expectations

Our net cash used in investing activities can fluctuate significantly due to changes in our plant and equipment expenses for new stores and the amounts of our lease prepayments. The table below provides figures showing a significant increase in 2008.

	2007	2008	September 30, 2009
Net cash used in investing activities	$1,427,839	$24,528,810	$4,113,932

Our investing activities are likely to consume greater amounts of our cash over the next several quarters as our opening of new stores (whether through acquisitions or organically) causes our plant and equipment expenses to increase. This consumption of cash will be offset by our efforts, to the extent we are successful, to obtain additional financing.

Cash from Financing Activities

First Nine Months of 2009 Compared With First Nine Months of 2008

Net cash used by financing activities for the first nine months of 2009 was approximately $2.2 million, which was the result of paying back bank loans.

Net cash provided by financing activities for the first nine months of 2008 was approximately $12.6 million, which was the result of our raising net proceeds of $13.5 million from the private placement transaction, which closed on March 28, 2008, partially offset by our repayment of $2.8 million of bank debt in the first half of 2008.

Loans.  We had no outstanding short-term bank loans on September 30, 2009, compared with $2.2 million as of September 30, 2008. As we expand over the next several quarters, we anticipate that our working capital needs will increase, and we may need to increase our short-term bank borrowing.

As of September 30, 2009 and as of the date of this prospectus, we have credit lines of up to RMB 37 million (approximately $5.4 million). We believe that this credit line is sufficient for our working capital needs over the next several quarters.

2008 Compared With 2007

Net cash provided by financing activities for 2008 was approximately $12.6 million, the result of our raising net proceeds of $13.5 million from the private placement transaction, which closed on March 28, 2008, which was partially offset by our repayment of $2.8 million of bank debt in the first half of 2008. In 2007, we repaid our bank loan for $517,465, which generated negative cash flows from financing activities.

Loans.  The balance of our outstanding short-term bank loans on December 31, 2008 was approximately $2.2 million, compared with $2.7 million as of December 31, 2007. The outstanding short-term bank loan on December 31, 2008 was repaid in February 2009. As of September 30, 2009, we had no outstanding short-term bank loans. As we expand over the next several quarters, we anticipate that our working capital needs will increase, and as a result we may need to increase our short-term bank borrowing.

As of December 31, 2007, we had a credit line of up to RMB 50.0 million (approximately $6.84 million).

Analysis and Expectations

The variability of our net cash generated from or used in financing activities over the last two years and for the nine-month period ended September 30, 2009 is presented in the table below, which shows that our financing activities generated significant cash in 2007, provided an even larger amount of cash through a private placement in 2008 and used a significant amount of cash in the first nine months of 2009.

	2007	2008	September 30, 2009
Net cash provided/(used) by financing activities	$2,100,509	$12,627,365	$(2,192,178)

The proceeds of the private placement that closed March 28, 2008 caused our cash provided by financing activities in 2008 to be significantly higher than in 2007. If our expansion proceeds as we expect in 2009, our cash provided by financing activities in 2009 will increase significantly in comparison to the cash provided by financing activities in 2008. If we are unable to expand as we expect in 2009 and do not raise significant outside financing, our bank loan repayments could cause our financing activities to use cash as opposed to generating cash.

Future Cash Commitments

Under our expansion plan, in 2009, we opened four new stores that have, in the aggregate, approximately 20,000 square meters of space and, in 2008, we opened 10 new stores which have, in the aggregate, approximately 50,000 square meters of space. Six of the stores opened in 2008 were opened by us and four of the stores were opened through the acquisition of existing businesses by us. Under our expansion plan, we plan to open three additional supermarkets in 2009 that will have, in the aggregate, approximately 11,400 square meters of retail space and one additional distribution center that will have approximately 19,600 square meters of space. In 2010, we plan to open hypermarkets and additional supermarkets and department stores having, in the aggregate, approximately 120,000 square meters of space. We are also making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from this offering.

As of September 30, 2009, we had cash and cash equivalents equal to approximately $26.7 million, a decrease of $6.5 million or 19.6%, compared to $33.2 million as of September 30, 2008. The decrease is primarily due to net proceeds of approximately $13.5 million that we received from our private placement transaction in the first quarter of 2008, while we did not complete any financing yet in 2009.

As of December 31, 2008, we had cash and cash equivalents equal to approximately $19.3 million, an increase of $8.6 million or 79.5%, compared to $10.7 million as of December 31, 2007. Approximately $13.5 million was due to the net proceeds received from our private placement transaction in 2008 and approximately $6.6 million was primarily attributable to the greater cash and cash equivalents we had at the beginning of 2008 compared to the beginning of 2007, as well as the greater net cash provided by operating activities in 2008.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, and there are no such arrangements that have or are likely to have a current or future effect on our financial condition.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments. See Note 1 to our consolidated financial statements, “Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Method of Accounting

We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. Accounting policies adopted by us conform to U.S. GAAP and have been consistently applied in the presentation of financial statements.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

Economic and Political Risks

Our operations are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Our operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Revenue Recognition

Revenue represents the purchase price of goods sold, recognized upon the delivery of goods to customers at the point of sale, generally at the checkout counter. We generally recognize revenue at the time of sale, when goods are delivered to the customer and cash is received and recorded by our employees. In addition to cash payments, we receive payments by bank debit card, for which we also recognize revenue at the time of sale. We also receive payments by a pre-paid Company cash card, which represents a cash account that the customer has funded prior to the sale. Revenue from cash cards is recognized at the time the customer funds the card account. We do not accept any other method of payment and we do not deliver goods on credit.

Customers have a general right to return spoiled or defective products. Under PRC law, the suppliers of these goods are required to reimburse the Company for the purchase price that we have refunded to the customer. Management has not made allowance for estimated sales returns because they are considered immaterial based on the Company’s experience.

In recognizing revenue, we assume that the currency we receive from customers is valid legal tender in the PRC, that our cash card accounts have been properly funded and our electronic record-keeping system has not been tampered with or malfunctioned, that we will not inadvertently sell significant amounts of defective or spoiled goods, and that our suppliers will comply with their obligations under PRC law to reimburse us for the purchase price that we have refunded to customers for defective or spoiled goods. If any of these assumptions prove to be incorrect, we could have to restate our revenue. In our operating history as of the date of this prospectus, none of these assumptions has been incorrect.

Land Use Rights

Under PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives typically range from 30 to 40 years, and are determined to be the term of the land use right.

Property, Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of plant and equipment are as follows:

Buildings	30 – 40 years
Shop equipment	6 years
Office equipment	5 years
Motor vehicles	8 years
Car park	43 years
Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the asset. Our principal long-lived assets are our property, plant and equipment assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

The Company did not recognize any impairment loss in 2007, 2008 or the nine-month period ended September 30, 2009. Competitive pricing pressure and changes in interest rates, could materially and adversely affect our estimates of future net cash flows to be generated by our long-lived assets.

Inventories

Inventories consisting of finished goods, materials on hand, packaging materials and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Management regularly evaluates the composition of its inventory to identify slow-moving and obsolete goods to determine if write-downs are required. Obsolete goods include inventory lost due to employee theft, shoplifting, administrative error and vendor fraud, or “inventory shrink.”

Changes in sales volumes due to unexpected economic or competitive conditions could materially affect the adequacy of these write-downs. We have never had to retroactively amend or restate our inventory figures.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain bank accounts only in the PRC.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

On October 15, 2009, we dismissed Albert Wong & Co. (“Albert Wong”), as our independent registered public accounting firm. The reports of Albert Wong on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent accountants was approved by our Audit Committee on October 14, 2009.

During our two most recent fiscal years and through October 16, 2009, the date of filing our Current Report on Form 8-K announcing the dismissal of Albert Wong, we have had no disagreements with Albert Wong on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Albert Wong, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

Albert Wong has provided us with a letter addressed to the SEC stating that it agreed with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K, which was filed with the SEC on October 16, 2009.

On October 16, 2009, we appointed BDO Guangdong Dahua Delu CPAs, LLP (“BDO”) as our new independent registered accounting firm. The appointment of BDO was approved by our Audit Committee on October 14, 2009.

INDUSTRY OVERVIEW

We operate in the supermarket industry in China, which is a part of the country’s retail trade sector. We believe the PRC retail market has benefited from compelling industry fundamentals, including rapid economic growth, accelerating urbanization and increasing disposable income among urban households.

Growth of the PRC economy

China’s economy has grown significantly over the past three decades. According to the National Bureau of Statistics of China, a PRC governmental agency, China’s economy has been experiencing consistent growth with nominal gross domestic product (the “nominal GDP”) growing from approximately $1.9 billion in 2004 to approximately $4.4 trillion in 2008. The nominal GDP per capita increased from approximately $1,490 to approximately $3,267 during the same period. According to the International Monetary Fund (the “IMF”), the nominal GDP per capita is projected to further increase to approximately $5,663 by 2013.

Nominal GDP and Nominal GDP per capita
in the PRC, 2004-2013 (Estimate)

Source: Historical data converted into US$ from RMB with an exchange rate of $1 = RMB 6.8493, the exchange rate on June 30, 2009: National Bureau of Statistics of China; projected data: IMF.

Accelerating Urbanization Trend

Urbanization has accelerated in China as a result of the country’s rapid economic growth. The urban population has increased dramatically as people from rural and less developed areas migrate to cities in search of better jobs and higher living standards. Across China, cities have expanded their boundaries to accommodate this migration. During the period between 2004 and 2008, the total urban population in China increased by approximately 63.9 million, or approximately 11.8%. In 2008, the total urban population was approximately 606.7 million and accounted for approximately 45.7% of the total population.

Urban Population and Urbanization Rate in the PRC, 2004-2013 (Estimate)

Source: Historical data: National Bureau of Statistics of China; projected data: Frost & Sullivan, a business research and consulting firm.

Disposable Income Growth of Urban Households

The growth of the urban population has been accompanied by rising income levels of urban households. According to the National Bureau of Statistics of China, the annual per capita disposable income of urban households in the PRC increased from approximately $1,138 in 2004 to approximately $2,271 in 2008, a compound annual growth rate of approximately 18.9%. According to Frost & Sullivan, the annual per capita disposable income of urban households in China is projected to increase to approximately $3,785 in 2013.

Annual per capita Disposable Income
of Urban Households in the PRC, 2004-2013 (Estimate)

Source: Historical data: National Bureau of Statistics of China; projected data: Frost & Sullivan

Strong Retail Growth

A growing middle class, combined with an increasing affluence and purchasing power of urban consumers have driven the rapid development of the retail sector in China. Consumer spending, as measured by the total value of retail sales of consumer goods, has grown from approximately $719.0 billion in 2004 to approximately $1.6 trillion in 2008, a compound annual grown rate of approximately 21.4%. According to Frost & Sullivan, the total retail sales value is projected to further increase to approximately $2.8 trillion by 2013.

The Retail Sales of Consumer Goods in the PRC, 2004-2013 (Estimate)

Source: Historical data: National Bureau of Statistics of China; projected data: Frost & Sullivan

Format of Retail Operations in the PRC

To meet the different consumption needs of customers, retailers in China have established store formats which are differentiated by location, size, target customers, types of merchandise and operating style. The primary formats that have been established include department stores, supermarkets, hypermarkets, convenience stores, specialty or franchise stores and warehouse markets.

We currently operate under three formats, namely supermarkets, hypermarkets and department stores. A supermarket offers various daily necessities on a self-service basis. A hypermarket is similar to a supermarket but has a larger operating scale. A department store is a large retail outlet in a building complex which offers various goods through its various sales departments. Some of the key features of these formats are set forth in the below table:

Key Features of Different

Format	Typical Location	Typical Size	Typical Merchandise	Services and Facilities
Supermarket	Residential and commercial areas, reachable by approximately 10 minutes’ walk	Around 1000 m2	Fast-moving household goods	Self-selection sales, daily business hours usually not less than 11 hours
Hypermarket	Suburban areas, near main traffic routes	Over 2,500 m2	Household goods, with emphasis on self-developed brands	Self-selection sales, parking lots available nearby
Department Store	Downtown, near main traffic routes	Over 5,000 m2	Household goods	Elegant decoration, counter and self-selection sales

Source: State Internal Trade Bureau, a PRC governmental agency: Opinion regarding standardization of retailing business classification — June 2004, available at http://www.people.com.cn/item/flfgk/gwyfg/1998/ 232101199809.htm

Northeastern China

Northeastern China, includes Heilongjiang, Jilin and Liaoning Provinces. The toal area of northeastern China is 793,300 square kilometers, or 13% of China’s geographic area, and has a population of 130 million, or approximately 9% of China’s population. In December 2007, a major economic-development plan for the three provinces of northeastern China, the “Plan for Revitalizing Northeast China,” was announced by an office of the PRC’s State Council. The plan calls for the PRC government to support the following kinds of economic development, among others, in northeastern China:

•	Expansions and renovations of transportation and energy infrastructure;
•	Modernization of agriculture;
•	Advances in technology; and
•	Improvements in commercial services.

We believe that the plan indicates a commitment by the PRC government to make economic development of northeastern China a high priority. We also believe that this development is likely to contribute to our financial results, for example, by making transportation of supplies and of customers less expensive.

BUSINESS

Overview

We are a regional supermarket chain that currently operates 31 supermarkets and two department stores in northeastern China and Inner Mongolia. Our supermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. We currently have one distribution center servicing our supermarkets.

We believe that we are the only supermarket chain in northeastern China and Inner Mongolia that is a licensee of the Independent Grocers Alliance, or IGA, a United States-based global grocery network with aggregate retail sales of more than $21.0 billion per year. As a licensee of IGA, we are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

Our expansion strategy emphasizes growth through geographic expansion in northeastern China and Inner Mongolia, where we believe local populations can support profitable supermarket operations, and where we believe competition from large foreign and national supermarket chains, which generally have resources far greater than ours, is limited. Our strategies for profitable operations include buy-side initiatives to reduce supply costs; focusing on merchandise with higher margins, such as foods we prepare ourselves and private label merchandise; and increasing reliance on the benefits of membership in the international trade group IGA.

We completed the initial steps in the execution of our expansion plan in March 2008, when we raised financing through the combination of our reverse merger and private placement. Under our expansion plan, we opened four new stores in 2009 that have, in the aggregate, approximately 20,000 square meters of space and 10 new stores in 2008 that have, in the aggregate, approximately 50,000 square meters of space. Six of the stores opened in 2008 were opened by us and four of the stores were opened through the acquisition of existing businesses by us. We plan to open three additional supermarkets in 2009 that will have, in the aggregate, approximately 11,400 square meters of retail space and one additional distribution center that will have approximately 19,600 square meters of space. In 2010, we plan to open hypermarkets and additional supermarkets department stores having, in the aggregate, approximately 120,000 square meters of space. We are also making improvements to our logistics and information systems to support our supermarkets. We expect to finance our expansion plan from funds generated from operations, bank loans and proceeds from this offering, and our long-term target is to open 200 stores over the next five years, including department stores, hypermarkets and supermarkets.

Our Competitive Advantages

We believe that our competitive advantages include our low prices, the quality of our meat and produce, our breadth of products, and the location of our stores.

The location of our stores is also essential to our competitiveness, and our current competition strategy focuses on locating our stores within the three provinces of northeastern China and the eastern region of Inner Mongolia. Within those areas, we try to locate our stores in small- and medium-sized cities where we expect to face limited competition from large foreign or national supermarket chains.

In addition to the competitive advantages described above, we believe we have specific and distinct advantages over our domestic and foreign competitors.

Compared with local supermarkets, we believe we have the following advantages:

•	Strong relationships with local suppliers;
•	Membership in the international trade group IGA, which provides access to purchasing discounts for packaged goods and access to IGA’s exclusive brands;
•	Superior management, especially in inventory management, information management systems, and sales and marketing programs;
•	A focus on human-resource management, including formal employee training programs; and
•	A management team with experience in the supermarket industry in the United States.

Compared with large foreign supermarkets, we believe we have the following advantages:

•	A familiarity with Chinese and local circumstances and culture, religion and customs, and a corresponding understanding of local customer needs and consumption patterns, which we believe are especially helpful in the areas of raw food and meat sales;
•	Our supermarkets are positioned within their respective markets as stores that provide goods and services at low prices in a manner that is convenient to our communities. By contrast, we believe that Wal-Mart and other foreign retailers are perceived in Daqing and other medium-sized cities in China as places for higher priced and more extravagant purchases;
•	Strong relationships with local suppliers; and
•	Certain advantages under Chinese law, such as the right to sell cigarettes, a right foreign competitors do not enjoy.

Business Strategy

Our strategy is to expand our current market share and to benefit from the anticipated growth in China’s retail industry. Our operating strategy consists of the following key elements:

•	Emphasizing growth through geographic expansion in China’s northeastern provinces and Inner Mongolia where there is an emerging market for our retail operations and we believe competition is limited.
•	Reducing cost of goods sold by (i) acquiring more merchandise directly from manufacturers, cutting out middlemen and distributors, and otherwise reducing supply costs, and (ii) relying more on the purchasing power of collective ordering of supplies through IGA.
•	Increasing our profit margins by (i) offering and selling more self-prepared foods, which have higher profit margins, including baked goods made in our bakery, and cooked meats such as fried chicken legs and roast chicken, and (ii) offering and selling more private label goods, which also have higher profit margins.

In 2008 and 2007, we acquired approximately 10.0% and 7.0%, respectively, of our merchandise directly from manufacturers (not including private label merchandise). We estimate that approximately 5.5% of our total revenue in 2008 was due to sales of self-prepared foods compared to approximately 2.0% of our total revenue in 2007.

Our goal is to bring our sales of these cost-saving and higher-margin categories of merchandise — direct-from-manufacturer, self-prepared food, private label and IGA-related — up to 20.0% of our total revenues. In addition to emphasizing sales of these categories, we also emphasize sales of other higher-margin items, such as fashionable clothing and cosmetics, and seasonal items like gloves, coats, sun-block and swimsuits.

Our Stores and Merchandise

Our stores are spread throughout northeastern China and Inner Mongolia with a concentration in Heilongjiang Province. The map below shows the location within Heilongjiang province of all of our current locations. The right side of the map depicts Heilongjiang Province; the left side depicts Daqing and its surrounding areas. Each retail location is indicated by a “QKL” mark; our distribution center is indicated by a red truck icon.

Map of locations — Heilongjiang Province and Municipality of Daqing

Our Supermarkets

Our supermarkets generated approximately 97.7% of our revenues in 2008 and 97.9% of our revenue in 2007. Our current supermarkets have a total area of approximately 135,000 gross square meters, which includes all rental space as opposed to retail space, with an average area of 2,235 square meters of retail space. The supermarkets share the same general format and sell from the same inventory, however the larger stores carry a greater variety of items than the smaller stores.

Our supermarkets are designed to provide our customers with quality merchandise at a low price and carry a broad selection of grocery, meat, produce, liquor and tobacco, clothing, household items, small electronics, jewelry and general merchandise.

Our supermarkets carry merchandise divided into three major categories: grocery, fresh food, and non-food items.

The table below sets forth our total revenues for our sales of grocery, fresh food and non-food items for the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009.

	Percentage of Total Revenues for the Year Ended December 31,		Percentage of Total Revenues for the Nine-Months Ended September 30,
	2007	2008	2009
Grocery	30.0%	34.2%	33.7%
Fresh food	54.1%	48.6%	47.1%
Non-food items	15.9%	17.2%	19.2%

Grocery items include:

•	Prepared or packaged foods, including instant foods, canned foods, packaged rice and wheat powder, and crackers and chips;
•	Bulk (unpackaged) grains including rice and ground wheat;
•	Bottled water and beverages;
•	Cigarettes; and
•	Certain non-food items such as cleaning products, cosmetics, and disposable razors.

Fresh-food items include:

•	Fresh raw meat, which we cut and package;
•	Cooked meats;
•	Fresh seafood;
•	Fresh bakery items, including breads, buns, dumplings, and other self-prepared foods;
•	Fresh noodles and pastas;
•	Fresh milk, yogurt, and eggs (supplied fresh every day); and
•	Packaged dumplings (supplied fresh every day).

Non-food items include all non-food items, except cleaning and cosmetic items included in grocery; specifically:

•	Clothing and shoes;
•	Books and stationery;
•	Bedding and home furnishings;
•	Small electronics and household use items like irons, electric shavers, hair dryers, massage machines; and
•	Office supplies, toys, sporting goods and other items.

Our target rate for loss due to spoilage and breakage of perishable and breakable items is 0.4% of total revenue. This was also our approximate rate of loss for spoilage and breakage in both 2007 and 2008.

Private Label

Some of the merchandise we sell in our supermarkets is made to our specifications by manufacturers, using a brand name used only by us. We refer to such merchandise as ”private label” merchandise. With private label merchandise, we entrust the manufacturer to make the product and to select the name and design. Under our agreements with the private label manufacturers, the private label manufacturers cannot sell the product to any other company. Average profit margins from private label products are typically 20%-30%, with certain products having a profit margin of 30-50%, and are generally higher than profit margins for other grocery items which are typically 12-13%.

Sales of private label merchandise represented approximately 5.0% and 3.0% of our total sales revenue for the nine-month period ended September 30, 2009 and 2008, respectively. In June 2008, we established a specialized department for designing and purchasing private label merchandise. Six full-time employees currently work in this department. We plan to increase the proportion of private label merchandise sold over the next several quarters. Our goal is to increase private label sales to 20% of our total revenues in the near future.

Our Department Stores

As of the date of this prospectus, we operate two department stores through QKL-China’s subsidiary, Daqing Qinglongxin Commerce & Trade Co., Ltd. (“QC&T”). Our department stores generated 1.1%, 1.2% and 1.0% of our total revenues in 2007, 2008 and the first six months of 2009, respectively. Our department stores are located in the same buildings as our supermarkets and are licensed to sell all of the non-food products sold by our supermarkets. Our department stores sell brand-name and luxury clothing and accessories, cosmetics, small electronics, jewelry, books, home furnishings, and bedding, and contain a movie theater and a traditional beauty salon.

Our first department store opened in September 2006 and is located in Ranghulu District of Daqing. It has a total area of 12,000 square meters, not including approximately 3,000 square meters occupied by our supermarket on the ground floor of the building.

On September 28, 2008, we opened a new supermarket store and a department store in Taikang, a city in Heilongjiang Province located approximately 30 kilometers from Daqing. It is the Company’s second unit comprised of a supermarket and department store. It occupies roughly 10,000 square meters of leased space (the supermarket is approximately 2,800 square meters and the department store is nearly 7,200 square feet) in the commercial center of the city.

Our department store business model is different from our supermarket business model. The department stores operate on a concession and rents basis, with the selling space occupied by retail partners who either sublet their space from, or pay concession fees for use of the space to, QC&T. We do not own any of the merchandise sold in the department stores and we do not directly receive the proceeds of the sales of merchandise in the department stores; instead, the merchandise is owned and revenue is collected by our retail partners. In 2008 and 2007, approximately 81.0% and 82.7%, respectively, of our department store revenue came from concession fees and approximately 19.0% and 17.3%, respectively, came from rents.

Our department store business model also differs from our supermarket business model, in that our retail partners conduct their own purchasing operations (in consultation with QC&T employees) and do not use our purchasing department. Our retail partners receive their merchandise by delivery from distributors and do not use our distribution center, delivery vehicles or logistics resources. Each of the three above-ground floors in each of the department stores (but not the ground floor, which houses a QKL-China supermarket) is occupied by a number of stores, each operated by a retail partner. Each floor has one floor manager who is employed by QC&T and who oversees the workings of that floor. The employees charged with the logistical operation of the stores are employees of our retail partners. Compared to our supermarket operations, our department store operations are simpler and are less demanding of our resources, including time and labor.

Our Distribution Center

We currently distribute grocery products to our supermarkets from our distribution center located outside of Daqing. Approximately 45.0% of the merchandise sold in our supermarkets is distributed through this facility, which is located, on average, approximately 60 kilometers from our stores. We plan to open a second distribution center in 2009 located in Harbin, a city in Heilongjiang Province, which will have approximately 19,600 square meters of space.

Size of Our Supermarkets

The table below sets forth the size of our stores in net square meters, which includes retail space as opposed to all rental space, and the average monthly sales per square meter of each of our supermarkets during 2007, 2008 and the first six months of 2009.

Store Number	Store Name	Date Opened	Retail Space Square Meters	Average Monthly Sales (In RMB, Thousands) per Square Meter, 2007	Average Monthly Sales (In RMB, Thousands) per Square Meter, 2008		Average Monthly Sales (In RMB, Thousands) per Square Meter, Six Months Ended September 30, 2009
1	Xincun Store	01/23/99	4,408	1,094	1,371		2,294
2	Longfeng Store	06/18/00	1,499	2,507	2,920		3,066
3	Chengfeng Store	05/12/01	2,706	1,418	1,644		14,722
4	Hengmao Store	11/16/02	1,906	2,691	3,141		3,465
5	Yixi Store	01/18/03	1,557	2,352	2,796		2,874
6	Wanbao Store	04/26/03	1,290	1,122	1,453		1,744
7	Xizhai Store(a)	06/28/03	3,118	1,707	2,295		—
8	Zhaoyuan Store	03/29/08	2,246	—	479		1,685
9	Zhaodong Store	12/07/03	1,669	2,254	3,151		2,886
10	Wanli Store	04/18/04	1,541	973	1,468		1,785
11	Hubin Store	12/25/04	1,163	648	1,049		1,773
12	Donghu Store	09/24/05	1,895	1,321	1,855		2,926
13	Yichun Store	01/23/06	3,160	1,236	1,522		1,267
14	Jixi Store	09/17/06	2,500	1,519	1,939	(1)	1,902
15	Acheng Store	05/20/06	4,035	1,518	2,436		1,817
16	Lusejiayuan Store	04/30/06	760	514	1,108		2,190
17	Jixi Store 2	03/29/07	1,720	1,666	1,955		1,570
18	Yixi Store 2	09/09/06	866	328	664		2,059
19	Harbin Store	12/27/06	2,370	543	1,245		1,626
20	Central Street Store	09/27/08	4,968	—	2,781	(2)	2,162
21	Suihua Store	07/12/08	1,883	—	1,223	(3)	2,305
22	Taikang Store	09/14/08	1,560	—	3,313	(4)	2,377
23	Zhaodong Dashijie	05/27/09	2,587	—	—		1,176
24	Lindian	04/01/09	2,196	—	—		1,549
25	Boli Store	12/21/08	4,045	—	433	(5)	1,059
26	Xinguangtiandi Store	04/28/09	2,066	—	—		1,201
27	Hailaer Store	12/28/09	4,606	—	3,113	(6)	1,276
28	Anda Store	11/22/08	1,595	—	2,962	(7)	2,844
29	Fuyu Store	11/29/08	1,630	—	3,303	(8)	2,215
30	Nehe Store	11/11/08	1,774	—	2,801	(9)	2,289
31	Shidai Lijing Store	06/21/03	110	344	616		1,077
32	Tongjian Store	09/30/09	2,115	—	—		138
	Average		2,240	1,356	1,835		2,365

(a)	This store has been temporarily closed for refurbishment and will re-open in the 4th quarter of 2010.

(1)	Opened on 03/18/07.
(2)	Opened on 07/12/08. This is an annualized number.
(3)	Opened on 09/30/08. This is an annualized number.
(4)	Opened on 07/12/08. This is an annualized number.
(5)	Opened on 12/21/08. This is an annualized number.
(6)	Opened on 12/28/08. This is an annualized number.
(7)	Opened on 11/22/08. This is an annualized number.
(8)	Opened on 11/29/08. This is an annualized number.
(9)	Opened on 11/11/08. This is an annualized number.

We generate a small percentage of our total revenues from rent or concession fees received in return for allowing third-party sellers to use our retail space in our department stores and our supermarkets. For the nine-month period ended September 30, 2009, approximately 2.0% of our total revenues were generated by concession fees and rents. In each of 2008 and 2007, approximately 1.7% of our total revenues were generated by concession fees and rents.

Recent Developments

Supermarket Store Openings

Tongjiang Store

On September 30, 2009, we opened one new supermarket in Tongjiang, a border city next to Russia in Heilongjiang province, approximately 800 kilometers from Daqing. The new store occupies approximately 4,000 square meters in a large shopping center in the commercial area in Tongjiang. More than 40,000 people in the rural area plus additional people from surrounding suburban areas may shop in our new store. The store carries more than 13,000 products in fresh food, groceries and nonfood items. Since the store only open for one day during the third quarter, meaningful sales data is not available yet.

Zhaoyuan Store

On March 24, 2008, we opened a new supermarket store in Zhaoyuan, a county in Heilongjiang Province near Daqing. The new supermarket was our 19th supermarket and our 21st retail location. The new store occupies approximately 5,600 square meters on three floors of leased space. The lease has a term of 10 years with annual rent of RMB 840,000 (approximately $122,721) for the first three years, RMB 893,750 (approximately $130,574) for the next three years, and RMB 947,500 (approximately $138,426) for the last four years. Our total investment in the store as of its opening day, including pre-opening expenses for construction, training and salaries, and administrative and related fees and other costs such as furnishings, decorations and equipment, was approximately RMB 7.2 million (approximately $1.0 million).

The county of Zhaoyuan has a population of over 400,000 people but had, prior to the opening of our store, no large supermarkets based on our own independent research. Our new store is located in a large (28,000 square meter) shopping mall in Zhaoyuan county.

Suihua Store

On July 12, 2008, we opened a new supermarket store in Suihua, a city in Heilongjiang Province, approximately 110 kilometers from the provincial capital, Harbin. The supermarket became our 20th supermarket and our 22nd retail location. The new store occupies approximately 4,600 square meters in a large commercial center in Suihua. The lease has a term of 10 years with annual rent of RMB 900,000 (approximately $131,517) per year. We hired 61 new employees and have relocated 17 existing employees from other stores to work in the Suihua store.

The city of Suihua has a population of approximately 300,000, and we believe that a much larger rural and semi-rural population lives close enough that they are also potential customers of the new store. Based on our own independent research, we believe that there are two other large supermarket stores in Suihua, and that they represent our only significant competitors there.

Taikang Store

On September 28, 2008, we opened a new supermarket store and a department store in Taikang, a county in Heilongjiang Province approximately 30 kilometers from Daqing. It is our second unit comprised of a supermarket and a department store. It occupies roughly 10,000 square meters of leased space (the supermarket is approximately 2,800 square meters and the department store is nearly 7,200 square meters) in the commercial center of the county.

The county of Taikang has a population of approximately 100,000. As the only modern supermarket in the area, we believe this store location has the potential to attract an additional 300,000 customers living in 15 adjacent villages.

Central Street Store

On September 30, 2008, we opened a new supermarket store in west Daqing. This supermarket is located in the commercial and residential center of Ranghulu district of Daqing. The supermarket occupies approximately 8,300 square meters on two floors of leased space and carries a wide variety of grocery, fresh food and non-food products. This location contains a higher percentage of non-food products, such as electronics and high-end apparel. Since the grand opening, the Central Street Store has averaged 7,000 transactions daily at a per-basket average that is approximately 30% higher than the Company’s average store.

The district of Ranghulu has a population of approximately 450,000.

Boli Store

On December 22, 2008, we opened a new supermarket store in Boli, a city in Heilongjiang Province, approximately 500 kilometers from Daqing. The new store occupies approximately 9,000 square meters in the commercial center in Boli.

The county of Boli has a population of approximately 120,000. Based on our own independent research, we believe that there are no other large supermarket stores in Boli.

Lindian Store

On April 1, 2009, we opened a new supermarket store in Lindian, a city in Heilongjiang Province, approximately 140 kilometers from Daqing. The new store occupies approximately 5,000 square meters in the commercial center of Lindian.

The county of Lindian has a population of approximately 80,000. Based on our own independent research, we believe there are no other large supermarket stores in Lindian.

Zhaodong Dashijie Store

On May 27, 2009, we opened a new supermarket store in Zhaodong, a city in Heilongjiang Province, approximately 115 kilometers from Daqing. The new store occupies approximately 6,000 square meters in the commercial center of Zhaodong. It is the second store the Company opened in Zhaodong city.

The city of Zhaodong has a population of approximately 230,000.

Acquisitions of Existing Businesses

Anda Store

On August 31, 2008, we entered into an agreement with Heilongjiang Longmei Commerce Co., Ltd. to acquire the business and all of the assets of a supermarket store located in Anda. The assets included the lease, the inventory and all licenses held. The transfer of the assets occurred on August 31, 2008. The Anda store occupies approximately 2,500 square meters in the largest commercial center in Anda. The purchase price of RMB 22.7 million (approximately $3.3 million), was paid in two installments: a deposit of RMB 100,000 (approximately $14,590) was paid prior to September 15, 2008 and the remaining balance was paid on October 8, 2008, the date of the completion of the transfer of the seller’s assets and the relevant government registration procedures regarding the change of the ownership.

On November 21, 2008, we reopened the Anda store. Anda is a city in Heilongjiang Province approximately 30 kilometers from Daqing. The city of Anda has a population of approximately 230,000. Based on our own independent research, we believe that there is only one other large supermarket store in Anda, which occupies approximately 2,300 square meters and represents our only significant competitor there.

Nehe Store

On September 30, 2008, we entered into an agreement with Nehe County Wanlong Commercial Building Co., Ltd, to acquire the business and all of the assets of a supermarket store located in Nehe. The transfer of the assets occurred on September 30, 2008. The assets included the lease, the inventory and all licenses held. The Nehe store occupies approximately 3,700 square meters of leased space in the commercial center in Nehe. The purchase price of RMB 16.8 million (approximately $2.5 million) was paid in two installments: a deposit of RMB 100,000 (approximately $14,590) was paid prior to October 15, 2008 and the remaining balance was paid on December 15, 2008, the date of the completion of the transfer of the seller’s assets and the relevant government registration procedures regarding the change of the ownership.

On November 11, 2008 we reopened the Nehe supermarket store. Nehe is a county in Heilongjiang Province approximately 280 kilometers from Daqing. It has a population of approximately 170,000. Based on our own independent rearch, we believe that our new store is the only modern supermarket in the area.

Fuyu Store

On October 31, 2008, we entered into an agreement with Fuyu County Xinshuguang Real Estate Development Co., Ltd. to acquire the business and all of assets of a supermarket store located in Fuyu. The assets included the lease, the inventory and all licenses held. The transfer occurred on October 31, 2008. The Fuyu store occupies approximately 2,700 square meters in a commercial center in Fuyu. The purchase price of RMB 17.4 million (approximately $2.5 million) was paid in two installments: a deposit of RMB 300,000 (approximately $43,769) was paid on October 31, 2008 and the remaining balance was paid on November 13, 2008, the date of the completion of the transfer of the seller’s assets and the relevant government registration procedures regarding the change of ownership.

On November 29, 2008, we reopened the Fuyu store. Fuyu is a city in Heilongjiang Province approximately 200 kilometers from Daqing. The city of Fuyu has a population of approximately 110,000. Based on our own independent research, we believe that there is only one other large supermarket store in Fuyu, which occupies about 1,200 square meters and represents our only significant competitor there.

Hailar Store

On October 31, 2008, we entered into an agreement with Hulunbeier Huahui Department Store Co., Ltd. to acquire the business and all of the assets of a supermarket store located in Hailar. The assets included the lease, the inventory and all licenses held. The Hailar store occupies approximately 11,800 square meters of space in the commercial center in Hailar. The purchase price of RMB 66 million (approximately $9.6 million) was paid in two installments: a deposit of RMB 300,000 (approximately $43,769) was paid prior to November 15, 2008 and the remaining balance was paid on December 5, 2008, the date of the completion of the transfer of the seller’s assets and the relevant government registration procedures regarding the change of the ownership.

On December 28, 2008, we reopened the Hailar store. Hailar is a city in Inner Magnolia approximately 600 kilometers from Daqing. The city of Hailar has a population of approximately 300,000. Based on our own independent research, we believe that there is no other large supermarket store in Hailar.

Xinguangtiandi Store

On September 30, 2008, we entered into an agreement with Daqing Xinguangtiandi Shopping Center Co., Ltd. to acquire the business and all of the assets of a supermarket store located in the Xinguangtiandi shopping center in Daqing. The assets included the lease, the inventory and all licenses held. The Xinguangtiandi store occupies approximately 3,700 square meters in a commercial shopping center in Daqing. The purchase price of RMB 13.8 million (approximately $2.0 million) was paid in two installments: a deposit of RMB 100,000 (approximately $14,590) was paid prior to October 15, 2008 and the remaining balance was paid on December 2, 2008, the date of the completion of the transfer of the seller’s assets and the relevant government registration procedures regarding the change of the ownership.

We reopened the Xinguangtiandi Store on April 30, 2009.

Renovations

Xizhai Store

We temporarily closed our Xizhai store in Daqing due to a renovation by the building’s landlord.

Our Equipment

The equipment we use in operating our business includes standard equipment for our industry, such as display cases, freezers and ovens, delivery trucks, and the computer hardware and software used in our electronic information, inventory and logistics system. All of our equipment is owned outright by us and was acquired by cash purchase.

Advertising and Publicity

We advertise in many ways, including direct-marketing circulars, local newspaper advertisements and coupons, membership cards and member promotions, and general promotions such as discounts and prize lotteries.

Our marketing and advertising activities are conducted by our marketing department, which staffs nine employees. The department’s responsibility covers a wide range of issues, including our brand strategy and brand promotion, sales promotion, design of advertising materials, design of décor of stores, and management of our club membership. They are also engaged in market and price investigation. We base our advertising on our analysis and observations of the market and our competitors. The head of the marketing department works closely with the purchasing department in determining purchasing and sales patterns.

Under contracts we have with our suppliers, our suppliers are responsible for the costs of all discounts and promotions.

Customers and Pricing

Our pricing strategy is to offer merchandise of a quality comparable to that of our competitors and at a competitive price.

In general, all customers pay the same price for our merchandise. However, the following discounts are available to some customers as part of our promotional marketing strategy.

•	We have a program where bulk buyers may receive discounts by negotiation, which currently has over 650,000 members. These discounts are typically up to 2.0% of our retail price, depending on what our annual gross margin targets allow. Sales to these customers represented less than 2.0% of our total revenues for 2008 and less than 1.0% of our total revenues for 2007.
•	Membership card holders may receive discounts on select products during promotional periods. Sales to these customers represented 26.0% of our total revenues in 2008 and less than 1.0% of our total revenues for 2007.

The rest of our customers, including large customers such as school cafeterias, pay our standard price.

Payment methods for customers include cash, bank cards, and two kinds of store cards: cash cards, which can be charged in advance and used as cash, and membership cards, which accumulate points and provide discounts.

In recent years, the pricing of our merchandise has changed as the price of our supplies has changed. For example, in 2007, the price of pork rose significantly and store prices rose correspondingly, until they were partially offset by government subsidies. The price of imported products, primarily including wine, beer and liquor, has changed as the RMB exchange rate has changed. We do not believe any price changes have had a significant effect on our business to date.

Suppliers

Our 10 largest suppliers of merchandise in 2008 were, from largest to smallest:

•	Daqing Huayao Economic and Trade Co., Ltd.;
•	Harbin Hongyang Economic and Trade Co. Ltd.;
•	Heilongjiang Cigarettes Company, Daqing Branch;
•	Harbin Pepsi Cola Co., Ltd.;
•	Daqing Liangjia Economic and Trade Co., Ltd.;
•	Daqing Yuanjian Economic and Trade Co., Ltd.;
•	Daqing Badier Economic and Trade Co., Ltd.;
•	Harbin Sheng Tong Food Sales Co., Ltd.;
•	Daqing Shaertu Dezhongyu Economic and Trade Co., Ltd.; and
•	Heilongjiang Yihou Tiancheng Economic and Trade Co., Ltd.

Customers have the right under PRC law to return defective or spoiled products to us for a full refund. Pursuant to the same law, our suppliers are required to fully reimburse us for these returns.

Choosing Suppliers

We typically have two or more suppliers for each product we sell. Even for special brands, including western beverages, we have several distributors from whom we can order. We choose among competing suppliers on the basis of price and the strategic needs of our business.

Shipping from Suppliers

We receive most of our merchandise from suppliers, which are often large distribution companies, which deliver goods by their own trucks sent either to our distribution center (in the case of grocery and non-food items) or directly to our stores (in the case of fresh food items).

We receive some merchandise direct from agricultural producers or manufacturers, which arrive by train or truck and ships to a convenient location where we transfer it to our delivery trucks. Our Daqing distribution center also receives train shipments directly into its main warehouse through train tracks on the premises.

Distribution to Our Supermarkets and Department Stores

For distribution from our distribution center to our supermarkets, we use our own trucks and follow a delivery schedule determined by our electronic information, inventory and logistics system.

Distribution to our department stores is arranged by our retail partners, as described under “Our Department Stores” above.

Pricing and Terms of Payment to Suppliers

We have three kinds of payment arrangements with our suppliers: cash payment, pre-payment and payment in arrears. The terms of these arrangements are negotiated individually with each supplier and formalized in written contracts.

Employees

As of September 30, 2009, we had approximately 3,400 employees, all of whom are full-time employees. Approximately 3,000 of our employees work in operations and approximately 400 work in management. We have signed standard labor employment contracts with all our employees, including our executive officers, with a standard term of two to five years, and we have an employee manual that sets forth relevant policies. We also hire temporary employees, typically for a term of three months.

Under each of our employment contracts, we are required to comply with applicable labor laws and are obligated to:

•	Provide a safe and sanitary working environment;
•	Provide regular breaks for employees;
•	Comply with mandated limits on each employee’s weekly working hours;
•	Obey applicable minimum wage standards;
•	Provide necessary training for technical or specialized tasks;
•	Make required payments to retirement, unemployment and medical insurance plans;
•	Provide 30 days’ notice of termination to an employee, except in special circumstances; and
•	Terminate an employee’s employment only for certain reasons, specifically, if the employee:
•	Proves unsuitable for employment during a probation period;
•	Seriously neglects employment duties, causing harm to our interests;
•	Forces us to terminate or amend a labor contract against our will by means of deception, coercion or taking advantage of difficulties experienced by us;
•	Simultaneously enters an employment relationship with another employer that seriously affects the employee’s ability to complete the tasks of the Company, or refuses to remedy the situation after we point out the problem;
•	Seriously violates our disciplinary policy; or
•	Is guilty of criminal acts and/or is subject to criminal prosecution.

Employee benefits include five state-mandated insurance plans:

•	Retirement insurance: We withhold a portion of each employee’s monthly salary, which is determined by the provincial government, and is generally 8.0%, and contribute to a pooled fund an additional amount determined by law, up to approximately 20.0% of the employee’s monthly salary.
•	Medical insurance: We withhold approximately 2.0% of each employee’s salary and contribute to a pooled fund an additional amount totaling approximately 6.0% of total payroll expense.
•	Unemployment insurance: We withhold approximately 1.0% of each employee’s salary and contribute to a pooled fund an additional amount totaling approximately 2.0% of total payroll expense.
•	Worker’s comp. insurance: We pay 5% of base amount salary of RMB 1,140 for each employee and contribute to a pooled fund. We don’t withhold employees’ salary for it;
•	Maternity insurance: We pay 0.7% of base amount of RMB 1,140 for each employee and contribute to a pooled fund. We don’t withhold employees’ salary for it.

In 2008 our average compensation per employee per month was RMB 1,084 (approximately $156) compared to RMB 1,218 (approximately $160) in 2007. The decrease resulted from our hiring additional employees, most of whom were lower skilled workers, in connection with the new stores opened during 2008 in cities that have a lower standard of living.

We also pay benefits in the form of social security insurance fees for each of our employees.

We have a system of human resource performance review and incentive policies that allow personnel reviews to be carried out monthly, quarterly or annually.

Training

We have a business school and training center at our headquarters in Daqing, which includes a lecture hall where we provide professional advancement and management courses, training in company policies and compliance with regulations, and lectures by outside members of the business community.

There are also monthly meetings with all the store managers, led by our CEO or COO. There are regional training conferences once per week, which provide opportunities for sharing experiences and improving our business performance, as well as for developing the skills and judgment of our store managers.

Intellectual Property

We have registered the name “Qingkelong” as a trademark in the PRC, details of which are set forth below:

Trademark	Certificate No.	Category	Owner	Valid Term
Qingkelong	No. 1995020	No. 35: “sales promotion (for others)”	Qingkelong	4/7/03 – 4/6/13

Insurance

Vehicle Insurance

We have a standard commercial vehicle insurance policy in place for all of our delivery trucks.

Comprehensive (“All-Risk”) Property Insurance

A number of comprehensive property insurance policies are held by us covering losses to our retail stores and distribution center. Our “all-risk” policies range in coverage amounts from RMB 270,000 (approximately $39,455) to RMB 51.6 million (approximately $7.5 million) at related premiums that range between RMB 51,639 (approximately $7,546) to RMB 270 (approximately $39), respectively, for the one-year periods they cover.

Public Liability Insurance

Each of our stores carries a public liability insurance policy, covering losses relating to claims of loss or damage due to injuries occurring on our premises. Our public liability policies typically have a coverage amount of RMB 2 million (approximately $292,261) and a premium of RMB 3,000 (approximately $438), with the exception of our Acheng store, which has a coverage amount of RMB 7.2 million (approximately $1.1 million) and a premium of RMB 7,212 (approximately $1,054), for the one-year periods they cover.

Research and Development Activities

We are not presently engaged in any research and development activities. However, for self-prepared products (e.g. baked goods), our fresh foods department and bakery department perform continuing market investigations in order to determine how other companies are making prepared foods and whether we can improve on those methods. Our cooking personnel and head chef work with the purchasing department to develop formulas for use in our stores.

Government Regulation of Our Operations

Our operations are subject to a wide range of regulations covering every aspect of our business. The most significant of these regulations are set forth below. In each case, we have passed the most recent required inspections and have received appropriate and up-to-date licenses, certificates and authorizations, as set forth in the next subsection of this prospectus.

•	Circular of State Administration of Industry and Commerce Concerning the Relevant Issues for the Administration of Registration of Chain Stores in effect on May 30, 1997, which sets forth the conditions for the establishment for chain stores and branches, and the procedures for applying for a business license.
•	Circular Concerning the Relevant Issues on the Management of Specific Goods by Chain Stores (collectively promulgated by PRC State Economic and Trade Commission, Ministry of Domestic

Trade, Ministry of Culture, Ministry of Posts and Telecommunication, General Administration of Press and Publication, State Administration for Industry and Commerce and State Tobacco Monopoly Bureau) in effect on June 25, 1997, which provides that chain stores must obtain a license from relevant government authorities for the management of specific goods, such as tobacco, pharmaceutical products, food products and audio-video products.
•	Relevant Opinions on the Promotion for the Development of Chain Stores, promulgated by PRC State Commission for Economic Restructuring and State Economic and Trade Commission, in effect on September 27, 2002, which provides relevant opinions on the promotion for the development of chain stores, such as simplifying the administrative approval procedures.

Approvals, Licenses and Certificates

We require a number of approvals, licenses and certificates in order to operate our business. We believe we are in compliance in all material respects with all laws relevant to the operation of our business.

Competition

Competitive Environment

The supermarket industry in China is intensely competitive, with many companies, both local and foreign, competing as retailers of food, groceries and other merchandise, using a variety of business strategies.

Our main competitors are local, regional and national chain supermarkets, and national and foreign chain retailers operating “big box” or hypermarket stores of the kind made famous by Wal-Mart and Carrefour. We also face competition from traditional street markets and markets where customers can purchase live poultry and fish, convenience stores, tobacco and liquor retailers, restaurants, specialty retailers and large drugstore chains.

We do not believe we currently face significant direct competition from China’s large national supermarket chains as we have decided not to compete in the areas in which they focus their operations, which are China’s biggest cities and surrounding suburbs-Shanghai, Shenzhen, Guangzhou, Beijing, and Chongqing-all areas outside of northeastern China and Inner Mongolia. Instead, we have decided to focus on China’s less-populated “second tier” and “third tier” cities and surrounding areas in northeastern China and Inner Mongolia, which we believe provide ample opportunity for expansion.

Among the large foreign supermarket chains currently doing business in China, we believe that Wal-Mart is currently our only significant direct competitor. This is also primarily due to our choice of store locations. Although Carrefour, Metro, Tesco and other foreign companies also operate in China and compete with local supermarkets in their locations, they do not have a significant number of stores in northeastern China or Inner Mongolia, where our stores are located. In addition, our expansion plan targets small and medium-sized cities and counties, which we believe are not being targeted by these large international retailers. We believe that these plans will allow us to avoid intense competition from these retailers.

Our Competitors — Domestic Supermarkets

We believe that the two supermarket companies listed below are our most significant direct domestic competitors based in China:

•	Dashang Supermarkets is a national supermarket chain consisting of approximately 70 supermarkets located in 30 cities across China. Its headquarters are located in Dalian City, Liaoning Province. The chain is managed by Dashang Group Co., Ltd., one of China’s largest retailers, which operates more than 60 medium- to large-sized retail outlets, including department stores, shopping malls and specialty stores. We believe that, as of the date of this prospectus, approximately nine of our stores compete directly with a Dashang supermarket.
•	Huachen Supermarkets is a local supermarket chain consisting of approximately 10 supermarkets. Its headquarters are located in Suihua City, Heilognijiang Province. Five of its stores are in the same city or county as ours competing directly with our stores.

Our Competitors — Foreign Supermarkets

Wal-Mart is the world’s largest retailer and has more than 200 stores and 70,000 employees in China. Of its China stores, nearly 100 are in its superight or hypermarket format, three are in its Sam’s Club format, two are in its neighborhood market format, and approximately 100 are operated under the name of its partially-owned PRC affiliate, Trust-Mart. We believe that approximately six of our stores compete directly with a Wal-Mart store.

National and foreign retailers have greater resources and a greater geographic range than we do, and their stores are often bigger (hypermarkets often have an area of 14,000 square meters of retail space, compared to the average 2,240 square meters of retail space of our stores), which may enable them to offer a greater variety of products. This may give them advantages in terms of pricing, ability to expand, advertising budgets, efficiencies in distribution, bargaining power, and other areas.

PROPERTIES

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which we sometimes refer to informally as land ownership. There are four ways of acquiring land use rights in the PRC:

•	Grant of the right to use land;
•	Assignment of the right to use land;
•	Lease of the right to use land; and
•	Allocation of the right to use land.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease and transfer the land within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike in western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user unless otherwise approved by the competent government authorities. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

We have land use rights to our headquarters and two other stores; we lease our 31 other retail locations and our distribution center. Most of our lease agreements have a typical term of 8 to 15 years, and most of our leased properties have a fixed rent based on a price per square meter, which cannot be raised during the term of the lease.

Our land use rights are set forth below:

Land Use Rights Acquired through Grants from Land Management Authority

Land No.	No. 1	No.2
Land Use Right Certificate No.	Daqing Guo Yong (2006) No. 001485	Daqing Guo Yong (2006) No. 001488
User of the Land	Qingkelong	Qingkelong
Location	North Building 3-23, East Jing Qi Street, Dongfeng Xincun Village	Building 3-36A East Jing Qi Street, Dongfeng Xincun Village, Sartu District
Usage	Commercial Use	Commercial Use
Area (square meters)	3193.70	34.30
Form of Acquisition	From related land authority	From related land authority
Expiration Date	2044-6-27	2044-6-27
Encumbrances	Mortgaged to Daqing Commercial Bank from June 18, 2009 to June 18, 2011	Mortgaged to Daqing Commercial Bank from December 12, 2008 to November 20, 2010.

Land Use Rights Acquired by Transfer

Land No.	No. 1	No.2	No.3
Land Use Right Certificate No.	Daqing Guo Yong (2008) No. 02-31415	Daqing Guo Yong (2008) No. 02-31383	Daqing Guo Yong (2008) No. 02-31396
User of the Land	Qingkelong	Qingkelong	Qingkelong
Location	No. 44 of Jingqi Street, Dongfeng Xincun, Sartu District	No. 44 of Jingqi Street, Dongfeng Xincun, Sartu District	Shangfu No.4 Building 7, Wanbao No. 2 Community Sartu District
Usage	Commercial Use	Commercial Use	Commercial Use
Area (square meters)	68.5	503.6	1,242.58
Form of Acquisition	Transferred Land	Transferred Land	Transferred Land
Expiration Date	2043-6-19	2043-6-19	2048-3-10
Encumbrances	None	Mortgaged to Daqing Commercial Bank from December 12, 2008 to November 20, 2010.	Mortgaged to Daqing Commercial Bank from December 12, 2008 to November 20, 2010.

*	There are mortgages on this land, which encumber the land use rights.

Owned Premises

	1	2	3	4
Certificate No.	Qing Fang Quan Zheng Sartu District Zi No. NA337278	Qing Fang Quan Zheng Sartu District Zi No. NA337270	Qing Fang Quan Zheng Sartu District Zi No. NA229912	Qing Fang Quan Zheng Sartu District Zi No. NA221332
Owner	Qingkelong	Qingkelong	Qingkelong	Qingkelong
Location	Shangfu No.4, Building 7, Wanbao No. 2 Community, Sartu District	No. 44 of Jing Qi Street, Dongfeng Xincun, Sartu District	No. 44 of Jing Qi Street, Sartu District	No.5, 6, 7, Ground Floor, 3-36A, Dongfeng Xincun, Sartu District
Category	Owned by Joint Stock Company	Owned by Joint Stock Company	Owned by joint stock company	Private
Area (square meters)	1,872.62	1,500	6,674.43	137.57
Encumbrances	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 4,369,010 from December 12, 2008 to November 20, 2010.	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 4,549,545 from December 12, 2008 to November 20, 2010	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 37,600,000 from June 18, 2009 to June 18, 2011	Mortgaged to Daqing Commercial Bank with the guaranty value of RMB 481,445 from December 12, 2008 to November 20, 2010

Leased Premises

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
1	Daqing Longfeng Shopping Center Company Limited	First Floor of Longfeng Shopping Center	5-1-2000 to 5-1-2010	200,000
*2	Daqing Hongyun Shopping Center	Department Store of Chengxin En Cum Second Community of Chengxin, Ranghu Road	2-1-2009 to 1-31-2010	400,000
3	Nonggongshang Branch of Transportation Company	Xizhai Market of Longnan Qiushi Road (2,650m2, additional 137 m2)	2003-2-15 to 2011-2-15	700,000 for year 1-2; 750,000 for year 3-6; 800,000 for year 7-8.
4	Hengmao Company of Daqing Oilfield	Cheng Bei Qi Street, Rang District, Daqing	2002-12-15 to 2010-12-15	350,000
5	Yixi Huayou Store	Operation Area, warehouse, three rooms for Office, West of Huayou Road, Yixi Xinghua Street, Longfeng District	2003-1-1 to 2013-1-1	270,000
*6	Petro China Daqing Petro Chemical Company	Second and third Floor of Yixi Huayou Shopping Center (1,620 m2)	2008-1-1 to 2018-1-1	300,000
7	Yigeng Property Management Company of Daqing Development Zone	Shidai Lijing Building 107# (135 m2)	2003-4-20 to 2011-4-20	Free for first 2 years,30,000 for last 6 years
8	Zhaodong Yibai Company Limited	South of Xinjian Yibai Building, Nanerdao Street, East of Zhengyang Street, Zhaodong	2004-1-1 to 2014-1-1	200,000
9	Haibo Zhao	Room 201, 2nd Floor, Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	20,000
10	Hui Hu	Room 326, 2nd Floor, Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	10,000
11	Yajuan Wu	No.15 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
12	Yajuan Wu	No.14 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
13	Yingtian Li	No.9 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
14	Shuzhi Liang	No.13 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
15	Runzhi Chen	No.10 (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
16	Xiaoguang Qin	No. (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000

*	No lease agreement provided.

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
17	Qing Xiao & Hong Xiao	No. (first and second floor), Building 1, Hubin Community, Sartu District	2005-1-1 to 2015-1-1	80,000
*18	Logistics Company of Daqing Oilfield	N0.7 Qinfen East Road, Sartu District, Daqing	2006-1-1 to 2010-12-31	252,000/year, (total fee: 1,260,000)
19	Daqing Beichen Real Estate Development Company Limited	First Floor of Lüse Jiayuan Guild Hall, Xuewei Road, Daqing (1,450.22 m2)	2005-12-1 to 2015-12-1	Free for first to third year and 114,300 for fourth to tenth year
20	Yichun Mengke Shopping Center	First Floor of Basement, Mengke Shopping Center No. 62, Tonghe Road, Yichun	2006-3-5 to 2021-3-5	Free for first year 200,000 for second year, 300,000 for third to fifth year, 400,000 for sixth to tenth year and 500,000 for eleventh to fifteenth year
21	Jixi Green Sea Consuming Goods Market	Ground Floor, Jixi Green Sea Square	2006-6-11 to 2016-6-11	700,000
22	Mengke Real Estate Development Company Limited	Buildings and facilities at Jiyuan Culture Square, Yanchuan South Street, ACheng	2006-8-20 to 2021-8-20	350,000 for first to fifth year, and 400,000 for sixth to tenth year, and 2,100,000 for the remaining years.
23	Guifen Zhao	Basement 1 of Dongfeng Garden 3, Donfeng Road, Jiguan District, Jixi (2,700 m2)	2007-1-1 to 2017-1-1	600,000
24	Daqing Factory for SINOFECT	Zone 8, Xinhua Village, Longfeng District (2,800 m2)	2006-12-14 to 2010-12-13	260,000
25	Heilongjiang Beidahuang Food and Oil Wholesale Company Limited	No. 41 Xiangdian Street, Xiangfang District, Harbin (2,950 m2)	2006-10-15 to 2016-10-14	720,000 for year 1-3, 735,000 for year 4-6, and 750,000 for year 7-10
26	Qiquan Zhou	Songjiang Mingzhu Shopping Center, West of Zhongyang St. Zhaoyuan County, Heilong jiang	2008-4-10 to 2018-4-09	84,000 for 1st to 3rd year; 89,375 for 4th to 6th year; 94,750 for 7th to 10th year

*	No lease agreement provided.

No.	Lessor	Location of Building	Term	Rent per Year (Yuan)
27	Suihua Fudu Construction and Installation Ltd.	Zhongxing East Road, Suihua No. 79-81 Zhongyang Blvd. Ranghu District, Daqing, China	2008-7-1 to 2018-6-30	800,000 for 1st to 3rd years, 850,000 for 4th to 6th,90,000 for 7th to 10th years.
28	Beiya Construction and Development Ltd. Of Qitaihe	Kanghua St. Boli County, Heilongjiang, China	2008-10-30 to 2023-10-30	110,000 for 1st to 5th year, 120,000 for 6th to 15th year.
29	Mo Xu	No. 78 Zhongyang Blud. Ranghulu District, Daqing	5-20-2008 to 6-20-2016	530,000 for 1st to 3rd year 580,000 for 4th to 8th year
30.	Shujun Wang	No. 78 Zhongyang Blvd. Ranghulu District, Daqing	5-20-2008 to 6-20-2016	530,000 for 1st to 3rd year 560,000 for 4th to 8th year
31.	Lexi xu	No. 78 Zhongyang Blvd. Ranghulu District, Daqing	6-20-2008 to 6-20-2016	540,000 for 1st to 3rd year 580,000 for 4th to 8th year
32.	Yusheng Cheng	No. 78 Zhongyang Blvd.Ranghulu District, Daqing	5-20-2008 to 6-20-2016	74,000 per year
33.	Alateng Shopping Center Co. Ltd.	Alateng Shopping Center	9-1-2008 to 8-31-2023	700,000
34.	Zhaodong Huafu Pharmaceutical Co. Ltd.	South of the Crossing between No. 9 Street and Zhengyang Street, Zhaodong	11-01-2008 to 10-31-2018	1,800,000 for 1st to 2nd year 900,000 since 3rd year
35.	Lin Dian Lianyi Commerce Co. Ltd.	The crossing between Hexiang Road and Daqi Street, Lidian county	1-1-2009 to 12-31-2024	using area x 0.4/m2 x 365 for 1st to 5th year using area x 0.45/m2 x 365 for 6th to 10th year using area x 0.5/m2 x 365 for 11th to 15th
36.	Daqing Wanbao Property Management Co. Ltd.	Third Community of Wanbao Zone, Sartu District, Daqing	4-10-2003 to 10-4-2013	90,000 for 1st year 11,000 for 2nd year 12,000 for 3rd year 15,000 for 4th to 10th year

*	No lease agreement provided.

LEGAL PROCEEDINGS

Neither we, nor any of our subsidiaries, is a party to any pending legal proceedings.

OUR HISTORY AND CORPORATE STRUCTURE

Organizational History of QKL Stores Inc.

Prior to June 18, 2008, QKL Stores Inc. was known as Forme Capital, Inc.

Forme Capital, Inc. (“Forme”) was incorporated in Delaware on December 2, 1986. Prior to 1989, Forme’s only activity was the creation and spinning off to its stockholders of nine blind pool companies, or companies with no specified business plan. From 1989 to 1998, Forme was a real estate company. From 1999 to 2000, Forme invested in fine art. From 2000 to 2007, Forme had no operations or substantial assets. Accordingly, Forme was deemed to be a “blank check” or shell company, that is, a development-stage company that has no significant non-cash assets and either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company.

On November 13, 2007, Forme filed an Amended and Restated Certificate of Incorporation to change the number of shares of stock that it was authorized to issue to 100,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The change became effective on December 5, 2007.

We have no operations or substantial assets other than those of QKL-China, over which we acquired control in the reverse merger transaction discussed below. Prior to the reverse merger transaction, our business plan was to seek out and obtain candidates with which we could merge or whose operations or assets could be acquired through the issuance of common stock and possibly debt.

The Reverse Merger Transaction

On March 28, 2008, we completed a number of related transactions through which we acquired control of QKL-China: (i) a restructuring transaction which granted control of QKL-China to another PRC entity, Speedy Brilliant (Daqing), and (ii) a share exchange transaction, which transferred ownership and control of Speedy Brilliant (Daqing) to us.

We refer to the restructuring transaction and the share exchange transaction together as the “reverse merger transaction.” The purpose of the reverse merger was to acquire control of QKL-China. We did not acquire QKL-China directly by either issuing stock or paying cash for QKL-China (or for Speedy Brilliant (Daqing)) because under PRC law it is uncertain whether a share exchange would be legal, and the terms of a cash purchase would not have been favorable. Speedy Brilliant (Daqing) did not acquire QKL-China directly, by either issuing its own stock or paying cash for QKL-China, because under PRC law it is uncertain whether such a share exchange would be legal, and the terms of a cash purchase would not have been favorable to Speedy Brilliant (Daqing).

We instead chose to acquire control of QKL-China through the contractual arrangements described below because alternative methods of acquisition — specifically, the acquisition of QKL — China outright either by share exchange or by cash payment — was not available or advisable as described above Acquisition of QKL-China by share exchange was not available to Speedy Brilliant (Daqing) because (i) Speedy Brilliant (Daqing) is wholly owned by Speedy Brilliant (BVI), a British Virgin Islands company, and is therefore a wholly foreign-owned entity under PRC law, (ii) wholly foreign-owned entities are, under PRC law, treated as foreign entities for relevant regulatory purposes, and (iii) under PRC laws that became effective on September 8, 2006, it is uncertain both what procedures must be used in order for a foreign entity to acquire a PRC entity by share exchange and whether such an acquisition would have binding legal effect in the PRC. Acquisition of QKL-China for cash was not advisable for Speedy Brilliant (Daqing) because the terms of such a cash acquisition, including (i) a purchase price for QKL-China determined under PRC law and (ii) the terms of a financing transaction in which we would raise the funds to pay the purchase price, would not have been favorable to Speedy Brilliant (Daqing).

PRC Restructuring Agreements

The PRC restructuring transaction was effected by the execution of five agreements between Speedy Brilliant (Daqing), on the one hand, and QKL-China (and in some cases the shareholders of QKL-China), on the other hand. Those five agreements and their consequences are described below.

Consigned Management Agreement

The Consigned Management Agreement among Speedy Brilliant (Daqing), QKL-China and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will provide financial, business management and human resources management services to QKL-China that will enable Speedy Brilliant (Daqing) to control QKL-China’s operations, assets and cash flow, and in exchange, QKL-China will pay a management fee to Speedy Brilliant (Daqing) equal to 4.5% of QKL-China’s annual revenue. The management fee for each year is due by January 31 of the following year. The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China.

Technology Service Agreement

The Technology Service Agreement among Speedy Brilliant (Daqing), QKL-China and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will provide technology services, including the selection and maintenance of QKL-China’s computer hardware and software systems and training of QKL-China employees in the use of those systems, and in exchange QKL-China will pay a technology service fee to Speedy Brilliant (Daqing) equal to 1.5% of QKL-China’s annual revenue. The technology service fee for each year is due by January 31 of the following year. The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China.

Loan Agreement

The Loan Agreement among Speedy Brilliant (Daqing) and all of the shareholders of QKL-China, provides that Speedy Brilliant (Daqing) will make a loan in the aggregate principal amount of RMB 77 million (approximately $11.2 million) to the shareholders of QKL-China, each shareholder receiving a share of the loan proceeds proportional to its shareholding in QKL-China, and in exchange each shareholder agreed (i) to contribute all of its proceeds from the loan to the registered capital of QKL-China in order to increase the registered capital of QKL-China, (ii) to cause QKL-China to complete the process of registering the increase in its registered capital with PRC regulatory authorities within 30 days after receiving the loan, and (iii) to pledge their equity to Speedy Brilliant (Daqing) under the Equity Pledge Agreement described below.

The loan is repayable by the shareholders at the option of Speedy Brilliant (Daqing) either by the transfer of QKL-China’s equity to Speedy Brilliant (Daqing) or through proceeds indirectly from the transfer of QKL-China assets to Speedy Brilliant (Daqing). The loan does not bear interest, except that if (x) Speedy Brilliant (Daqing) is able to purchase the equity or assets of QKL-China, and (y) the lowest allowable purchase price for that equity or those assets under PRC law is greater than the principal amount of the loan, then, insofar as it is allowable under PRC law, interest will be deemed to have accrued on the loan in an amount equal to the difference between the lowest allowable purchase price for QKL-China and the principal amount of the loan. The effect of this interest provision is that, if and when permitted under PRC law, Speedy Brilliant (Daqing) may acquire all of the equity or assets of QKL-China by forgiving the loan, without making any further payment. If the principal amount of the loan is greater than the lowest allowable purchase price for the equity or assets of QKL-China under PRC law, then Speedy Brilliant (Daqing) would exempt the shareholders from paying the difference between the two amounts. The effect of this provision is that (insofar as allowable under PRC law) the shareholders of QKL-China may satisfy their repayment obligations under the loan by transferring all of QKL-China’s equity or assets to Speedy Brilliant (Daqing), without making any further payment.

The Loan Agreement also contains promises from the shareholders of QKL-China that during the term of the agreement they will elect as directors of QKL-China only candidates nominated by Speedy Brilliant (Daqing), and they will use their best efforts to ensure that QKL-China does not take certain actions without the prior written consent of Speedy Brilliant (Daqing), including (i) supplementing or amending the articles of association or rules of QKL-China, or of any subsidiary controlled or wholly owned by it, (ii) increasing or decreasing its registered capital or shareholding structure, (iii) transferring, mortgaging or disposing of any interests in its assets or income, or encumbering its assets or income in a way that would affect Speedy Brilliant (Daqing)’s security interest unless required for QKL-China’s normal business operations, (iv) incurring or succeeding to any debts and liabilities, (v) entering into any material contract (exceeding RMB

5.0 million, or approximately $0.7 million, in value); (vi) providing any loan or guarantee to any third party; (vii) acquiring or consolidating with any third party, or investing in any third party; and (viii) distributing any dividends to the shareholders in any manner. In addition, the Loan Agreement provides that at Speedy Brilliant (Daqing)’s request, QKL-China will promptly distribute all distributable dividends to its shareholders.

The funds that Speedy Brilliant (Daqing) used to make the loan came from the proceeds received by us, its indirect parent company, in the private placement transaction completed in March 2008.

Exclusive Purchase Option Agreement

The Exclusive Purchase Option Agreement, among Speedy Brilliant (Daqing), QKL-China, and all of the shareholders of QKL-China, provides that QKL-China will grant Speedy Brilliant (Daqing) or its designated third party an irrevocable and exclusive right to purchase all or part of QKL-China’s assets, and the shareholders of QKL-China will grant Speedy Brilliant (Daqing) or its designated third party an irrevocable and exclusive right to purchase all or part of their equity interests in QKL-China. Either right may be exercised by Speedy Brilliant (Daqing) in its sole discretion at any time that the exercise would be permissible under PRC law, and the purchase price for Speedy Brilliant (Daqing)’s acquisition of equity or assets will be the lowest price permissible under PRC law. QKL-China and its shareholders are required to execute purchase agreements and related documentation within 30 days of receiving notice from Speedy Brilliant (Daqing) that it intends to exercise its right to purchase.

The Exclusive Purchase Option Agreement contains promises from QKL-China and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL-China or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

The agreement will remain effective until Speedy Brilliant (Daqing) or its designees have acquired 100% of the equity interests of QKL-China or substantially all of the assets of QKL-China. The exclusive purchase options were granted under the agreement on the closing date.

Equity Pledge Agreement

The Equity Pledge Agreement, among Speedy Brilliant (Daqing), QKL-China, and all of the shareholders of QKL-China, provides that the shareholders of QKL-China will pledge all of their equity interests in QKL-China to Speedy Brilliant (Daqing) as a guarantee of the performance of the shareholders’ obligations and QKL-China’s obligations under each of the other PRC Restructuring Agreements. Under the Equity Pledge Agreement, the shareholders of QKL-China have also agreed (i) to cause QKL-China to have the pledge recorded at the appropriate office of the PRC Bureau of Industry and Commerce, (ii) to deliver any dividends received from QKL-China during the term of the agreement into an escrow account under the supervision of Speedy Brilliant (Daqing), and (iii) to deliver QKL-China’s official shareholder registry and certificate of equity contribution to Speedy Brilliant (Daqing).

The Equity Pledge Agreement contains promises from QKL-China and its shareholders that they will refrain from taking actions, such as voting to dissolve or declaring dividends, that could impair Speedy Brilliant (Daqing)’s security interest in the equity of QKL-China or reduce its value. These promises are substantially the same as those contained in the Loan Agreement described above.

Completion of the PRC Restructuring

The PRC restructuring transaction closed on March 28, 2008 and after the closing date, Speedy Brilliant (Daqing) completed all required post-closing steps, including the payment and verification of all the installments of Speedy Brilliant (Daqing)’s registered capital.

The remaining portion of Speedy Brilliant (Daqing)’s registered capital was contributed and verified by August 1, 2009, two years after the issuance of its business license.

Share Exchange Transaction

In the share exchange transaction, Forme acquired control of Speedy Brilliant (BVI), a British Virgin Islands holding company and the parent company of Speedy Brilliant (Daqing), by issuing to the stockholders of Speedy Brilliant (BVI) shares of common stock in exchange for all of the outstanding capital stock of

Speedy Brilliant (BVI). The stockholders of Speedy Brilliant (BVI) with whom we completed the share exchange were (i) the majority holder, Winning State International Limited, a British Virgin Islands holding company (“Winning State (BVI)”) all of whose stock may be acquired in the future by our Chief Executive Officer, Mr. Zhuangyi Wang, pursuant to a currently exercisable call option held by Mr. Wang and (ii) three minority stockholders, Ms. Fang Chen, Mr. Yang Miao, and Ms. Ying Zhang.

Share Exchange Agreement

On March 28, 2008, Forme entered into a share exchange agreement with (i) Speedy Brilliant (BVI); (ii) Speedy Brilliant (Daqing); (iii) the owners of all of the outstanding voting stock of Speedy Brilliant (BVI), namely (a) Winning State (BVI) (a company that is wholly owned and controlled by Mr. Chin Yoke Yap (all of whose stock may be acquired by our CEO, Mr. Zhuangyi Wang, pursuant to a currently exercisable call option held by Mr. Wang)), which owned approximately 98.5% of the Speedy Brilliant (BVI) stock, and (b) three individuals, Ms. Fang Chen, Ms. Yang Miao and Ms. Ying Zhang, who collectively owned approximately 1.5% of the Speedy Brilliant (BVI) stock; and (iv) Forme’s then controlling stockholders, Vision Opportunity China LP, Stallion Ventures, LLC, and Castle Bison, Inc. Under the terms of the share exchange agreement, the Speedy Brilliant (BVI) stockholders exchanged all of the outstanding shares of Speedy Brilliant (BVI) for a total of 19,382,298 newly issued shares of Forme common stock. As a result of the share exchange, Forme acquired Speedy Brilliant (BVI) as a wholly owned subsidiary, and the Speedy Brilliant (BVI) stockholders became holders of 92.8% of our common stock on a non-diluted basis (64.6% of our common stock assuming conversion of our newly-issued Series A Preferred Stock and 46.3% of our common stock assuming conversion of our newly-issued Series A Preferred Stock and exercise of all of the Series A Warrants and Series B Warrants).

In the PRC restructuring transaction described above, Speedy Brilliant (BVI) gained control of our operating company, QKL-China. Therefore, when we acquired control of Speedy Brilliant (BVI) in the share exchange, we acquired indirect control of QKL-China. As a result, at the time of the share exchange, (i) we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act, (ii) Speedy Brilliant (BVI) became our wholly owned subsidiary, and (iii) through our newly-acquired indirect subsidiary Speedy Brilliant (Daqing) we now control, through the contractual arrangements described above.

Our current structure, after completion of the reverse merger transaction, is set forth in the diagram below:

Private Placement Transaction

The other transaction we completed on March 28, 2008 was a private placement in which we raised funds through a private sale of securities that was exempt from the registration requirements under Section 4(2) of the Securities Act as a result of our compliance with Rule 506 of Regulation D promulgated under the Securities Act. In the private placement we sold to certain accredited investors, for gross proceeds to us of $15.5 million, 9,117,647 units, each unit consisting of one share of Series A Preferred Stock (each of which is convertible into one share of our common stock), one Series A Warrant and one Series B Warrant (each of which is exercisable for 0.625 shares of common stock).

The agreements through which the private placement were carried out are described in detail below, all of which were entered into on March 28, 2008 unless otherwise indicated.

Securities Purchase Agreement

The securities purchase agreement among Vision Opportunity Master Fund Ltd. (“Vision Master”), Vision Opportunity China Fund Limited (together with Vision Master, “Vision”) and certain other investors listed in Exhibit A thereto involved the sale of an aggregate of 9,117,647 units, each unit consisting of one share of Series A Preferred Stock, one Series A Warrant and one Series B Warrant. The closing of the private placement transaction and the securities purchase agreement was contingent upon and dependent on the closing of the reverse merger transaction. Each share of Series A Preferred Stock is convertible into one share of common stock subject to adjustment as described below. Each warrant is exercisable for 0.625 shares of common stock or an aggregate of up to 11,397,058 shares of common stock. The Series A Warrants are exercisable for up to 5,698,529 shares of common stock and have an exercise price of $3.40 per share, subject to adjustment. The Series B Warrants are exercisable for up to 5,698,529 shares of common stock and have an exercise price of $4.25 per share, subject to adjustment. The warrants expire on March 28, 2013, which is five years from the date of issuance.

The terms of our Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008. For more information regarding the material terms of Series A Preferred Stock, see the section of this prospectus entitled “Description of our Securities” under the subheadings “Preferred Stock” and “Terms of Series A Preferred Stock.”

Securities Escrow Agreement

The securities escrow agreement among Vision, as representative of the purchasers under the securities purchase agreement, Winning State (BVI), and Loeb & Loeb LLP, as escrow agent, was entered into as an inducement to the purchasers to enter into the securities purchase agreement. Winning State (BVI) agreed to deliver 18,235,294 shares of our common stock owned by Winning State (BVI) as escrow shares (the “Escrow Shares”) to the escrow agent for the benefit of the purchasers, and to deliver some or all of those shares to the purchasers in the event the Company fails to achieve certain financial performance thresholds for the 12-month periods ending December 31, 2008 and December 31, 2009.

The financial performance thresholds for 2008 required that the Company achieve (i) both net income and cash from operations greater than $9.4 million and (ii) fully diluted earnings per share equal to or greater than $0.23. Under the terms of the agreement these thresholds were met if the Company achieved at least 95% thereof. The Company reported net income of $9.0 million, cash from operations of $18.7 million and diluted earnings per share of $0.29 for 2008, and therefore the thresholds for 2008 were met by the Company. Accordingly, all of the Escrow Shares remain in escrow, pending the performance of the 2009 performance thresholds described below.

The financial performance thresholds for 2009 will be satisfied if the Company achieves (i) both net income and cash from operations of greater than $11.2 million and (ii) fully diluted earnings per share of $0.27. At June 30, 2009, the Company had net income of $6.0 million, cash from operations of $7.2 million and fully diluted earnings per share of $0.20.

If we achieve less than 50% of any of the 2009 financial performance thresholds set forth above, then all of the Escrow Shares will be delivered to the purchasers and distributed to them ratably according to the number of shares of Series A Preferred Stock that each of them holds at that time.

If we achieve at least 50%, but less than 95%, of any of the 2009 performance thresholds set forth above, then the escrow agent will deliver to the purchasers a percentage of the escrow shares determined by doubling the percentage by which the 2009 performance threshold was not achieved. The remaining escrow shares, if any, will then be returned to Winning State (BVI).

If we achieve at least 95% of each of the 2009 performance thresholds, all of the 2009 escrow shares will be returned to Winning State (BVI).

For purposes of determining the performance thresholds described above, fully diluted earnings per share was calculated by (x) dividing the lesser of net income and cash from operations, as reported in our 2008 financial statements plus any amounts that may have been recorded as charges or liabilities on the 2008 financial statements due to the application of Emerging Issues Task Force Issue No. 00-19 that are associated with (1) any outstanding warrants issued in connection with the Securities Purchase Agreement or (2) any liabilities created as a result of the escrow shares being released to any of our officers or directors by (y) the aggregate number of shares of our then outstanding common stock on a fully-diluted basis which number includes, without limitation, the number of shares of common stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock and the number of shares of common stock issuable upon the exercise of any then outstanding preferred stock, warrants or options of the Company.

Also under the securities escrow agreement, if we fail to list our common stock on the NASDAQ Capital Market, NASDAQ Global Select Market or NASDAQ Global Market or the New York Stock Exchange prior to March 28, 2010, one million shares of common stock owned by Winning State (BVI) will be distributed to the purchasers in the private placement on a pro rata basis. On October 21, 2009, our common stock was listed on the NASDAQ Capital Market.

Investor and Public Relations Escrow Agreement

We also entered into an investor and public relations agreement with Vision Opportunity China LP, as representative of the purchasers under the securities purchase agreement, and Loeb & Loeb LLP, as escrow agent. Under the agreement, $300,000 of the proceeds of the private placement was deposited into an escrow account with Loeb & Loeb LLP for use in investor and public relations.

Settlement Agreement

On January 22, 2008, QKL terminated its engagement agreement with Kuhns Brothers to provide QKL with investment banking services, on an exclusive basis, with respect to the private placement transaction and the share exchange transaction, and the parties executed a settlement agreement. Under the terms of the settlement agreement, we were required to pay Khuns Brothers (i) a cash fee equal to 8.5% of the gross proceeds invested in the financing by investors introduced to the Company by Kuhns Brothers, Inc. (“Introduced Investors”), and (ii) warrants to purchase up to a number of shares of common stock of the Company equal to 8.5% of the dollar amount of the shares purchased by the Introduced Investors divided by the per-share purchase price of the common stock or preferred stock in the financing. The warrants have the same terms as warrants received by the Introduced Investors. Accordingly, Kuhns Brothers received $1,300,500 Series A Warrants to purchase 191,250 shares of our common stock and Series B Warrants to purchase 153,000 shares of our common stock.

Lock-Up Agreement

In connection with the private placement we also entered into an agreement with Winning State (BVI) under which, in order to induce Forme to enter into the share exchange agreement, certain stockholders including Mr. Zhuangyi Wang, our CEO and Mr. Xudong Wang, our former CFO, agreed that (i) they would not sell or transfer any shares of our common stock until at least 12 months after the effective date of a registration statement filed with the SEC registering for resale the shares of common stock underlying the Series A Preferred Stock issued in the private placement transaction and (ii) for an additional 24 months after the end of that 12 month period, would not sell or transfer more than one-twelfth of its total shares of that common stock during any one month. To date, only 687,399 of the 9,117,647 shares of common stock underlying the series A Preferred Stock have been registered for resale.

Agreements Executed in Connection with the Offering

Waiver to Registration Rights Agreement

On October 16, 2009, Vision Opportunity China LP, as representative of the purchasers listed on Schedule I to the Registration Rights Agreement dated as of March 28, 2008, agreed to waive the notice and piggyback registration rights provided by the Registration Rights Agreement solely with respect to this offering.

Waiver to Securities Purchase Agreement

On October 16, 2009, Vision Opportunity China LP, as representative of the purchasers listed on Schedule A to the Securities Purchase Agreement dated as of March 28, 2008, agreed to waive the notice and preemption rights provided by the Securities Purchase Agreement, solely with respect to this offering.

Amendment to Securities Escrow Agreement

On October 15, 2009, we entered into an Amendment to Securities Escrow Agreement, amending the Securities Escrow Agreement dated March 28, 2008, by and among the Company, Vision Opportunity China LP as representative of the Purchasers, Winning State Investment Limited and Loeb & Loeb LLP, as escrow agent, to revise the definition of “Net income” and “Cash from Operations” for the fiscal year ended December 31, 2009 to exclude the one time non-recurring cash expenses incurred by us in connection with this offering and the transactions contemplated by this offering that were not contemplated by the Securities Escrow Agreement.

Lock-Up Letters

On October 15, 2009, in connection with the offering and in order to induce Roth Capital Partners, LLC to act as our underwriter, each of our directors and executive officers, and Winning State (BVI) agreed that, without the prior written consent of Roth Capital Partners, LLC, they would not, during the period commencing on October 15, 2009 and ending 180 days after the date of the final prospectus relating to this offering (i) either directly or indirectly sell, pledge, lend or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, subject to certain exclusions, or (ii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

Vision Opportunity China LP has agreed to enter into a 90-day lock-up agreement with Roth Capital Partners, LLC at the closing of the offering, provided that other holders of our Series A Preferred Stock agree to enter into similar agreements.

Our Corporate Structure

Our current corporate structure, assuming conversion of all outstanding shares of Series A Preferred Stock into common stock, is set forth in the diagram below. Solid lines indicate equity ownership; dashed lines indicate contractual relationships.

DIRECTORS AND EXECUTIVE OFFICERS

Our current executive officers and directors as of the date of this prospectus are as follows:

Directors and Executive Officers	Position/Title	Age
Zhuangyi Wang	Chief Executive Officer, Director	49
Crystal L. Chen	Chief Financial Officer	35
Alan D. Stewart	Chief Operating Officer	66
Limin Zheng	Director	46
Gary B. Crook	Director	56
Zhiguo Jin	Director	53
Chaoying Li	Director	38

In connection with the change in control of the Company, which occurred as a result of the reverse merger transaction in March 2008, we appointed Mr. Zhuangyi Wang as our Chairman and Chief Executive Officer and each of Mr. Zhuangyi Wang and Ms. Limin Zheng as directors. Alan D. Stewart was appointed as our Chief Operating Officer on August 6, 2008. Crystal L. Chen joined the Company as the Vice President of Finance on February 6, 2009, and was appointed as our Chief Financial Officer effective April 30, 2009.

Messrs. Crook, Stewart and Ms. Chen are citizens of the United States, and Messrs. Wang, Jin and Li and Ms. Zheng are residents of the PRC. With respect to the directors and officers located in the PRC, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts. See the section of this prospectus entitled “Service of Process and Enforcement of Judgments.”

The following is a summary of the biographical information of our directors and officers. Any gap in employment background of an individual indicates that during the gap, the individual did not obtain work experience relevant to his or her role as an officer or director.

Mr. Zhuangyi Wang is the founder of QKL-China and since its inception in 1998 has been its Chief Executive Officer and Chairman of its Board of Directors. From 1998 to the present, Mr. Wang has also worked as the store manager of one of our supermarket stores. Mr. Wang received his bachelors degree from Heilongjiang Radio & TV University in 1984.

Ms. Crystal L. Chen was appointed as our Chief Financial Officer effective May 5, 2009 and was previously our Vice President, Finance from February 2009 until her appointment as Chief Financial Officer. Ms. Chen is an active United States Certified Public Accountant with approximately 10 years of experience in accounting and finance. From November 2007 to January 2009, she was the managing partner of United International Accounting Corporation, an accounting firm providing auditing and accounting services. From November 2007 to October 2008 she served as a consultant to Zhong Wang Aluminum, an entity affiliated with PC Aluminum Enterprises, Inc., a California-based aluminum wholesaler, and from September 2008 to October 2008 served as Chief Financial Officer of PC Aluminum. While as a consultant to Zhong Wang Aluminum and as Chief Financial Officer of PC Aluminum, she oversaw accounting, treasury, tax and financial planning and analysis for PC Aluminum. From August 2006 to March 2007, Ms. Chen was an accountant at PricewaterhouseCoopers LLP, and, from 1999 to 2005, she worked from an entry level accountant to a supervising senior accountant at Simon & Edward LLP, a registered public accounting firm in California. During her tenure at Simon & Edward, PricewaterhouseCoopers and PC Aluminum Enterprises, Ms. Chen gained extensive experience in both United States domestic and multinational operations along with corporate and operational exposure ranging from accounting and finance, strategic planning and forecasting, internal controls (including Sarbanes-Oxley Section 404 compliance) public accounting, auditing and SEC reporting for public companies. She received her MBA in Finance from California State University, Los Angeles in 2002. Ms. Chen is fluent in both English and Chinese.

Mr. Alan D. Stewart was appointed as our Chief Operating Officer on August 6, 2008. From 2006 to 2008, Mr. Stewart served as General Hypermarket Manager of Fairprice Co-operative Ltd., a multi-format retailer in Singapore. From 2004 to 2006, Mr. Stewart served as Hypermarket Director at PT Matahari Putra Prima Tbk., a multi-format retailer in Indonesia. From 2001 to 2004, Mr. Stewart served as CEO of the Supermarket Division, Director of Hypermarkets, and Marketplace Director of PT Matahari Putra Prima.

Mr. Stewart received his degree in 1963 from Mt. San Antonio College in 1963, the Advanced Management Program at Harvard Business School in 1986, and the Restaurant Executive Program of Cornell University in 1998.

Ms. Limin Zheng has been a director of QKL-China since 1998. Ms. Zheng worked as a financial manager in the Daqing Sartu Grain Administration from 1983 to 1989. Ms. Zheng earned her Financial Planner Certificate from Harbin Normal University in 1991. Ms. Zheng is the wife of our CEO.

Mr. Gary Crook was appointed chairman of audit committee of the Company in September of 2009. Mr. Crook has been a financial consultant since 2005. Previous engagements included various financial projects for private companies as well as roles as acting CFO at a publicly traded alternative energy company and a privately held professional sports and broadcasting firm. Prior to these roles, he was Senior Vice President of Operations with the INTEQ Group, Inc. from 2000 to 2005 and Senior Vice President and Chief Financial Officer of SOS Staffing Services, Inc. from 1995 to 2000. Mr. Crook served as Vice President and Controller at Food 4 Less Supermarkets in La Habra, California, was the VP and Controller of Alpha Beta Company from 1986 to 1991, and served in various positions in American Stores Company in Salt Lake City in Utah from 1979 to 1986. He also served as an independent director and chairman of the audit committee at Q Comm International, Inc., a technology company traded on the American Stock Exchange, from 2004 until the company was sold in 2007. Mr. Crook has a Bachelor’s degree in Business Economics and MBA from the University of Utah.

Mr. Zhiguo Jin was appointed as a director of the Company in September of 2009. Mr. Jin has been the Chairman of Tsingtao Brewery Company Limited since June 2008. He joined Tsingtao Beer in 1975. He became the Vice-chairman and President of Tsingtao Brewery in July 2001. Mr. Jin was profiled as one of the top 10 prominent figures in business by CCTV in 2007. Mr. Jin has spent his entire career with Tsingtao Beer Group, Ltd. He received a PhD in Natural Science from Qingdao University and an EMBA from the China Europe International Business School (CEIBS).

Mr. Chaoying Li was appointed as a director of the Company in September of 2009. Mr. Li is a founding partner of the Han Kun Law Offices, where he has worked since January 2005. Mr. Li specializes in foreign direct investment, mergers and acquisitions, public and private financings (equity and debt), incorporation and corporate restructuring, as well as intellectual property protection. From August 2001 to December 2004, he was a partner at T&C Law Offices in Beijing. Prior to that, he was a founder and general counsel of Bookoo, Inc., a pioneer in the e-book marketplace and one of the first Internet companies in Greater China to emphasize the management of intellectual property rights. Before founding Bookoo, Mr. Li spent over four years working for Cha & Cha, an international law firm. Mr. Li received a Bachelor of Science in Mathematics in 1995, a Bachelor of Laws in 1996 and a Master of Laws from Peking University. In 2003, he also obtained a Master of Laws from University of Ottowa. Mr. Li has written numerous academic and professional articles that have been widely published internationally and in Mainland China, Taiwan and Hong Kong.

All of our directors will hold their positions on the board until our next annual meeting of the stockholders and until their respective successors have been elected or appointed. Officers serve at the discretion of the board of directors.

Limin Zheng, a director, is the wife of our Chief Executive Officer and director, Zhuangyi Wang. There are no other family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;
•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;

•	been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or
•	been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Corporate Governance

Board of Directors

We have five members serving on our Board of Directors, a majority of which are considered “independent directors” as defined under NASDAQ Marketplace Rules. All actions of the Board of Directors require the approval of either a majority of the directors in attendance at a meeting, duly called and noticed, at which a quorum is present or the unanimous written consent of all of the members of the Board of Directors. From March 2008 until September 14, 2009, the Board consisted solely of Mr. Wang and his wife, Ms. Limin Zheng. In 2008, our Board of Directors met in person one time and acted by written consent three times.

Board Committees

The Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee, each of which was formed on September 14, 2009.

Audit Committee

Our audit committee consists of Messrs. Crook, Jin and Li, each of whom is considered “independent” under Rule 5605(a)(2) of the NASDAQ Marketplace Rules as determined by our Board of Directors. The audit committee recommends to the Board of Directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants. The audit committee operates under a written charter. Mr. Crook is the Chairman of our audit committee.

The Board of Directors determined that Mr. Crook possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and Section 803 of the NYSE Amex Company Guide and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to assist the Board of Directors in identifying qualified individuals to become members of our Board of Directors, in determining the composition of the Board of Directors and in monitoring the process to assess Board effectiveness. Each of Messrs. Crook, Jin and Li are members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter. Mr. Jin is the Chairman of Nominating and Corporate Governance Committee.

Compensation Committee

The compensation committee is responsible for (a) reviewing and providing recommendations to the Board of Directors on matters relating to employee compensation and benefit plans, and (b) assisting the Board in determining the compensation of the chief executive officer and making recommendations to the Board with respect to the compensation of the chief financial officer, other executive officers of the Company and independent directors. Each of Messrs. Crook, Jin and Li are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Li is the Chairman of Compensation Committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on February 6, 2009. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Ethics may be obtained free of charge by writing to us at QKL Stores Inc., Jingqi Street, Dongfeng Xincun, Sartu District 163311 Daqing, P.R. China.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to persons who served as our chief executive officer and chief financial officer during the years ended December 31, 2008 and December 31, 2007. Except as listed below, no executive officer received compensation in excess of $100,000 for any of the two years listed below.

Name and Principal Position	Year	Salary ($)(1)(6)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)(6)
Zhuangyi Wang, CEO(2)	2008	18,980	-0-	-0-	-0-	-0-	-0-	-0-	18,980
	2007	8,770	-0-	-0-	-0-	-0-	-0-	-0-	8,770
John Vogel, former CEO(3)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007	-0-	-0-	9,450	-0-	-0-	-0-	-0-	9,450
Xudong Wang, CFO(4)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Alan D. Stewart, COO(5)	2008	95,650	-0-	-0-	-0-	-0-	-0-	-0-	95,650
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	The amounts reflect compensation provided by our named executive officers in their capacities as officers of QKL-China.
(2)	Zhuangyi Wang was appointed as the CEO effective March 28, 2008
(3)	John Vogel was appointed as the CEO on September 19, 2007 and resigned effective March 28, 2008. Mr. Vogel received no compensation for acting as CEO during 2008. In December 2007, Mr. Vogel received 7,000 shares of Forme Capital’s common stock, valued at $9,450, as compensation for his services.
(4)	Xudong Wang was appointed as the CFO in July 2007 and resigned effective April 2009.
(5)	Alan D. Stewart was appointed as the COO in August 2008.
(6)	The relevant exchange rates for fiscal years 2008 and 2007 were $1 to RMB 6.96225 and RMB 7.61720, respectively.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no outstanding options, no outstanding stock awards (vested or unvested) and no other equity plan awards as of December 31, 2008.

Option Exercises and Stock Vesting during 2008

None.

Employment Agreements

We have signed standard Chinese employment agreements as required by PRC Labor Contract Law with all of our employees, including executive officers, which have a term of two to five years.

Mr. Zhuangyi Wang entered into a two-year agreement on October 1, 1998 with QKL-China, which was renewed every two years until October 1, 2008. The current contract was signed in 2008 for five-year term and a salary of RMB 40,000 ($5,845) per month.

Mr. Alan Stewart entered into a two-year agreement on July 1, 2008 with QKL-China for a salary of RMB 109,120 ($15,946) per month. The Board of Directors has determined that Mr. Stewart is also entitled on the anniversary of his employment at the Company to receive a warrant to purchase 10,000 shares of the Company’s common stock at an exercise price of $1.70 per share. The warrant will be exercisable immediately on issuance.

Crystal Chen entered into a two-year agreement effective on February 5, 2009 with QKL-China for a salary of RMB 80,000 ($11,690) per month. The Board of Directors has determined that Ms. Chen is also entitled on the first anniversary of her employment at the Company to receive a warrant to purchase no less than 5,000 shares of the Company’s common stock at an exercise price of $1.70 per share. The warrant will be exercisable immediately upon issuance.

Compensation Discussion and Analysis

We intend to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in northeastern China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We have a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee are independent directors.

Additional Narrative Disclosure

We have no plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified defined benefit plans, supplemental executive retirement plans, tax qualified defined contribution plans and non-qualified defined contribution plans.

There are no contracts agreements, plans or arrangements, whether written or oral, that provide for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer or a change in control of the Company or a change in the executive officers responsibilities following a change in control, with respect to each named executive officer.

Compensation of Directors

None of our directors were compensated for serving as directors during the fiscal year ended December 31, 2008. Our non-independent directors are not compensated for their service as directors.

On September 14, 2009, we entered into agreements with each of our three independent directors. The agreements provide for annual cash compensation of $15,000. In addition, on September 14, 2009 we granted stock purchase options to each of the three newly appointed independent directors to purchase 20,000 shares of common stock at an exercise price of $7.50 per share (the stock price at the date of the grant). The options vest and become exercisable in three approximately equal amounts on the three subsequent anniversary dates of the grant. The board of directors approved such grants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officers and (iv) all executive officers and directors as a group, as of November 9, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1) Common Stock	Percentage of Class(1)(2) Common Stock
Owners of More than 5% of Class
Winning State International Ltd Road Town, Tortola VG1110 British Virgin Islands(3)	19,082,299	84.76%
Mr. Yoke Chin Yap(4) c/o Winning State Intl Ltd. Road Town, Tortola VG1110 British Virgin Islands	19,082,299	84.76%
Directors and Executive Officers(5)
Mr. Zhuangyi Wang (director and CEO)(6)	19,082,299	84.76%
Ms. Limin Zheng (director)(7)	0	0
Mr. Alan Stewart (COO)
Ms. Crystal Chen (CFO)	0	0
Mr. Gary Crook (Independent Director)	0	0
Mr. Zhiguo Jin (Independent Director)	0	0
Mr. Chaoying Li (Independent Director)	0	0
All Directors and Executive Officers (7 persons)	19,082,299	84.76%

(1)	As of November 9, 2009 there were 22,512,131 shares of our common stock issued and outstanding. In determining beneficial ownership of our common stock as of that date, the number of shares shown includes shares of our common stock which may be acquired within 60 days of that date on exercise of warrants or options or conversion of convertible securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares. None of the persons named in the table own any shares of preferred stock or warrants.
(2)	In determining the percent of our common stock owned by a person or entity on November 9, 2009 (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of outstanding warrants and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of our common stock outstanding on that date (22,512,131), plus (ii) the total number of shares that the beneficial owner may acquire on conversion of preferred stock and on exercise of warrants and options.
(3)	On March 28, 2008, the Company acquired Speedy Brilliant (BVI) in a share exchange transaction with Winning State (BVI) and the other stockholders of Speedy Brilliant (BVI). In the share exchange, we received the Speedy Brilliant BVI shares from Winning State (BVI) and the other stockholders of Speedy Brilliant (BVI) and in exchange we issued and delivered to them 19,382,298 of our newly issued shares of our common stock. Wining State (BVI) received 19,082,299 of those shares.
(4)	Winning State (BVI) is wholly owned by Mr. Chin Yoke Yap. Accordingly, the 19,082,299 shares of our common stock issued to Winning State (BVI) as a result of the consummation of the share exchange are beneficially owned by Mr. Yap. In addition, our CEO, Mr. Wang has a call option (described below) to purchase Mr. Yap’s shares of Winning State (BVI), which option is currently exercisable, and accordingly Mr. Wang is also the beneficial owner of all of the shares of Winning State (BVI) held by Mr. Yap.
(5)	The address of each of the officers and directors named in the table is Jingqi Street, Dongfeng Xincun, Sartu District, 163311 Daqing, P.R. China.

(6)	On March 28, 2008, Mr. Wang executed a call option agreement with Mr. Chin Yoke Yap, the owner of 100% of the shares of Winning State (BVI), which call option is currently exercisable and although he has not yet exercised the option, Mr. Wang is currently the beneficial owner of all of the stock of Winning State (BVI) held by Mr. Yap and consequently Mr. Wang is also the beneficial owner of the 19,082,299 shares of our common stock held by Winning State.
(7)	Ms. Limin Zheng is the wife of our director and CEO, Mr. Wang.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2007, we have engaged in the following transactions with our directors, executive officers, holders of more than five percent of our voting securities, and affiliates of our directors, executive officers and five-percent stockholders.

Transactions With Vision

The largest investor in the private placement transaction that closed in March 2008 was Vision Opportunity China LP (“Vision”), a party related to us as described below. For more information about the transaction and the agreements governing the transaction, see the section of this prospectus entitled “Reverse Merger and Private Placement” above.

•	Vision was a related party because immediately prior to the private placement transaction, Vision owned approximately 40% of our outstanding common stock, which it had acquired in February 2008.
•	Vision’s interest in the private placement transaction was as follows:
•	Under the securities purchase agreement, Vision received shares of Series A Preferred Stock convertible into approximately 5.9 million shares of our common stock at a purchase price of $1.70 per share, for a total purchase price of approximately $10 million.
•	Also under the securities purchase agreement, Vision received warrants to purchase approximately 7.4 million shares of our common stock in the future, half at an exercise price of $3.40 per share and half at an exercise price of $4.25 per share. Vision did not pay additional consideration for the warrants.
•	Under the registration rights agreement executed in connection with the private placement (“Registration Rights Agreement”), Vision received rights to have the common stock that is issuable to it upon conversion of its Series A Preferred Stock and upon exercise of its warrants registered under an effective registration statement filed by the Company with the SEC. Pursuant to a Waiver and Release dated as of March 9, 2009, the investors party to the Registration Rights Agreement have waived their right to liquidated damages for the Company’s failure to have the registration statement declared effective on or prior to September 24, 2008.
•	Under the securities escrow agreement entered into in connection with the private placement, Vision received rights to take ownership of up to a total of approximately 11.8 million shares of our common stock owned by Winning State (BVI) if we do not meet certain financial performance thresholds in 2008 and 2009.The financial performance threshholds for 2008 were met. For a comprehensive description of the financial performance thresholds and the Securities Escrow Agreement, see “Securities Escrow Agreement” under the section of this prospectus entitled “Reverse Merger and Private Placement” above.
•	Also under the securities escrow agreement, Vision received rights to take ownership of up to approximately 645,000 shares of our common stock owned by Winning State (BVI) if we fail to list our common stock on the NASDAQ Capital Market, NASDAQ Global Select Market, NASDAQ Global Market, or New York Stock Exchange prior to March 28, 2010. On October 21, 2009, our common stock was listed on the NASDAQ Capital Market.
•	Each right and benefit received by Vision as purchaser in the transaction represented Vision’s pro-rated share of the rights and benefits received by all purchasers in the transaction. Specifically, Vision received approximately 64.5% of the securities issued, and rights to receive approximately 64.5% of any additional securities delivered, to the purchasers in the transaction because Vision paid approximately 64.5% of the purchase price in the transaction.
•	The approximate dollar value of the total amount involved in the private placement transaction as measured by its cash value to us was $15.5 million, the amount of gross proceeds of the transaction. The approximate dollar value to Vision of the amount involved in the private placement transaction, as measured by its cash value to us, was $10 million.

•	The approximate dollar value of the total amount involved in the transaction, as measured by the value of the common stock that the investors may receive upon conversion or exercise of preferred stock and warrants, and upon our failure to meet certain financial performance thresholds under the securities escrow agreement, calculated using the OTCBB closing market price on October 13, 2009, of $7.50 per share, was approximately $290.6 million. This figure is the sum of the approximately $68.3 million value, so calculated, of the 9,117,647 shares of common stock issuable upon conversion of preferred stock issued in the private placement, the approximately $85.4 million value, so calculated, of the 11,397,058 shares of common stock issuable upon exercise of warrants issued in the private placement, and the approximately $136.7 million value, so calculated, of the 18,235,294 shares of common stock that the private placement investors would receive from Winning State (BVI) under the Securities Escrow Agreement if we failed to meet all of our financial performance thresholds for 2009.
•	The approximate dollar value to Vision of the private placement was 64.5% of the total dollar value, because Vision purchased approximately 64.5% of the securities sold. Therefore, (i) the approximate dollar value to Vision of the transaction, as measured by the cash value of the transaction to us, was $10 million, and (ii) the approximate dollar value to Vision of the transaction, as measured by the value of the common stock that Vision may receive upon conversion or exercise of preferred stock and warrants, and upon our failure to meet certain performance thresholds, calculated using the OTCBB closing market price on October 13, 2009 of $7.50 per share, was approximately $187.4 million.

Securities Escrow Agreement

As mentioned under “Transactions with Vision” above, Vision Opportunity China LP, a party related to us by virtue of owning approximately 40% of our common stock prior to the private placement transaction on March 28, 2008. Vision was a party to the securities escrow agreement that we entered into in connection with the private placement transaction. In that agreement, Vision represented itself and all of the other purchasers under the securities purchase agreement. The other parties to the securities escrow agreement were Winning State (BVI), Loeb & Loeb LLP, as escrow agent, and us. Other than Vision, no party to the securities escrow agreement was a party related to us. More specifically, other than Vision, no party to the to the securities escrow agreement, and no purchaser under the securities purchase agreement, was a director, executive officer, or holder of more than 5% of our voting securities, or an affiliate of any director, executive officer, or five-percent stockholder, from January 1, 2006 until the agreement was executed.

Under the securities escrow agreement, if we fail to list our common stock on the NASDAQ Capital Market, NASDAQ Global Select Market, NASDAQ Global Market, or New York Stock Exchange prior to March 28, 2010, the purchasers in the private placement will have the right to receive one million shares of common stock owned by Winning State (BVI) on a pro rata basis. Accordingly, in the event we fail to have our common stock so listed, Vision could receive up to approximately 645,000 additional shares (representing Vision’s pro rata share of the one million shares). On October 21, 2009, our common stock was listed on the NASDAQ Capital Market.

Other than these interests, Vision has no interests in the securities escrow agreement, and no other related party has any interests in the securities escrow agreement. For more information about the securities escrow agreement, please see “Securities Escrow Agreement” in the section of this prospectus entitled “The Two Transactions: The Reverse Merger Transaction and the Private Placement Transaction” above.

Other Transactions

The building that houses our headquarters and flagship store, which has net book value of $562,516, is held in trust by Mr. Zhuangyi Wang, our Chief Executive Officer. We have transferred title to the building to QKL-China. We have not paid and will not pay any fee or other consideration to any related party for the use of the building, transfer of title, or any related matter. There have been and continue to be no leases or other contracts between us and any related party relating to the use of the building, transfer of title, or any related matter.

In addition, two of our store buildings, which have a net book value of $473,337, are held in trust by Mr. Wang Jiafan, the father of Mr. Zhuangyi Wang. We have transferred title to these buildings to QKL-China. We have not paid and will not pay any fee or other consideration to any related party for the use of the buildings, transfer of title, or any related matter. There have been and continue to be no leases or other contracts between us and any related party relating to the use of the buildings, transfer of title, or any related matter.

Director and Executive Compensation

Please see “Executive Compensation” for a discussion of information regarding the compensation of our directors and our executive officers.

Procedures for Approval of Related Party Transactions

Our board of directors is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

DESCRIPTION OF OUR SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus. The following discussion is qualified in its entirety by reference to such exhibits.

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

As of November 9, 2009, we have 22,512,131 shares of common stock issued and outstanding. We have designated 10,000,000 shares of our preferred stock as Series A Convertible Preferred Stock, of which 7,612,198 were issued and outstanding as of November 9, 2009.

The following is a summary of the material terms of our capital stock.

Common Stock

Voting:  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors.

Dividends:  Holders of common stock are entitled to any dividends that may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefore subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The payment of dividends is contingent on the ability of our PRC based operating subsidiary QKL-China to obtain approval to send monies out of the PRC. The PRC’s national currency, the yuan or RMB, is not a freely convertible currency. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends.

Liquidation:  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

No Preemptive Rights:  Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock. As of November 9, 2009 there were 7,612,198 shares of Series A Preferred Stock issued and outstanding. Additional shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Terms of Series A Preferred Stock

The terms of our Series A Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Delaware on March 13, 2008. Set for below are the material terms of our Series A Preferred Stock:

Conversion and Anti-Dilution:  Each share of Series A Preferred Stock is convertible at any time into one share of our common stock. A holder of Series A Preferred Stock may not convert those shares if as a result of the conversion, that holder would beneficially own more than 4.99% of our common stock outstanding at that time. A holder may, however, waive this provision by providing the Company with 61 days’ notice that such holder wishes to waive this restriction with regard to any or all shares of common stock issuable upon conversion of such holder’s Series A Preferred Stock.

Voting:  Holders of the Series A Preferred Stock vote on an “as converted” basis together with the common stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares, (ii) approve the sale of any capital stock of the Company, (iii) adopt an employee stock option plan, and (iv) effect any merger, consolidation, sale of all or substantially all of the assets of the Company, or related consolidation or combination transaction. Holders of the Series A Preferred Stock have a separate class vote on all matters that impact the rights, value, or ranking of the Series A Preferred Stock.

Liquidation Preference:  In the event of a liquidation, dissolution or winding up, voluntary or involuntary, of the Company, the holders of Series A Preferred Stock then outstanding will be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $1.70 per share before any payment is made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series A Preferred Stock. The holders rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments on a liquidation event and (b) pari passu with any other class or series of stock of the Company, the terms of which specifically provide that such class or series will rank pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments on a liquidation event.

Dividends:  The shares of Series A Preferred Stock are not entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding shares of common stock. If the Company does pay dividends, each outstanding share of Series A Preferred Stock will entitle its holder to receive dividends out of available funds equal to the dividends to which the common stock into which such share was convertible on the record date would have been entitled, had such common stock been issued.

SHARES ELIGIBLE FOR FUTURE SALE

As of the closing of this offering, we will have shares of common stock, issued and outstanding.

Approximate Number of Shares Eligible for Future Sale	Date

(1)	After the date of this prospectus, freely tradable shares sold in this offering.

(1)	Assumes the underwriter’s over-allotment option to purchase additional Shares is not exercised.

As of November 9, 2009, there were (i) 22,512,131 shares of common stock outstanding, (ii) 7,612,198 shares of Series A Preferred Stock (convertible into 7,612,198 shares of common stock); (iii) Series A Warrants to purchase 5,822,655 shares of common stock; (iv) Series B Warrants to purchase 5,800,910 shares of common stock and (v) 60,000 outstanding options to purchase shares of our common stock. Assuming conversion of all of the Series A Preferred Stock, the exercise of all of the Series A Warrants and Series B Warrants and the exercise of all outstanding options, there will be 41,965,425 shares of common stock outstanding. 2,070,836 of these shares have been registered for resale in a Registration Statement (file no. 333-150800), which was declared effective on August 11, 2009. Many of our shares (including all of the shares underlying the Series A Preferred Stock) are currently eligible for resale under Rule 144, subject to the restrictions set forth therein.

Rule 144

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the owner is one of our affiliates, such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding (which will equal approximately 234,588 shares immediately after this offering); or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, assuming that our common stock is trading at such time.

Sales by a person deemed to be our affiliate under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights

We are obligated to register an aggregate of 41,495,261 shares of common stock for resale in one or more registration statements pursuant to (i) the registration rights set forth in the registration rights agreement entered into on March 28, 2008 with investors in the private placement, as amended on May 8, 2008, and (ii) the registration rights side agreement entered into on March 28, 2008 with the selling stockholders who had acquired their shares prior to the reverse merger and private placement; we have no other obligation to register under the Securities Act any of our shares of common stock. Pursuant to a Waiver and Release dated as of March 9, 2009, the investors party to the registration rights agreement waived their right to liquidated damages for our failure to have the registration statement declared effective on or prior to September 24, 2008.

Lock-Up Agreement

On March 28, 2008, we entered into an agreement with the sole stockholder of Winning State (BVI) under which, in order to induce Forme Capital to enter into the share exchange agreement, certain stockholders including Mr. Zhuangyi Wang, our CEO and Mr. Xudong Wang, our former CFO, agreed that (i) they will not sell or transfer any shares of our common stock until at least 12 months after the effective date of a registration statement filed with the SEC registering for resale the shares of common stock underlying the Series A Preferred Stock issued in the private placement transaction, and (ii) for an additional 24 months after the end of that 12 month period, it will not sell or transfer more than one-twelfth of its total shares of that common stock during any one month. To date, only 687,399 of the 9,117,647 shares of common stock underlying the Series A Stock have been registered for resale.

Lock-Up Letters

On October 15, 2009, in connection with the offering and in order to induce Roth Capital Partners, LLC to act as our underwriter, each of our directors and executive officers, and Winning State (BVI) agreed that, without the prior written consent of Roth Capital Partners, LLC, they would not, during the period commencing on October 15, 2009 and ending 180 days after the date of the final prospectus relating to this offering (i) either directly or indirectly sell, pledge, lend or transfer any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, subject to certain exclusions, or (ii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock.

Vision Opportunity China LP has agreed to enter into a 90-day lock-up agreement with Roth Capital Partners, LLC at the closing of the offering, provided that other holders of our Series A Preferred Stock agree to enter into similar agreements.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material United States federal income tax consequences to an investor of the acquisition, ownership and disposition of the common stock purchased by the investor pursuant to this offering. As unsed in this discussion, “we”, “our” and “us” refers to QKL Stores Inc. This discussion assumes that an investor will hold each share of our common stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of United States federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) United States federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-United States tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the United States dollar, expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for United States federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the United States Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable United States Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for United States federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-UNITED STATES TAX LAWS, AS WELL AS UNITED STATES FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our common stock. A distribution on such shares will be treated as a dividend for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for United States federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for United States federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the Unites States, as described below, generally will be subject to United States federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for United States federal income tax purposes. In general, a United States corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to United States federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any United States source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by United States source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent United States federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for United States federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the United States office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of United States federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we or Speedy Brilliant (BVI) receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Speedy Brilliant (BVI). However, since it is not anticipated that we or Speedy Brilliant (BVI) would receive dividends or generate other income in the near future, we and Speedy Brilliant (BVI) are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We and Speedy Brilliant (BVI) will consult with the PRC tax authorities and make any necessary tax payment if we or Speedy Brilliant (BVI) (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Speedy Brilliant (BVI) is a resident enterprise under the EIT Law, and if we or Speedy Brilliant (BVI) were to have income in the future.

Dividends from PRC Operating Companies

If we or Speedy Brilliant (BVI) are not treated as resident enterprises under the EIT Law, then dividends that we or Speedy Brilliant (BVI) receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We and Speedy Brilliant (BVI) are holding companies and substantially all of our income and that of Speedy Brilliant (BVI) may be derived from dividends. Thus, if we or Speedy Brilliant (BVI) are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us and Speedy Brilliant (BVI) are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Speedy Brilliant (BVI). As indicated above, however, Speedy Brilliant (Daqing) is not expected to pay any dividends in the near future. We and Speedy Brilliant (BVI) will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Speedy Brilliant (Daqing) were to pay any dividends and we or Speedy Brilliant (BVI) (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that either we or Speedy Brilliant (BVI) is a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive from Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including United States investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including United States investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including United States investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC (“Roth”) with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to Roth, and Roth has agreed to purchase from us,       shares of common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days to buy up to an additional       shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We estimate that total expenses payable by us in connection with this offering, excluding underwriting discounts and commissions, will be approximately $     .

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock without the prior written consent of the underwriter, for a period of 180 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. Vision Opportunity China LP has agreed to enter into a 90-day lock-up agreement with Roth Capital Partners, LLC at the closing of the offering, provided that other holders of our Series A Preferred Stock agree to enter into similar agreements.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

Prior to this offering, there has only been a limited market for the common stock, which until October 21, 2009 was traded on the OTCBB under the symbol QKLS.OB. On October 21, 2009, our shares were listed on the NASDAQ Capital Market under the symbol “QKLS.” Because there has not been an effective trading market of substance for our common stock to date, however, the offering price for shares offered hereby, which was negotiated by the Company and the underwriter, may not necessarily reflect the last reported sale price for our common stock or the market price of the common stock following the offering. In addition to recent sale prices for our common stock, the following factors were considered in determining the offering price:

•	the information presented in this prospectus and otherwise available to the underwriter;
•	our current financial condition and results of operations;
•	the prospects for our future earnings;
•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and
•	the general condition of the securities markets at the time of the offering.

We offer no assurances that the offering price corresponds to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriter participating in the offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. A DVD containing information about our company has been distributed at certain of our roadshow presentations. The text and description of the visual scenes depicted in the DVD is included in this prospectus as Appendix A. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or our website and any information contained in any other website maintained by the underwriter or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock and preferred stock is Empire Stock Transfer Inc. Our Transfer Agent and Registrar’s telephone number is (702)-818-5898.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by DLA Piper, LLP (US). In addition, certain legal matters relating to the PRC in connection with this offering will be passed upon for us by Beijing Deheng Law Office, Beijing, PRC.

EXPERTS

Albert Wong & Co, independent registered public accountants, located in Hong Kong, have audited our financial statements included in this registration statement to the extent and for the periods set forth in their report. We have relied on such reports given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or “counsel” as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

Some of our directors and officers reside in the PRC and substantially all of our assets are located in the PRC. In addition, certain “experts” named in this prospectus are located in the PRC. As a result, it may be difficult or impossible for you to effect service of process on our officers and directors or those experts within the United States.

Deheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would (1) recognize or enforce judgments of United States courts obtained against our officers or directors or the experts named in this prospectus based on the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the PRC against our officers or directors or the experts named in this prospectus based on the securities laws of the United States or any state in the United States.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Previous Independent Accountants

On March 28, 2008, we dismissed Comiskey and Company, P.C., as our independent accountant. The reports of Comiskey and Company, P.C., on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent accountants was approved by our Board of Directors on March 28, 2008.

During our two most recent fiscal years and through the date of this prospectus, we have had no disagreements with Comiskey and Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Comiskey and Company, P.C., would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

We provided Comiskey and Company, P.C. with a copy of this disclosure before its filing with the SEC. We requested that Comiskey and Company, P.C. provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from Comiskey and Company, P.C., stating that it does agree with the above statements. Copies of such letters, dated as of March 28 and April 8, 2008, respectively, are filed as Exhibits 16.1 and 16.2 to this prospectus.

Our Board of Directors appointed Albert Wong & Co., Certified Public Accountants as our new independent registered public accounting firm effective as of March 28, 2008. During the two most recent fiscal years and through the date of our engagement, we did not consult with Albert Wong & Co. regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)), during the two most recent fiscal years.

On October 15, 2009, we dismissed Albert Wong & Co. (“Albert Wong”), as our independent registered public accounting firm. The reports of Albert Wong on our financial statements for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent accountants was approved by our Audit Committee on October 14, 2009.

During our two most recent fiscal years and through October 16, 2009, the date of filing our Current Report on Form 8-K announcing the dismissal of Albert Wong, we have had no disagreements with Albert Wong on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Albert Wong, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

Albert Wong has provided us with a letter addressed to the SEC stating that it agreed with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K, which was filed with the SEC on October 16, 2009.

New Independent Accountants

On October 16, 2009, we appointed BDO Guangdong Dahua Delu CPAs, LLP (“BDO”) as our new independent registered accounting firm. The appointment of BDO was approved by our Audit Committee on October 14, 2009. During the two fiscal years of the Company ended December 31, 2007 and 2008, and through the date of the Albert Wong’s engagement, the Company did not consult BDO regarding either: (i) the application of accounting principles to a specified transaction (either completed or proposed), or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement” or “reportable event” within the meaning set forth in Regulation S-K, Item 304 (a)(1)(iv) or (a)(1)(v).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers from all liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

QKL STORES INC.

CONDENSED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Cash	$26,689,177	$19,285,021
Pledged deposits	181,693	293,149
Trade receivables	452,366	793,352
Other receivables	3,889,925	4,189,140
Prepaid expenses	2,111,601	1,862,591
Advances to suppliers	3,039,363	3,342,756
Inventories and consumables	15,614,718	14,544,341
Total current assets	51,978,843	44,310,350
Property, plant equipment, net	15,822,986	12,960,303
Intangible assets, net	757,770	776,259
Goodwill	19,222,986	18,878,823
Long-term prepayment	419,146	787,741
Total Assets	$88,201,731	$77,713,476
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term bank loans	$—	$2,188,439
Accounts payable	24,580,735	21,283,818
Cash card and coupon liabilities	6,256,616	3,858,514
Deposits received	1,561,722	2,901,205
Accrued expenses	1,320,638	681,969
Other PRC taxes payable	178,993	203,443
Other payables	2,806,766	1,476,665
Income taxes payable	761,381	1,252,336
Total current liabilities	37,466,851	33,846,389
Commitments and contingencies
Stockholders’ Equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 20,882,353 at September 30, 2009 and December 31, 2008	20,882	20,882
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 9,117,647 shares issued and outstanding at September 30, 2009 and December, 2008	91,176	91,176
Additional paid-in capital	21,783,477	21,783,477
Statutory reserves	3,908,247	3,908,247
Retained earnings (accumulated deficit)	22,498,994	14,204,169
Accumulated other comprehensive income	2,432,104	3,859,136
Total stockholders’ equity	50,734,880	43,867,087
Total Liabilities and Stockholders’ Equity	$88,201,731	$77,713,476

See notes to unaudited condensed financial statements.

QKL STORES INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenues
Direct sales	$55,790,251	$30,568,689	$172,301,378	$87,880,021
Other operating income	1,288,622	1,013,733	3,550,675	2,456,883
	57,078,873	31,582,422	175,852,053	90,336,904
Cost of inventories sold	46,607,907	23,788,325	143,096,587	69,080,122
Gross profit	10,470,966	7,794,097	32,755,466	21,256,782
Selling expenses	6,348,030	3,945,824	18,424,432	10,280,984
General and administrative expenses	1,051,608	647,002	3,217,258	2,025,131
Income from operation	3,071,328	3,201,271	11,113,776	8,950,667
Other expenses	—	—	—	1,976,470
Interest income	35,342	89,683	188,448	196,143
Interest expenses	4	41,533	20,800	170,675
Income before provision for income taxes	3,106,666	3,249,421	11,281,424	6,999,665
Provision for income taxes	829,840	824,344	2,986,599	2,343,631
Net income (loss) attributable to common stockholders	$2,276,826	$2,425,077	$8,294,825	$4,656,034
Weighted average number of shares outstanding
Basic	20,882,353	20,882,353	20,882,353	20,882,353
Diluted	30,000,000	31,127,457	30,000,000	30,753,466
Net income (loss) per share
Basic	$0.11	$0.12	$0.40	$0.22
Diluted	0.08	0.08	0.28	0.15

See notes to unaudited condensed financial statements.

QKL STORES INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$8,294,825	$4,656,034
Depreciation	1,869,122	1,300,368
Amortization	20,359	24,026
Loss on disposal of plant and equipment	51,040	37,295
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Accounts receivables	342,666	—
Other receivables	309,164	(3,199,657)
Inventories and consumables	(1,034,325)	(871,726)
Advances to suppliers	311,285	(482,372)
Prepaid expenses	(614,555)	(998,758)
Accounts payable	2,225,442	8,150,921
Cash card and coupon liabilities	2,387,021	1,036,247
Deposits received	(317,626)	(655,423)
Accruals	636,669	393,631
Other PRC taxes payable	(24,927)	69,085
Other payables	1,277,448	539,059
Income taxes payable	(493,640)	415,374
Net cash provided by (used in) operating activities	15,239,968	10,414,104
Cash flows from investing activities:
Purchase of plant and equipment	(4,246,550)	(1,612,321)
Sales proceed of fixed assets	21,162	92,561
Payment of long term prepayments	—	(32,154)
Increase (Decrease) pledged deposits	111,456	(300,000)
Net cash provided by (used in) investing activities	(4,113,932)	(1,851,914)
Cash flows from financing activities:
Proceeds from issuance of Series A convertible preferred stock	—	15,500,000
Repayment of bank loan	(2,192,178)	(2,857,608)
Net cash provided by financing activities	(2,192,178)	12,642,392
Net increase (decrease) in cash	8,933,858	21,204,582
Effect of foreign currency translation on and cash equivalents	(1,529,702)	1,261,970
Cash at beginning of period	19,285,021	10,742,064
Cash at end of period	$26,689,177	$33,208,616
Supplemental disclosures of cash flow information:
Interest received	$188,448	$196,143
Interest paid	20,800	$170,675
Income taxes paid	$2,504,587	$1,928,258

See notes to unaudited condensed financial statements.

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

QKL Stores, Inc. (“Store”, “Company”) (formerly known as Forme Capital, Inc.) was incorporated under the laws of the State of Delaware on December 2, 1986. From 1989 to 2000, Store created and spun off to its stockholders nine blind pool companies for two years, then operated as a real estate company for eight years, then sold substantially all of its assets and ceased operations. From 2000 until March 28, 2008, Store was a shell company with no substantial operations or assets. Store currently operates through (1) itself, (2) one directly wholly-owned subsidiary in the British Virgin Islands: Speedy Brilliant Group Ltd. (“Speedy Brilliant (BVI)”), (3) one directly wholly-owned subsidiary of Speedy Brilliant (BVI) located in Mainland China: Speedy Brilliant (Daqing) Ltd. (“Speedy Brilliant (Daqing)” or “WFOE”), (4) one operating company located in Mainland China: Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“Qingkelong Chain”), which Store controls, through contractual arrangements between WFOE and Qingkelong Chain, as if Qingkelong Chain were a wholly-owned subsidiary of Store, and (5) one wholly-owned operating subsidiary of Qingkelong Chain located in Mainland China: Daqing Qinglongxin Commerce & Trade Co., Ltd (“Qinglongxin Commerce”).

Speedy Brilliant (BVI) was established in the British Virgin Islands as a BVI business company on February 23, 2007. Speedy Brilliant (Daqing) was established in the Heilongjiang Province of the People’s Republic of China (the PRC) as a limited company on August 1, 2007. Qingkelong Chain was established in the Heilongjiang Province of the PRC as a limited company on November 2, 1998. Qinglongxin Commerce was established in the Heilongjiang Province of the PRC as a limited company on July 10, 2006.

The Store and its subsidiaries (hereinafter, collectively referred to as “the Company”) are engaged in the operation of retail chain stores in the PRC.

The Company is a regional supermarket chain that currently operates 31 supermarkets and 2 department stores in northeastern China and Inner Mongolia. The Company’s supermarkets sell a broad selection of merchandise including groceries, fresh food and non-food items. The Company currently has one distribution center servicing its supermarkets.

Management believes that the Company is the only supermarket chain in northeastern China and Inner Mongolia that is a licensee of the International Grocers Alliance, or IGA, a United States-based global grocery network with aggregate retail sales of more than $21.0 billion per year. As a licensee of IGA, we are able to engage in group bargaining with suppliers and have access to more than 2,000 private IGA brands, including many that are exclusive IGA brands.

The Company completed the initial steps in the execution of our expansion plan in March 2008, when the Company raised financing through the combination of our reverse merger and private placement. Under that plan, the Company opened four new stores in 2009 that have, in the aggregate, approximately 20,000 square meters of space and 10 new stores in 2008 that have, in the aggregate, approximately 50,000 square meters of space. Six stores opened in 2008 were opened by the Company and four of the new stores were opened through the acquisition of existing businesses by the Company. The Company plans to open three additional supermarkets in 2009 that will have, in the aggregate, approximately 17,300 square meters of space and one additional distribution center that will have approximately 19,600 square meters of space. In 2010, the Company plans to open hypermarkets, as well as additional supermarkets and department stores having, in the aggregate, approximately 120,000 square meters of space. The Company is also making improvements to its logistics and information systems to support our supermarkets. The Company expects to finance its expansion plan from funds generated from operations, bank loans and proceeds from this offering.

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation — Interim Financial Statements

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the SEC and should be read in conjunction with the Company's audited financial statements and footnotes thereto for the period from inception (July 3, 2007) to December 31, 2008 included in the Company's Annual Report on Form 10-K. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the Unites States of America have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting primarily of normal recurring adjustments) that are, in the opinion of management necessary for a fair presentation of the Company's financial position, results of operations and cash flows. The operating results for the period ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC and Hong Kong, the accounting standards used in the places of their domicile. The accompanying condensed interim consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company's subsidiaries to present them in conformity with US GAAP.

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Store and its wholly-owned and majority owned subsidiary of Store. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Segment Reporting

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies operating segments based on how management internally evaluates separate financial information, business activities and management responsibility. The Company operates in a single business segment consisting of operating retail chain stores in the PRC.

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Advertising and Promotion Costs

Costs associated with advertising and promotions are expensed as incurred. Advertising expenses included in the selling expenses for the nine months ended September 30, 2009 and 2008 were $47,710 and $58,171 respectively, also included in the general and administrative expenses for nine months ended September 30, 2009 and 2008 were $6,106 and $70,024 respectively.

Pledged Deposits

Pledged deposits are restricted cash kept in a trust account maintained in the United States for the purpose of investor and public relation affairs. As of September 30, 2009, the balance of the pledged deposit was $181,693.

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured. The Company recognizes sales revenue net of sales taxes and estimated sales returns at the time it sells merchandise to the customers.

Accordingly, revenue represents the purchase price of goods sold, recognized upon the delivery of goods to customers at the point of sale, generally at the checkout counter. The Company generally recognizes revenue at the time of sale, when goods are delivered to the customer and cash is received and recorded by its employees. In addition to cash payments, the Company receives payments by bank debit cards, for which the Company also recognizes revenue at the time of sale. The Company also receives payments by a pre-paid cash cards, which represents cash accounts that customers has funded prior to the sale. Revenue from cash cards is recognized at the time the customer funds the card account. Customer purchases of cash cards are not recognized as revenue until the card is redeemed and the customer purchases merchandise by using the cash cards. The Company does not accept any other method of payment and we do not deliver goods on credit.

The products generally could be returned by the customers within 30 days after purchased. Estimated sales returns are based on past experience and have been immaterial.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories are comprised of merchandise purchased for resale and are stated at lower of cost and net realizable value. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

Consumables are comprised of (i) the packaging materials and (ii) the stationery for own consumption. Consumables are stated at cost, which is determined by using the weighted average method. The costs of packaging materials are expensed into the costs of inventories sold. The costs of consumables for our own consumption are expensed into selling expenses and general & administrative expenses, depending on which department consumed.

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Property, Plant, and Equipment

Property and equipment are recorded at cost. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Buildings	30 – 40 years
Shop equipment	6 years
Office equipment	5 years
Motor vehicles	8 years
Car park	43 years
Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and betterments are capitalized.

Cash Card and Coupon Liabilities

Cash cards and coupon liabilities are recorded as liabilities at face value or selling value to the customers when coupons or cash cards are sold.

Coupons surrendered in exchange for products and/or debit in cash cards during the year are recognized as sales less discount and transferred the net sales to the income statements.

Cash cards have no expiration dates. Therefore, cash cards cannot expire unredeemed. Unredeemed cash cards are not recognized as income. Unredeemed cash cards are accounted for as cash card and coupon liabilities, which is deferred revenue in current liabilities. Management recognizes income when there is evidence that the revenue is earned.

Coupons have expiration dates. If coupons with expiration dates remain unredeemed at the expiration date, they are recognized as other operating income.

Outstanding cash card and coupon liabilities are classified as current liabilities at the end of the periods.

Suppliers and Consignees

Generally, we have 30 days credit period from our suppliers and consignees. Income from suppliers and consignees includes fees paid in connection with product promotions, general sponsorships, and savings relating to transportation and early settlement of our accounts. Consistent with EITF 02-16, product promotions and general sponsorships are classified as a reduction in the cost of inventory. Other income from suppliers and consignees, such as savings relating to transportation and early settlement of our accounts have been included as other operating income in our net revenues. Rebates from suppliers and consignees have been included as a reduction in the cost of inventory as earned and recognized as a reduction in cost of sales when the product is sold.

In connection with our sponsorships, we incur expenses for our posters and promotional flyers. The sponsorship amounts we recognize are net of those expenses.

Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for Impairment on Disposal of Long-lived Assets”, the Company reviews for impairment of long-lived assets whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in its strategic business objectives and utilization of the asset; or significant negative industry or economic trends. Impairment would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

As of September 30, 2009, the Company is not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Concentration of Credit Risk

The Company maintains cash in a bank deposit accounts in PRC, except one pledged deposit account in U.S. for the sole purpose of disbursements of investor’s relationship expenses. Balance in that account that is in excess of FDIC limit on September 30, 2009 was $81,693. The Company has not experienced any losses on this account and any other accounts in PRC.

Retirement Benefit Plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only funding obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funding included in the selling expenses for the nine months ended September 30, 2009 and 2008 were $1,314,789 and $541,604 respectively, and included in the general and administrative expenses for the nine months ended September 30, 2009 and 2008 were $137,907 and $91,125 respectively.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statements and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Deferred income taxes are not material to the Company's financial position and results of operations as of September 30, 2009.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting For Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 establishes new evaluation and measurement processes for all income tax positions taken. FIN 48 also requires expanded disclosure of income tax matters. The adoption of this standard had no effect on the Company's financial statements.

Fair Value Measurements

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurement” (“SFAS No. 157”), for its financial assets and liabilities that are remeasured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157”, the Company has elected to defer implementation of SFAS No. 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities. The adoption of SFAS No. 157 to the Company’s financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results. The Company’s assets and liabilities

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

that are measured at fair value on a recurring basis as of December 31, 2008, 2007, and 2006, include cash and cash equivalents which is valued from quoted prices in active markets (Level 1). In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices in markets that are not active, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

The fair values of the Company’s cash and cash equivalents are determined through market, observable and corroborated sources. The carrying amounts reflected in the consolidated balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

Earnings Per Share

The Company reports earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Diluted earnings per share represents basic earnings per share adjusted to include the potentially dilutive effect of outstanding stock options.

Calculation of the weighted average common shares outstanding during the period is based on 20,882,353 initial shares outstanding throughout the period from March 28, 2008 (time of reverse merger) to September 30, 2009. Basic net income per share is calculated by dividing net income by the total common stock outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. It includes preferred stock of 9,117,647 that could be converted to the same number of common stocks upon conversion. The shares issuable upon exercise of the Warrants have been excluded from the calculation of diluted net income per share since the Warrants are not exercisable by the end of the reporting period.

	Nine Months Ended
	September 30, 2009	September 30, 2008
Basic weighted average shares outstanding	20,882,353	20,882,353
		—
Dilutive shares:
Conversion of Series A convertible preferred stock	9,117,647	9,117,647
Conversion of warrants	—	753,466
Diluted weighted average shares outstanding	30,000,000	30,753,466

	Three Months Ended
	September 30, 2009	September 30, 2008
Basic weighted average shares outstanding	20,882,353	20,882,353
Dilutive shares:
Conversion of Series A convertible preferred stock	9,117,647	9,117,647
Conversion of warrants	—	1,127,457
Diluted weighted average shares outstanding	30,000,000	31,127,457

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Preferred Stock and Warrants

On March 28, 2008 the company completed the sale of 9,117,647 units for approximately $15,500,000. Each unit consisted of one share of our Series A preferred stock and one Series A warrant and one Series B warrant. Each share of Series A preferred stock is convertible into one share of common stock, subject to certain anti-dilution provisions. Each warrant is convertible into 0.625 shares of common stock or a total of 11,397,058 shares of common stock. The warrants have a five year life and the Series A warrants are exercisable at an equivalent price of $3.40 per share and the Series B are exercisable at an equivalent price of $4.25 per share.

The proceeds from the transaction were allocated to the warrants and preferred stock based on the relative fair value of the securities. The value of the Series A shares was determined by reference to the market price of the common shares into which it converts and the gross value of the warrants was calculated using the Black-Scholes model. (Assumption used life of 5 years, volatility of 89%, and risk free interest rate of 2.51%). The proceeds were allocated $91,176 to the par value of the Series A preferred, $9,388,824 to additional paid in capital-preferred series A and $6,020,000 to the warrants. This allocation resulted in the holders of the Preferred Series A shares receiving a beneficial conversion feature totaling $1,917,000. This beneficial conversion feature as been accounted for as a dividend to the holders and has been charged to retained earnings.

In connection with the sale of the units the Company paid fees totaling approximately $1,591,000 in the form of cash of $1,371,500 and Series A and Series B warrants to purchase 191,250 and 153,000 shares of common stock respectively. The warrants were valued using the Black-Scholes model using the same assumptions as used for the warrants contained in the units.

Under Section 8(e) of the Registration Rights Agreement dated as of March 28, 2008 by and among the Company and certain purchasers listed on a schedule attached thereto the Company agreed to have a registration statement registering certain of the securities of those purchasers declared effective with the Securities and Exchange Commission on or prior to September 24, 2008 or pay liquidated damages.

The registration statement has been declared effective, pursuant to a Waiver and Release dated as of March 9 2009, the investors have waived their right to liquidated damages for the Company’s failure to have the registration statement declared effective on or prior to September 24, 2008. Accordingly, there is no contingent liability we have not accrued and recorded any amount for this in the financial statements as of September 30, 2009.

Recent Accounting Pronouncements

In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. In preparing these financial statements, the Company evaluated the events and transactions that occurred from October 1, 2009 through November 13, 2009, the date these financial statements were issued. The Company has made the required additional disclosures in reporting periods in which subsequent events occur.

In June 2009, the FASB issued SFAS No. 167 Amendments to FASB Interpretation No. 46(R) (SFAS No. 167). SFAS No. 167 amends FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), regarding when and how to determine, or re-determine, whether an entity is a variable interest entity. In addition, SFAS No. 167 replaces FIN 46R’s quantitative approach for determining who has a controlling financial interest in a variable interest entity with a qualitative approach. Furthermore, SFAS No. 167 requires ongoing assessments of whether an entity is the primary beneficiary of a variable interest

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

entity. SFAS No. 167 is effective beginning January 1, 2010. SFAS No. 167 is not expected to have a material impact on the Company’s financial statements.

In June 2009, the FASB Accounting Standards Codification (Codification) was issued. The Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company is currently assessing the impact on its consolidated financial position and results of operations.

Note 3 — Other Receivables

Details of other receivables are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Deposits to employee for purchases and disbursements(1)	$1,751,250	$1,889,291
Coupon sales receivables	307,312	719,317
Input VAT receivables(2)	415,676	196,207
Loans to unrelated companies(3)	158,971	893,435
Prepaid rent	279,133	490,890
Rebates receivables(4)	977,583	—
Total	$3,889,925	$4,189,140

(1)	Deposits to employees for purchases and disbursements are cash held by employees in different retail shops in various cities and provinces in the PRC. They are held for local purchases of merchandise, and held by salespersons in shops for day to day operations. Normally, these deposits will be recognized as costs and expenses within 3 months after the deposits are paid.
(2)	Input VAT arises when the Group purchases products from suppliers and the input VAT can be deducted from output VAT on sales.
(3)	Loans to unrelated companies are unsecured, interest free and repayable on demand.
(4)	Rebates receivables are the rebate should be paid by the suppliers for the sales promotion.

Note 4 — Inventories and Consumables

Details of inventories and consumables are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Merchandise for resale	$15,135,406	$14,036,699
Production supplies	472,951	440,459
Low value consumables	6,361	67,183
Total	$15,614,718	$14,544,341

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Inventories and Consumables  – (continued)

At September 30, 2009 and December 31, 2008, the net book value of inventories that are carried at net realizable value amounted to $67,006 and $20,090 respectively. Obsolete inventories written-off for the nine months ended September 30, 2009 and 2008 were nil and nil respectively.

Note 5 — Property, Plant, and Equipment, Net

Details of property, plant and equipment, net are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Buildings	$6,256,715	$6,241,563
Shop equipment	10,491,361	8,498,599
Office equipment	1,066,742	834,563
Motor vehicles	749,188	562,876
Car park	18,837	18,791
Leasehold improvements	5,787,540	3,736,509
	24,370,383	19,892,901
Less accumulated depreciation	(8,547,397)	(6,932,598)
Total	$15,822,986	$12,960,303

Depreciation expense included in the selling expenses for the nine months ended September 30, 2009 and 2008 were $1,759,303 and $1,237,832 respectively, also included in the general and administrative expenses for the nine months ended September 30, 2009 and 2008 were $109,819 and $62,536 respectively.

As of September 30, 2009 and December 31, 2008, buildings with net book value of nil and $4,538,407 respectively of the Company were pledged as collateral under loan arrangements.

Note 6 — Intangible Assets, Net

Details of intangible assets, net are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Goodwill	$19,222,986	$18,878,823
Lease prepayments	859,178	857,097
	20,082,164	19,735,920
Less accumulated depreciation	(101,408)	(80,838)
Total	$19,980,756	$19,655,082

During the year 2008, the Company acquired a number of businesses in various locations of China through the purchases of assets and the operating rights from unrelated parties. Goodwill represents the excess of the cost of the purchases over the fair value of the net acquired identifiable assets at the date of acquisition.

Lease prepayments represent the prepaid land use rights. The land on which the Group’s retail stores, distribution centres and office are located is owned by the PRC government.

Amortization expenses for the above lease prepayments were approximately $20,359 and $24,026 for the nine months ended September 30, 2009 and 2008 respectively. Estimated amortization expense for the next five years is approximately $27,146 each year.

As of September 30, 2009 and December 31, 2008, lease prepayments with net book value of nil and $621,191 respectively of the Group were pledged as collateral under certain loan arrangements.

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Short-Term Bank Loans

Details of short-term bank loans are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Loans from Daqing City Commercial bank, interest at 7.425% per annum, due on May 22, 2009	$—	$2,188,439
Total	$—	$2,188,439

As of September 30, 2009 and December 31, 2008, buildings with net book value of nil and $4,538,407 respectively and lease prepayments with net book value of nil and $621,191 respectively of the Group were pledged as collateral for the above loan arrangements. These loans were primarily obtained for general working capital.

Interest expenses for the loans were $20,800 and $170,675 respectively for the nine months ended September 30, 2009 and 2008.

Note 8 — Other Payables

Details of other payables are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Repair, maintenance, and purchase of equipment payable	$669,490	$1,034,993
Staff and promoters bond deposits	2,137,276	441,672
Total	$2,806,766	$1,476,665

Note 9 — Income Taxes

The Company, being registered in the State of Delaware and which conducts all of its business through its subsidiaries incorporated in PRC, is not subject to any U.S. income tax. The subsidiaries are Speedy Brilliant (BVI), Speedy Brilliant (Daqing), Qingkelong Chain, Qinglongxin Commerce, Speedy Brilliant (Daqing), Qingkelong Chain, and Qinglongxin Commerce, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Under applicable income tax laws and regulations, an enterprise located in PRC, including the district where our operations are located, is subject to a 25% Enterprise Income Tax (“EIT”).

A reconciliation between the income taxes computed at the U.S. statutory rate and the rate of Group’s provision for income taxes is as follows:

	Nine Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)
U.S. statutory rate	$34%	$34%
Foreign income not recognized in the U.S. PRC EIT	(34)%	(34)%
PRC EIT	25%	25%
Total	$25%	$25%

The PRC EIT rate was 25% for the years ended September 30, 2009 and 2008, respectively. Income before income taxes of $11,281,424 and $6,999,665 for the nine months ended September 30, 2009 and 2008, respectively, was attributed to subsidiaries with operations in China. Income taxes related to China income for

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Income Taxes  – (continued)

the nine months ended September 30, 2009 and 2008 are $2,986,599 and $2,343,631 respectively. No deferred tax has been provided as there are no material temporary differences arising during the nine months ended September 30, 2009 and 2008.

Note 10 — Segment Information

The Company is principally engaged in the operation of retail chain stores in the PRC. Nearly all identifiable assets of the Company are located in the PRC. All revenues are derived from customers in the PRC. Accordingly, no analysis of the Company’s sales and assets by geographical market is presented.

For the nine months ended September 30, 2009 and 2008, the Company’s net revenues from external customers for products and services are as follows:

	Nine Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)
Sale of general merchandise	$172,301,378	$87,880,021
Rental income	2,434,934	1,836,230
Other income	1,115,741	620,653
Total	$175,852,053	$90,336,904

For the nine months ended September 30, 2009 and 2008, the Company’s net revenues from external customers for sale of general merchandise by categories of product are as follows:

	Nine Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)
Grocery	$57,984,298	$30,388,376
Fresh food	81,225,234	42,754,767
Non-food	33,091,846	14,736,878
Total	$172,301,378	$87,880,021

Note 11 — Commitments and Contingencies

Operating Leases

The Company has entered into tenancy agreements for retail stores expiring through 2021. Total rental expenses for nine months ended September 30, 2009 and 2008 amounted to $1,411,310 and $804,984 respectively. Rent expense related to the operating lease was $382,064and $248,169 for the three months ended September 30, 2009 and 2008, respectively.

As at September 30, 2009, the Company’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows: $2,096,238 (2010), $1,998,115 (2011), $1,959,537 (2012), $1,804,128 (2013), and $11,689,213 (thereafter), total of $19,547,231.

Litigation

The Company is not involved in legal proceedings and claims.

QKL STORES INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 12 — Subsequent Events

In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. In preparing these financial statements, the Company evaluated the events and transactions that occurred from October 1, 2009 through November 13, 2009, the date these financial statements were issued. The Company has made the required additional disclosures in reporting periods in which subsequent events occur.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel: 2851 7954
Fax: 2545 4086
ALBERT WONG
B.Soc., Sc., ACA., LL.B., CPA(Practising)

The board of directors and shareholders of
QKL Stores Inc. (“the Company”)

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of QKL Stores Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 included in the Company’s Item 9A “Controls and Procedures” in the Annual Report on Form 10-K and, accordingly, we do not express an opinion thereon.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QKL Stores Inc. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Albert Wong & Co.
Certified Public Accountants

Hong Kong, China
March 23, 2009

QKL STORES INC.

CONSOLIDATED BALANCE SHEETS
As at December 31, 2008 and 2007
(Stated in US Dollars)

	Note	2008	2007
ASSETS
Current assets
Cash and cash equivalents		$19,285,021	$10,742,064
Pledged deposits	3	293,149	—
Trade receivables		793,352	—
Other receivables	4	4,189,140	3,190,205
Prepaid expenses		1,862,591	909,587
Advances to suppliers		3,342,756	1,005,824
Inventories and consumables	5	14,544,341	8,239,770
Total current assets		$44,310,350	$24,087,450
Property, plant and equipment, net	6	12,960,303	9,806,545
Intangible assets, net	7	776,259	752,844
Goodwill	7	18,878,823	—
Long term prepayment	8	787,741	—
Total Assets		$77,713,476	$34,646,839
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	9	$2,188,439	$2,734,444
Accounts payable		21,283,818	7,856,753
Cash card and coupon liabilities		3,858,514	1,814,229
Deposits received		2,901,205	873,657
Accruals		681,969	347,486
Other PRC taxes payable		203,443	16,115
Other payables	10	1,476,665	793,484
Income taxes payable		1,252,336	374,895
Total current liabilities		$33,846,389	$14,811,063
Long-term bank loans	11	—	2,050,833
Total Liabilities		$33,846,389	$16,861,896
Commitments and contingencies	17	—	—
Stockholder’s Equity
Common stock, par value $0.001, 100,000,000 shares authorized, 20,882,353 and 19,082,299 issued and outstanding at December 31, 2008 and 2007 respectively		$20,882	$19,082
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 9,117,647 and nil issued and outstanding at December 31, 2008 and 2007 respectively	18	91,176	—
Additional paid-in capital		21,783,477	4,457,653
Statutory reserves		3,908,247	2,703,742
Retained earnings		14,204,169	9,176,694
Accumulated other comprehensive income		3,859,136	1,424,722
		$43,867,087	$17,784,943
Total Liabilities and Stockholders’ Equity		$77,713,476	$34,646,839

See accompanying notes to consolidated financial statements

QKL STORES INC.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

	Note	2008	2007
Net Revenues
Direct sales		$157,841,011	$90,464,198
Other operating income	13	3,640,342	1,908,614
		$161,481,353	$92,372,812
Cost of inventories sold		(127,172,246)	(73,597,592)
Gross profit		$34,309,107	$18,775,220
Selling expenses		(16,558,820)	(8,620,735)
General and administrative expenses		(3,249,506)	(1,303,130)
Income from operation		$14,500,781	$8,851,355
Transaction cost of reverse merger		(1,976,470)	—
Interest income		272,551	58,641
Interest expenses		(240,330)	(169,375)
Other expenses		(2,990)	—
Other income – government grant		—	39,385
Income before income taxes		$12,553,542	$8,780,006
Income taxes	14	(3,556,474)	(2,997,615)
Net income		$8,997,068	$5,782,391
Other comprehensive income:
Foreign currency translation adjustment		2,434,364	997,088
Comprehensive income		$11,431,432	$6,779,479
Basic earnings per share	12	$0.43	$0.30
Diluted earnings per share	12	$0.29	$0.30
Basic weighted average share outstanding	12	20,882,353	19,082,299
Diluted weighted average share outstanding	12	31,137,642	19,082,299

See accompanying notes to consolidated financial statements

QKL STORES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
ACCUMULATED OTHER COMPREHENSIVE INCOME
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

	Common Stock		Series A Convertible Preferred Stock		Additional Paid-In Capital			Accumulated Other Comprehensive Income
	No. of Share	Amount	No. of Share	Amount		Statutory Reserves	Retained Earnings		Total
Balance, January 1, 2007	19,082,299	$19,082	—	$—	$4,457,653	$1,792,141	$4,308,904	$427,684	$11,005,464
Net income	—	—	—	—	—	—	5,782,391	—	5,782,391
Appropriations to statutory reserves	—	—	—	—	—	911,601	(911,601)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	997,088	997,088
Balance, December 31, 2007	19,082,299	$19,082	—	$—	$4,457,653	$2,703,742	$9,179,694	$1,424,772	$17,784,943
Balance, January 1, 2008	19,082,299	$19,082	—	$—	$4,457,653	$2,703,742	$9,179,694	$1,424,772	$17,784,943
Net income	—	—	—	—	—	—	8,997,068	—	8,997,068
Reverse Acquisition	1,500,055	1,500	—	—	—	—	(851,088)	—	(849,588)
Appropriations to statutory reserves	—	—	—	—	—	1,204,505	(1,204,505)	—	—
Shares issued for Services	299,999	300	—	—	—	—	—	—	300
Issuance of Series A Convertible preferred stock	—	—	9,117,647	91,176	17,325,824	—	(1,917,000)	—	15,500,000
Foreign currency Translation Adjustment	—	—	—	—	—	—	—	2,434,364	2,434,364
Balance, December 31, 2008	20,882,353	$20,882	9,117,647	$91,176	$21,783,477	$3,908,247	$14,204,169	$3,859,136	$43,867,087

See accompanying notes to consolidated financial statements

QKL STORES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

	2008	2007
Cash flows from operating activities
Net income	$8,997,068	$5,782,391
Depreciation	1,727,668	1,481,161
Amortization	26,679	23,654
Loss on disposal of plant and equipment	—	75,885
Adjustments to reconcile net income to net cash provided by operating activities:
Trade receivables	(781,040)	—
Other receivables	(771,775)	(1,589,221)
Inventories and consumables	(5,265,816)	(1,783,189)
Advances to suppliers	(2,234,224)	635,264
Prepaid expenses	(874,300)	255,815
Accounts payable	12,699,697	(12,480)
Cash card and coupon liabilities	1,892,717	920,616
Deposits received	1,938,371	(22,910)
Accruals	307,278	(226,622)
Other PRC taxes payable	183,356	(103,858
Other payables	(23,471)	434,576)
Income taxes payable	839,059	(453,983)
Net cash provided by operating activities	$18,661,267	$5,417,099
Cash flows from investing activities
Purchase of plant and equipment	$(3,819,945)	$(1,467,398)
Payment of long term prepayments	(775,516)	—
Acquisition of business	(19,640,200)	—
Sale proceeds of plant, and equipment	—	39,559
Increase in pledged deposits	(293,149)	—
Net cash used in investing activities	$(24,528,810)	$(1,427,839)

See accompanying notes to consolidated financial statements

QKL STORES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

	2008	2007
Cash flows from financing activities
Issuance of Series A convertible preferred stock	$15,500,000	$—
Bank borrowings	—	4,594,864
Bank repayments	(2,872,635)	(2,494,355)
Net cash provided by financing activities	$12,627,365	$2,100,509
Net cash and cash equivalents sourced	$6,759,822	$6,089,769
Effect of foreign currency translation on cash and cash equivalents and cash equivalents	1,783,135	535,695
Cash and cash equivalents – beginning of year	10,742,064	4,116,600
Cash and cash equivalents – end of year	$19,285,021	$10,742,064
Supplementary cash flow information:
Interest paid	240,330	169,375
Tax paid	$2,472,229	$2,543,633

Supplemental non-cash disclosures:

During the year 2008, the Company acquired a number of business in sundry locations of China through the purchases of assets and operating rights from unrelated parties. The following represents the assets purchased assumed at the acquisition date:

Plant and equipment	$364,753
Inventories	396,624
$761,377
Cash consideration paid	$19,640,200
Goodwill	$18,878,823

See accompanying notes to consolidated financial statements

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

1. Organization and Principal Activities

QKL Stores, Inc. (the “Company”) (formerly known as Forme Capital, Inc.) was incorporated under the laws of the State of Delaware on December 2, 1986. From 1989 to 2000, the Company created and spun off to its stockholders nine blind pool companies for two years, then operated as a real estate company for eight years, then sold substantially all of its assets and ceased operations. From 2000 until March 28, 2008, the Company was a shell company with no substantial operations or assets. The Company currently operates through (1) itself, (2) one directly wholly-owned subsidiary in the British Virgin Islands: Speedy Brilliant Group Ltd. (“Speedy Brilliant (BVI)”), (3) one directly wholly-owned subsidiary of Speedy Brilliant (BVI) located in Mainland China: Speedy Brilliant (Daqing) Ltd. (“Speedy Brilliant (Daqing)” or “WFOE”), (4) one operating company located in Mainland China: Daqing Qingkelong Chain Commerce & Trade Co., Ltd. (“Qingkelong Chain”), which the Company controls, through contractual arrangements between WFOE and Qingkelong Chain, as if Qingkelong Chain were a wholly-owned subsidiary of the Company, and (5) one wholly-owned operating subsidiary of Qingkelong Chain located in Mainland China: Daqing Qinglongxin Commerce & Trade Co., Ltd (“Qingkelong Commerce”).

Speedy Brilliant (BVI) was established in the British Virgin Islands as a BVI business company on February 23, 2007.

Speedy Brilliant (Daqing) was established in the Heilongjiang Province of the People’s Republic of China (the PRC) as a limited company on August 1, 2007.

Qingkelong Chain was established in the Heilongjiang Province of the PRC as a limited company on November 2, 1998.

Qinglongxin Commerce was established in the Heilongjiang Province of the PRC as a limited company on July 10, 2006.

The Company and its subsidiaries (hereinafter, collectively referred to as “the Group”) are engaged in the operation of retail chain stores in the PRC.

On March 28, 2008, pursuant to the share exchange agreement between Forme Capital, Inc. the shareholders of Speedy Brilliant (BVI), and the other parties named therein, Forme Capital, Inc. issued 19,382,298 shares of its common stock to the shareholders of Speedy Brilliant (BVI), in exchange for 100% of the common stock of Speedy Brilliant (BVI). As a result of the share exchange, Speedy Brilliant (BVI) became a wholly-owned subsidiary of Forme Capital, Inc.

The share exchange transaction was accounted for as a reverse acquisition in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 141. “Business Combinations”. For financial reporting purposes, this transaction is classified as a recapitalization of the Company and the historical financial statements of Speedy Brilliant (BVI). The accompanying audited consolidated financial statements were retroactively adjusted to reflect the effects of the recapitalization. In specific, the 1,500,055 shares of Forme Capital, Inc. outstanding prior to the stock exchange transaction were accounted for at the net book value at the time of the transaction, which was a deficit of $851,088. Speedy Brilliant (BVI) is deemed to be the acquirer (accounting acquirer) and QKL Stores Inc. (formerly the “Forme Capital, Inc.”) is deemed to be the accounting acquiree. The consequence of the reverse acquisition is that the legal and accounting treatments diverged, with the legal acquiree being the acquirer for financial reporting purposes. The historical financial statements prior to the acquisition are restated to be those of the accounting acquirer. The historical financial statements are a continuation of the financial statements of the accounting acquirer not the accounting target. Historical stockholders’ equity of the accounting acquirer prior to the merger is retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the acquiree’s and acquirer’s stock with an offset to paid-in capital. Retained earnings (deficiency) of the accounting acquirer are carried forward after the acquisition. Operations prior to

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

1. Organization and Principal Activities  – (continued)

the reverse acquisition are those of the accounting acquirer. Earnings per share for periods prior to the reverse acquisition are restated to reflect the number of equivalent shares received by the acquiring company’s shareholders. Accordingly, the consolidated statements of income include the results of operations of Qingkelong Chain from the acquisition date through December 31, 2008, and 2007.

Also on March 28, 2008, WFOE entered into a series of agreements with Qingkelong Chain, as a result of which WFOE gained control of all of Qingkelong Chain’s business and management as if Qingkelong Chain were a wholly-owned subsidiary of WFOE. Those agreements were a consigned management agreement, a loan agreement, an exclusive purchase option agreement, a technology service agreement, and an equity pledge agreement.

Pursuant to those agreements, Speedy Brilliant (Daqing) made a loan of RMB 77 million (approximately $11 million) to the shareholders of Qingkelong Chain and obtained the management control and an exclusive right to acquire all of the equity of Qingkelong Chain.

The loan of $11 million to the stockholders of Qingkelong Chain is considered as an indirect investment from the Company to Qingkelong Chain through a series of contractual arrangements by way of a shareholders’ loan. The loan was recognized as an amount due from the shareholders of Qingkelong Chain to the Company in the individual company stage. The registered capital of Qingkelong Chain was increased by $11 million after the indirect investment. Both amounts were eliminated as inter-company investment in the consolidation of the Company with Qingkelong Chain. The loan remains outstanding as at December 31, 2008.

On June 18, 2008, the Company changed its name from Forme Capital, Inc. to QKL Stores, Inc.

2. Summary of Significant Accounting Policies

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(b) Principles of Consolidation

The Company consolidates the subsidiaries and the entities it controls through a majority voting interest or otherwise, including entities that are variable interest entities (“VIE’s”) for which the Company is the primary beneficiary pursuant to FASB Interpretation No. 46(R) (revised December 2003), “Consolidation of Variable Interest Entities, Interpretation of ARB 51” (“FIN 46(R)”). The provisions of FIN 46(R) have been applied respectively to all periods presented in the consolidated financial statements.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

Subsidiaries

The Company consolidates its two wholly owned subsidiaries, Speedy Brilliant (BVI) and Speedy Brilliant (Daqing), because it controls those entities through its 100% voting interest in them. The following sets forth information about the wholly owned subsidiaries:

Name of Subsidiary	Place & Date of Incorporation	Equity Interest Attributable to the Company (%)	Registered Capital ($)	Registered Capital (RMB)
Speedy Brilliant Group Ltd. (“Speedy Brilliant (BVI)”)	BVI/February 23, 2007	100	$50,000	—
Speedy Brilliant (Daqing) Ltd. “Speedy Brilliant (Daqing)” or “WFOE”	PRC/August 1, 2007	100	$13,000,000	RMB 101,453,542

Variable Interests Entities

The Company has variable interests in two entities for which it is the primary beneficiary and accordingly consolidates the statements of financial position, results of operations and cash flows for these entities pursuant to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities  — an interpretation of ARB No. 51 (FIN 46R). These variable interests typically consist of a combination of voting rights arrangement, management control, loans and option to acquire all equity that grant the Company to right to acquire all equity from the equity owners, subject to prior governmental approvals to purchase their ownership interest if and when certain events occur. The Company has no significant variable interests for which it is not deemed to be the primary beneficiary.

Daqing Qingkelong Chain Commerce & Trade Co., Ltd

On March 28, 2008, WFOE entered into a series of agreements with Qingkelong Chain, as a result of which WFOE gained control of all of Qingkelong Chain’s business and management as if Qingkelong Chain were a wholly-owned subsidiary of WFOE. Those agreements were a consigned management agreement, a loan agreement, an exclusive purchase option agreement, a technology service agreement, and an equity pledge agreement. Pursuant to those agreements, the WFOE made a loan of RMB 77 million (approximately $11 million) to the shareholders of Qingkelong Chain. In consideration for the loan all the equity of Qingkelong Chain was pledged to WFOE, WFOE obtained control over the management and obtained the exclusive right to acquire all of the equity of Qingkelong Chain.

Daqing Qinglongxin Commerce & Trade Co., Ltd

By virtue of the agreements above, the Qingkelong Commerce being the wholly subsidiary of Qingkelong Chain is regarded as a VIE by the Company.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

The table below sets forth information about the two VIE’s of which the Company is the primary beneficiary:

Name of Variable Interest Entity	Place & Date of Incorporation	Equity Interest Attributable to the Company (%)	Registered Capital ($)	Registered Capital (RMB)
Daqing Qingkelong Chain Commerce & Trade Co., Ltd	PRC/November 2, 1998	100	$15,363,774	RMB 113,800,000
Daqing Qinglongxin Commerce & Trade Co., Ltd.	PRC/July 10, 2006	100	$62,642	RMB 500,000

The consolidated financial statements are presented in US Dollars. All significant inter-company balances and transactions are eliminated in consolidation.

(c) Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d) Economic and Political Risks

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e) Inventories and Consumables

Inventories comprise merchandise purchased for resale and are stated at lower of cost and net realizable value. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

Consumables comprise (i) the packaging materials and (ii) the stationery for own consumption. Consumables are stated at cost, which is determined by using the weighted average method. The costs of packaging materials are expensed into the costs of inventories sold. The costs of consumables for our own consumption are expensed into selling expenses and general & administrative expenses, depending on which department consumed.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

(f) Property, Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	30 – 40 years	Motor vehicles	8 years
Shop equipment	6 years	Car park	43 years
Office equipment	5 years	Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(g) Maintenance and Repairs

The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(h) Lease Prepayments

Lease prepayments represent the cost of PRC land use rights which are carried at cost and amortized on a straight-line basis over the period of rights of 30 to 40 years.

(i) Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net acquired identifiable assets at the date of acquisition. Goodwill is included in intangible assets and no amortization is provided.

Goodwill is tested for impairment annually on December 31 of each year. During the years, no impairment is made.

(j) Accounting for the Impairment of Long-Lived Assets

The Group periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in SFAS No. 144. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

During the reporting years, there was no impairment loss.

(k) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Group is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2008	2007
Year end RMB: USD exchange rate	6.85420	7.31410
Average yearly RMB: USD exchange rate	6.96225	7.61720

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

(l) Cash Card and Coupon Liabilities

Cash cards and coupon liabilities are recorded as liabilities at face value or selling value to the customers when coupons or cash cards are sold.

Coupons surrendered in exchange for products and/or debit in cash cards during the year are recognized as sales less discount and transferred the net sales to the income statements.

Cash cards have no expiration dates. Therefore, cash cards cannot expire unredeemed. Unredeemed cash cards are not recognized as income. Unredeemed cash cards are accounted for as cash card and coupon liabilities, which is deferred revenue in current assets. Management recognizes income when there is evidence that the revenue is earned.

Coupons have expiration dates. If coupons with expiration dates remain unredeemed at the expiration date, they are recognized as other operating income.

Outstanding cash card and coupon liabilities are classified as current liabilities at the end of the year.

(m) Cash and Cash Equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group maintains bank accounts only in the PRC. The Group does not maintain any bank accounts in the United States of America. The cash located outside the United States is not restricted as to usage.

(n) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured. The Company recognizes sales revenue net of sales taxes and estimated sales returns at the time it sells merchandise to the customers.

Direct sales are sales to customers at stores and are recognized at the point of sale on gross basis and net of sales taxes and estimated returns when products are delivered and title has passed to the end users. The products generally could be returned by the customers within 30 days after purchased. Estimated sales returns are based on past experience and that are immaterial. Customer purchases of cash cards are not recognized as revenue until the card is redeemed and the customer purchases merchandise by using the cash cards.

Administration and management fee, products entrance fee, promotion income, sponsorship income and transportation income are recognized on an accrual basis when the right to receive has been established or as services are provided according to contract terms.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

Rental income under operating leases is recognized in the consolidated income statements in equal installments over the accounting periods covered by the lease term.

(n) Suppliers and Consignees

Generally, we have 30 days credit period from our suppliers and consignees. Income from suppliers and consignees includes fees paid in connection with product promotions, general sponsorships, and savings relating to transportation and early settlement of our accounts. Consistent with EITF 02-16, product promotions and general sponsorships are classified as a reduction in the cost of inventory. Other income from supplies and consignees, such as savings relating to transportation and early settlement of our accounts have been included as other operating income in our net revenues. Rebates from suppliers and consignees have been included as a reduction in the cost of inventory as earned and recognized as a reduction in cost of sales when the product is sold.

In connection with our sponsorships, we incur expenses for our posters and promotional flyers. The sponsorship amounts we disclose are net of those expenses.

(o) Leases

The Group did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in selling expenses were $1,321,553 and $899,933 for the years ended December 31, 2008 and 2007 respectively, also included in the general and administrative expenses for the years ended December 31, 2008 and 2007 were $91,376 and $112,384 respectively.

(p) Advertising

The Group expensed all advertising costs as incurred. Advertising expenses included in the selling expenses for the years ended December 31, 2008 and 2007 were $83,886 and $137,960 respectively, also included in the general and administrative expenses for the years ended December 31, 2008 and 2007 were $70,458 and nil respectively.

(q) Income Taxes

The Group accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

The Group is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the enterprise income tax rate is 25% and 33% for the years ended December 31, 2008 and 2007 respectively.

(r) Retirement Benefit Plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only funding obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funding included in the selling expenses for the years ended December 31, 2008 and 2007 were $783,676 and $539,064 respectively, and included in the general and administrative expenses for the years ended December 31, 2008 and 2007 were $128,155 and $80,170 respectively.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

(s) Cash and Concentration of Risk

Cash includes cash on hand and demand deposits in accounts maintained within PRC. Total cash in these banks at December 31, 2008 and 2007 amounted to $18,412,721 and $10,531,217 respectively, of which no deposits are covered by Federal Depository Insured Commission. The Group has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(t) Statutory Reserves

As stipulated by the Company Law of the People’s Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)	Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;
(iii)	Allocations of 5 – 10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company’s employees; and
(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

These reserves from the PRC subsidiaries are not distributable in the form of cash dividends to the Company.

(u) Segment

The Company operates in one business segment of operating retail chain stores in the PRC.

(v) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

2. Summary of Significant Accounting Policies  – (continued)

goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

3. Pledged Deposits

Pledged deposits are restricted cash kept in a trust account maintained in the United States for the purpose of investor and public relation affairs.

4. Other Receivables

Details of other receivables are as follows:

	2008	2007
Deposits to employee for purchases and disbursements(1)	$1,889,291	$1,162,126
Coupon sales receivables	719,317	816,461
Input VAT receivables(2)	196,207	440,916
Loans to unrelated companies(3)	893,435	720,991
Prepaid rent	490,890	—
Rebate receivables	—	49,711
	$4,189,140	$3,190,205

(1)	Deposits to employees for purchases and disbursements are cash held by employees in different retail shops in various cities and provinces in the PRC. They are held for local purchases of merchandise, and held by salespersons in shops for day to day operations. Normally, these deposits will be recognized as costs and expenses within 3 months after the deposits are paid.
(2)	Input VAT arises when the Group purchases products from suppliers and the input VAT can be deducted from output VAT on sales.
(3)	Loans to unrelated companies are unsecured, interest free and repayable on demand.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

5. Inventories and Consumables

Details of inventories and consumables are as follows:

	2008	2007
Merchandise for resale	$14,036,699	$7,871,270
Production supplies	440,459	368,500
Low value consumables	67,183	—
	$14,544,341	$8,239,770

At December 31, 2008 and 2007, the net book value of inventories that are carried at net realizable value amounted to $20,090 and $10,690 respectively

Obsolete inventories written-off for the years ended December 31, 2008 and 2007 were $2,691 and $1,381 respectively.

6. Property, Plant and Equipment, Net

Details of property, plant and equipment, net are as follows:

	2008	2007
At cost
Buildings	$6,241,563	$5,852,732
Shop equipment	8,498,599	5,420,190
Office equipment	834,563	590,040
Motor vehicles	562,876	372,103
Car park	18,791	17,610
Leasehold improvements	3,736,509	2,402,562
	19,892,901	14,655,237
Less: accumulated depreciation	(6,932,598)	(4,848,692)
	$12,960,303	$9,806,545

Depreciation expense included in the selling expenses for the years ended December 31, 2008 and 2007 were $1,635,568 and $1,408,985 respectively, also included in the general and administrative expenses for the years ended December 31, 2008 and 2007 were $92,100 and $72,176 respectively.

As of December 31, 2008 and 2007, buildings with net book value of $4,538,407 and $5,014,041 respectively of the Group were pledged as collateral under certain loan arrangements.

As at December 31, 2007, buildings with net book value of $548,572 are held in the form of trust by Mr. Wang Zhuangyi, the major shareholder of the Company. Also, buildings with net book value of $562,494 were held in the form of trust by Mr. Wang Jiafan, the father of Mr. Wang Zhuangyi. The titles of the buildings were transferred to the Group on September 25, 2008. No consideration was required for the transfer of the titles.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

7. Intangible Assets, Net

Details of intangible assets, net are as follows:

	2008	2007
Goodwill	$18,878,823	$—
Lease prepayments, gross	857,097	803,204
	19,735,920	803,204
Accumulated amortization	(80,838)	(50,360)
	$19,655,082	$752,844

During the year 2008, the Company acquired a number of business in sundry locations of China through the purchases of assets and the operating rights from unrelated parties. Goodwill represents the excess of the cost of the purchases over the fair value of the net acquired identifiable assets at the date of acquisition.

Lease prepayments represent the prepaid land use rights. The land on which the Group’s retail stores, distribution centres and office are located is owned by the PRC government.

Amortization expenses for the above lease prepayments were approximately $26,679 and $23,654 for the years ended December 31, 2008 and 2007 respectively. Estimated amortization expense for the next five years is approximately $26,679 each year.

As of December 31, 2008 and 2007, lease prepayments with net book value of $621,191 and $603,393 respectively of the Group were pledged as collateral under certain loan arrangements.

As at December 31, 2007, lease prepayments with net book value of $157,341 were held in the form of trust by Mr. Wang Jiafan, the father of Mr. Wang Zhuangyi, the major shareholders of the Company. The titles of the lease prepayments were transferred to the Group on September 25, 2008. No consideration was required for the transfer of the titles.

8. Long Term Prepayment

Long term prepayment represents the rental expenses paid in advance.

9. Short-Term Bank Loans

Details of short-term bank loans are as follows:

	2008	2007
Loans from Daqing City Commercial Bank, interest rate at 6.44% to 8.75% per annum, due between May 24, 2008 and December 18, 2008	$—	$2,734,444
Loans from Daqing City Commercial Bank, interest rate at 7.425% per annum, due on May 22, 2009	2,188,439	—
	$2,188,439	$2,734,444

As of December 31, 2008 and 2007, buildings with net book value of $4,538,407 and $5,014,041 respectively and lease prepayments with net book value of $621,191 and $603,393 respectively of the Group were pledged as collateral for the above loan arrangements. These loans were primarily obtained for general working capital.

Interest expenses for the loans were $240,330 and $102,311 respectively for years ended December 31, 2008 and 2007.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

10. Other Payables

Details of other payables are as follows:

	2008	2007
Repair, maintenance, and purchase of equipment payables	$1,034,993	$376,745
Staff and promoters bond deposits	441,672	416,739
	$1,476,665	$793,484

11. Long-Term Bank Loans

Details of long-term bank loans are as follows:

	2008	2007
Loans from Daqing City Commercial Bank, interest rate at 8.91% per annum, due on May 22, 2009	—	2,050,833
	$—	$2,050,833

As of December 31, 2008 and 2007, buildings with net book value of $4,538,407 and $5,014,041 respectively and lease prepayments with net book value of $621,191 and $603,393 respectively of the Group were pledged as collateral for the above loan arrangements. These loans were primarily obtained for general working capital.

Interest expenses for the loans were nil and $67,064 respectively for the years ended December 31, 2008 and 2007.

12. Earnings per Share

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	2008	2007
Earnings:
Earnings for the purpose of basic earnings per share	$8,997,068	$5,782,391
Effect of dilutive potential common stock	—	—
Earnings for the purpose of dilutive earnings per share	$8,997,068	$5,782,391

	2008	2007
Number of shares:
Weighted average number of common stock for the purpose of basic earnings per share	20,882,353	19,082,299
Effect of dilutive potential common stock
- conversion of Series A convertible preferred stock	9,117,647	—
- conversion of warrants	1,137,642	—
Weighted average number of common stock for the purpose of dilutive earnings per share	31,137,642	19,082,299

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

13. Other Operating Income

Details of other operating income are as follows:

	2008	2007
Rental income from leasing of shop premises	$2,657,684	$1,557,739
Income from suppliers and consigners
- Administration and management fee	119,332	25,917
- Transportation	387,240	250,475
Gain on sales of consumables to third parties	293,623	43,695
Compensation and penalties income from third parties	22,777	—
Training income	20,704	—
Equipment rental income	71,098	—
Rebate	19,435	—
Others	48,449	30,788
	$3,640,342	$1,908,614

14. Income Taxes

(a) The Company, being registered in the State of Delaware and which conducts all of its business through its subsidiaries incorporated in PRC, is not subject to any income tax. The subsidiaries are Speedy Brilliant (BVI), Speedy Brilliant (Daqing), Qingkelong Chain, Qingkelong Commerce. (see note 1).

Speedy Brilliant (Daqing), Qingkelong Chain, and Qingkelong Commerce, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Under applicable income tax laws and regulations, an enterprise located in PRC, including the district where our operations are located, is subject to a 25% Enterprise Income Tax (“EIT”).

A reconciliation between the income taxes computed at the U.S. statutory rate and the rate of Group’s provision for income taxes is as follows:

	2008	2007
U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC EIT	25%	33%
Provision for income taxes	25%	33%

(b) The PRC EIT rate was 25% and 33% for the years ended December 31, 2008, and 2007, respectively.

Income before income taxes of $12,553,543, and $8,780,006 for the years ended December 31, 2008, and 2007, respectively, was attributed to subsidiaries with operations in China. Income taxes related to China income for the years ended December 31, 2008, and 2007 are $3,556,474 and $2,997,615 respectively.

(c) No deferred tax has been provided as there are no material temporary differences arising during the years ended December 31, 2008 and 2007.

15. Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

16. Related Party Transactions

As detailed in notes 6 and 7, certain lease prepayments and buildings were held in the trust by Mr. Wang Zhuangyi, the major shareholder of the Company, and his father Mr. Wang Jiafan. The titles of the lease prepayments and buildings were transferred to the Group on September 25, 2008. No consideration was required for the transfer of the titles.

17. Commitments and Contingencies

We may be in violation of Section 5 of the Securities Act and consequently certain investors may have rescission rights as to securities acquired. The Staff of the Division of Corporation Finance of the Securities and Exchange Commission has advised us that in their opinion the filing by us on October 24, 2008 of a Current Report on Form 8-K disclosing a power point presentation made at a number of investor conferences in October constitutes a violation of Section 5 of the Securities Act of 1933. The power point presentation contained certain statements about our company in addition to those contained in the registration statement currently on file with the Commission and did not disclose many of the related risks and uncertainties described in the registration statement relating to an investment in our company. If such action was held by a court or other governmental body to be a violation of the Securities Act, we could be required to repurchase any shares purchased by investors as a result of the power point presentation, plus statutory interest. As no investors purchased any shares from the Company as a result of the power point presentation the Company determined that notwithstanding the possible violation by us of Section 5 there is no contingent liability for any damages or other remedy under Section 12(a) (1) of the Securities Act.

The Group has entered into several tenancy agreements for retail stores expiring through 2021. Total rental expenses for years ended December 31, 2008 and 2007 amounted to $1,412,929 and $1,012,317 respectively.

As at December 31, 2008, the Group’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows:

Year ended December 31,
2009	$1,662,638
2010	1,606,650
2011	1,497,046
2012	1,447,842
2013	1,379,332
2014 and thereafter	7,595,792
$15,189,300

18. Preferred Stock and Warrants

On March 28, 2008 the company completed the sale of 9,117,647 units for approximately $15,500,000. Each unit consisted of one share of our Series A preferred stock and one Series A warrant and one Series B warrant. Each share of Series A preferred stock is convertible into one share of common stock, subject to certain anti-dilution provisions. Each warrant is convertible into 0.625 shares of common stock or a total of 11,397,058 shares of common stock. The warrants have a five year life and the Series A warrants are exercisable at an equivalent price of $3.40 per share and the Series B are exercisable at an equivalent price of $4.25 per share.

The proceeds from the transaction were allocated to the warrants and preferred stock based on the relative fair value of the securities. The value of the Series A shares was determined by reference to the market price of the common shares into which it converts and the gross value of the warrants was calculated

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

18. Preferred Stock and Warrants  – (continued)

using the Black-Scholes model. (Assumption used life of 5 years, volatility of 89%, and risk free interest rate of 2.51%). The proceeds were allocated $91,176 to the par value of the Series A preferred, $9,388,824 to additional paid in capital — preferred series A and $6,020,000 to the warrants. This allocation resulted in the holders of the Preferred Series A shares receiving a beneficial conversion feature totaling $1,917,000. This beneficial conversion feature as been accounted for as a dividend to the holders and has been charged to retained earnings.

In connection with the sale of the units the Company paid fees totaling approximately $1,591,000 in the form of cash of $1,371,500 and Series A and Series B warrants to purchase 191,250 and 153,000 shares of common stock respectively. The warrants were valued using the Black-Scholes model using the same assumptions as used for the warrants contained in the units.

Under Section 8(e) of the Registration Rights Agreement dated as of March 28, 2008 by and among the Company and certain purchasers listed on a schedule attached thereto the Company agreed to have a registration statement registering certain of the securities of those purchasers declared effective with the Securities and Exchange Commission on or prior to September 24, 2008 or pay liquidated damages.

Although the registration statement has not yet been declared effective, pursuant to a Waiver and Release dated as of March 9 2009, the investors have waived their right to liquidated damages for the Company’s failure to have the registration statement declared effective on or prior to September 24, 2008. Accordingly, as there is no contingent liability we have not accrued and recorded any amount for this in the financial statements as of December 31, 2008.

19. Segment Information

The Group is principally engaged in the operation of retail chain store in the PRC. Nearly all identifiable assets of the Group are located in the PRC. All revenues are derived from customers in the PRC. Accordingly, no analysis of the Group’s sales and assets by geographical market is presented.

For the years ended December 31, 2008 and 2007, the Group’s net revenues from external customers for products and services are as follows:

	2008	2007
Sale of general merchandise	$157,841,011	$90,464,198
Rental income	2,657,684	1,557,739
Other income	982,658	350,875
Total	$161,481,353	$92,372,812

For the years ended December 31, 2008 and 2007, the Group’s net revenues from external customers for sale of general merchandise by categories of product are as follows:

	2008	2007
Grocery	$54,032,176	$27,181,760
Fresh food	76,720,914	48,933,175
Non-food	27,087,921	14,349,263
Total	$157,841,011	$90,464,198

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

20. Acquisitions

In order to expand, the Company had five acquisitions during 2008 consisting of the purchase of the operating rights and certain assets of (1) Daqing Xinguangtiandi Shopping Center Co., Ltd; (2) Hulunbeier Huahui Department Store Co., Ltd; (3) Heilongjiang Longmei Commerce Co., Ltd; (4) Fuyu Xinshuguang Real Estate Development Co., Ltd and (5) Nehe Wanlong Commercial Building Co., Ltd.

On September 30, 2008, the Company purchased the operating rights and certain assets of Daqing Xinguangtiandi Shopping Center Co., Ltd, a supermarket store that selling grocery, food and non-food products in Daqing of Heilongjiang, for a purchase price of $1,982,118 (RMB 13,800,000) paid in cash. The operating results of Daqing Xinguangtiandi Shopping Center Co. Ltd. have been included in the consolidated financial statements since that date.

On October 31, 2008, the Company purchased the operating rights and certain assets of Hulunbeier Huahui Department Store Co., Ltd, a supermarket store that selling grocery, food and non-food products in Hulunbuir City of Inner Mongolia Autonomous Region. The operation results of Daqing Xinguangtiandi Shopping Center Co. Ltd have been included in the consolidated financial statements since that date. The purchase price was $1,982,118 (RMB 13,800,000) of cash.

On August 31, 2008, the Company purchased the operating rights and certain assets of Heilongjiang Longmei Commerce Co., Ltd, a supermarket store that selling grocery, food and non-food products in Suihua City of Heilongjiang. The operation results of Heilongjiang Longmei Commerce Co., Ltd have been included in the consolidated financial statements since that date. The purchase price was $3,266,185 (RMB 22,740,400) of cash.

On October 31, 2008, the Company purchased the operating rights and certain assets of Fuyu Xinshuguang Real Estate Development Co., Ltd, a supermarket store that selling grocery, food and non-food products in Qiqihar City of Heilongjiang. The operation results of Fuyu Xinshuguang Real Estate Development Co., Ltd have been included in the consolidated financial statements since that date. The purchase price was $2,499,186 (RMB 17,402,000) of cash.

On September 30, 2008, the Company purchased the operating rights and certain assets of Nehe Wanlong Commercial Building Co., Ltd, a supermarket store that selling grocery, food and non-food products in Qiqihaer City of Heilongjiang. The operation results of Nehe Wanlong Commercial Building Co., Ltd. have been included in the consolidated financial statements since that date. The purchase price was $2,413,017 (RMB 16,800,000) of cash.

The following table shows the details of acquisitions of these five companies:

	Considerations	Net Assets Acquired	Goodwill
Daqing Xinguangtiandi Shopping Center Co. Ltd. (A)	$1,982,118	$126,396	$1,855,722
Hulunbeier Huahui Department Store Co., Ltd (B)	9,479,694	226,938	9,252,756
Heilongjiang Longmei Commerce Co., Ltd (C)	3,266,185	139,380	3,126,805
Fuyu Xinshuguang Real Estate Development Co., Ltd (D)	2,499,186	149,664	2,349,522
Nehe Wanlong Commercial Building Co., Ltd. (E)	2,413,017	118,999	2,294,018
Total	$19,640,200	$761,377	$18,878,823

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

20. Acquisitions  – (continued)

The following table shows the net assets acquired of Hulunbeier Huahui Department Store Co., Ltd as of October 31, 2008.

Hulunbeier Huahui Department Store Co., Ltd
Net Assets Acquired
As of October 31, 2008

Assets
Current assets	$150,813
Non-current assets	76,125
Total assets	$226,938
Net Assets	$226,938

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

20. Acquisitions  – (continued)

The following tabulations were retroactive restatements of pro forma consolidated income statements for the years ended December 31, 2008 and 2007. The retroactive restatements were based on the assumption that the five acquisitions listed above were made at the beginning of 2007 for the purpose of comparative analysis.

QKL STORES, INC.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
For the Year Ended December 31, 2008

	Registrant (Historical)	Target B (Historical)	Target (A, C, D & E) (Historical)	Pro Forma Adjustments	Pro Forma Combined
Net revenues	$161,481,353	$7,070,202	$20,513,831	$—	$189,065,386
Cost of net revenues	(127,172,246)	(5,837,119)	(17,532,542)	—	(150,541,907)
Gross profit	$34,309,107	$1,233,083	$2,981,289	$—	$38,523,479
Selling expenses	(16,558,820)	(911,561)	(1,766,070)	—	(19,236,451)
General and administrative expenses	(3,249,506)	(118,979)	(342,524)	—	(3,711,009)
Income from Operation	$14,500,781	$202,543	$872,695	$—	$15,576,019
Transaction cost of reverse merger	(1,976,470)	—	—	—	(1,976,470)
Interest income	272,551	125	—	—	272,676
Interest expenses	(240,330)	(2,029)	(3,327)	—	(245,686)
Other expenses	(2,990)	(42,154)	(82,800)	—	(127,944)
Other income	—	50,182	105,940	—	156,122
Income before income taxes	$12,553,542	$208,667	$892,508	$—	$13,654,717
Income taxes	(3,556,474)	(52,177)	(223,127)	—	(3,831,778)
Net income	$8,997,068	$156,490	$669,381	$—	$9,822,939

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

20. Acquisitions  – (continued)

QKL STORES, INC.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
For the Year Ended December 31, 2008

Earnings per share
- Basic	$0.47
- Fully diluted	$0.32
Common shares outstanding
- Basic	20,882,353
- Fully diluted	30,753,466

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

20. Acquisitions  – (continued)

QKL STORES, INC.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
For the Year Ended December 31, 2007

	Registrant (Historical)	Target B (Historical)	Target (A, C, D & E) (Historical)	Pro Forma Adjustments	Pro Forma Combined
Net revenues	$92,372,812	$6,097,723	$15,284,722	—	$113,755,257
Cost of net revenues	(73,597,592)	(5,323,581)	(13,458,966)	—	(92,380,139)
Gross profit	$18,775,220	$774,142	$1,825,756	$—	$21,375,118
Selling expenses	(8,620,735)	(665,005)	(1,743,876)	—	(11,029,616)
General and administrative expenses	(1,303,130)	(118,290)	(297,191)	—	(1,718,611)
Income (loss) from Operation	$8,851,355	$(9,153)	$(215,311)	$—	$8,626,891
Interest income	58,641	1,176	—	—	59,817
Interest expenses	(169,375)	(2,822)	(2,457)	—	(174,654)
Other expenses	—	(35,255)	(66,782)	—	(102,037)
Other income	—	37,499	75,257	—	112,756
Government grant	39,385	—	—	—	39,385
Income (loss) before income taxes	$8,780,006	$(8,555)	$(209,293)	$—	$8,562,158
Income taxes	(2,997,615)	—	(17,618)	—	(3,015,233)
Net (loss) income	$5,782,391	$(8,555)	$(226,911)	$—	$5,546,925

QKL STORES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2008 and 2007
(Stated in US Dollars)

20. Acquisitions  – (continued)

QKL STORES, INC.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
For the Year Ended December 31, 2007

Earnings per share
- Basic	$0.29
- Fully diluted	$0.29
Common shares outstanding
- Basic	19,082,299
- Fully diluted	19,082,299

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., CPA (Practising)

The board of directors and shareholders of
Hulunbeier Huahui Department Store Co., Ltd. (“the Company”)

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of the Company as of December 31, 2007 and 2006 and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Albert Wong & Co.
Certified Public Accountants

Hong Kong
June 8, 2009

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

BALANCE SHEETS
As at September 30, 2008 and December 31, 2007
(Stated in US Dollars)

	Note	September 30, 2008	December 31, 2007
		(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents		$807,876	$485,545
Trade receivables		41,600	31,584
Other receivables	4	86,437	65,902
Advances to suppliers		15,397	191
Inventories	5	213,382	154,766
Total current assets		$1,164,692	$737,988
Property, plant and equipment, net	6	206,049	253,361
Total assets		$1,370,741	$991,349
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	7	$440,907	$359,485
Other payables		85,592	2,699
Salaries payable		17,304	5,604
Other PRC taxes payable		23,797	19,821
Total current liabilities		$567,600	$387,609
Total liabilities		$567,600	$387,609
Commitments and contingencies	10	$—	$—
Stockholders’ equity
Registered capital	8	$631,991	$631,991
Retained earnings (accumulated losses)		81,199	(74,512)
Accumulated other comprehensive income		89,951	46,261
		$803,141	$603,740
Total liabilities and stockholders’ equity		$1,370,741	$991,349

See accompanying notes to the financial statements

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

		For the Nine Months Ended September 30,
	Note	2008	2007
Net revenues
Direct sales		$6,746,574	$4,402,035
Other operating income		3,381	2,009
	11	$6,749,955	$4,404,044
Cost of inventories sold		(5,683,574)	(3,818,496)
Gross profit		$1,066,381	$585,548
Selling expenses		(746,258)	(492,390)
General and administrative expenses		(118,291)	(83,785)
Income from operation		$201,832	$9,373
Interest income		3,171	793
Interest expenses		(5,190)	(2,768)
Other income		49,658	23,579
Other expenses		(41,856)	(34,915)
Income (losses) before income taxes		$207,615	$(3,938)
Income taxes	9	(51,904)	—
Net income (losses)		$155,711	$(3,938)

See accompanying notes to the financial statements

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

STATEMENTS OF STOCKHOLDERS’ EQUITY AND
ACCUMULATED OTHER COMPREHENSIVE INCOME
For the Year Ended December 31, 2007 and Nine Months Ended September 30, 2008
(Stated in US Dollars) (Unaudited)

	Registered Capital	Retained Earnings (Accumulated Losses)	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2007	$631,991	$(65,957)	$7,164	$573,198
Net losses	—	(8,555)	—	(8,555)
Foreign currency translation adjustment	—	—	39,097	39,097
Balance, December 31, 2007	$631,991	$(74,512)	$46,261	$603,740
Balance, January 1, 2008	$631,991	$(74,512)	$46,261	$603,740
Net income	—	155,711	—	155,711
Foreign currency translation adjustment	—	—	43,690	43,690
Balance, September 30, 2008	$631,991	$81,199	$89,951	$803,141

See accompanying notes to the financial statements

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

	For the Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$155,711	$(3,938)
Depreciation	84,206	70,765
Adjustments to reconcile net income to net cash provided by operating activities:
Trade receivables	(7,739)	4,959
Other receivables	(15,791)	(25,085)
Inventories and consumables	(47,262)	(263,770)
Advances to suppliers	(14,882)	(60,648)
Accounts payable	56,173	185,580
Other payables	81,013	—
Salaries payable	11,092	8,934
VAT and other PRC taxes payable	2,594	7,864
Net cash provided by (used) in operating activities	$305,115	$(75,339)
Cash flows from investing activities
Purchase of plant and equipment	$(21,249)	$(39,766)
Net cash used in investing activities	$(21,249)	$(39,766)
Net cash provided by financing activities	$—	$—
Net cash and cash equivalents sourced (used)	$283,866	$(115,105)
Effect of foreign currency translation on cash and cash equivalents	38,465	12,076
Cash and cash equivalents – beginning of period	485,545	363,423
Cash and cash equivalents – end of period	$807,876	$260,394
Supplementary cash flow information:
Interest paid	$5,190	$2,768
Tax paid	51,904	—

See accompanying notes to the financial statements

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

1. Organization and Principal Activities

Hulunbeier Huahui Department Store Co., Ltd (the “Company”) was incorporated as a limited company under the laws of Inner Mongolia, China (“PRC”) on October 10, 2006. It is located at #1 East Street, Hailaer District, Hailaer, Inner Mongolia. There are different shopping structures along the street of which the Company is located. The Operating area is approximately 11,000 Square meters. It sells a broad selection of merchandise including groceries, fresh food and non-food items, that can satisfy the “one stop” shopping experiences for local customers.

On October 31, 2008, the Company sold its operating rights and material assets to Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and the Company became dormant. The consideration was RMB 66 million (approximately U.S. $9.659 million). The Company received by two installments: a deposit of RMB 300,000 (approximately U.S. $43,904) received around November 15, 2008 and the remaining balance received on December 5, 2008, the date of the completion of the transfer of the Company’s assets and the relevant registration procedures regarding the change of the ownership with the Bureau of Industry and Commerce.

2. Summary of Significant Accounting Policies

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

The interim results of operations are not necessarily indicative of the results to be expected for the fiscal period ending September 30, 2008. The Company’s balance sheet as of December 31, 2007 has been taken from the Company’s balance sheet as of the date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the period presented.

(b) Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c) Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

(d) Inventories

Inventories comprise merchandise purchased for resale and are stated at lower of cost and net realizable value. Cost of merchandise, representing the purchase cost, is calculated on the weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses.

(e) Property, Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Shop equipment	5 years
Office equipment	5 years
Motor vehicles	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(f) Maintenance and Repairs

The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g) Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows:

	September 30, 2008	December 31, 2007	September 30, 2008
Twelve months ended RMB: USD exchange rate	—	7.3141	—
Nine months ended RMB: USD exchange rate	6.8551	—	7.5176
Average nine months ended RMB: USD exchange rate	6.9988	—	7.6758

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

(h) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains its bank account only in the PRC.

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

(i) Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured. The Company recognises sales revenue net of sales taxes and estimated sales returns at the time it sells merchandise to the customers.

Direct sales are sales to customers at stores and are recognized at the point of sale on gross basis and net of sales taxes and estimated returns when products are delivered and title has passed to the end users. The products generally could be returned by the customers within 30 days after purchased. Estimated sales returns are based on past experience and that are immaterial.

(j) Suppliers and Consignees

Generally, we have 30 days credit period from our suppliers and consignees. Income from suppliers and consignees includes fees paid in connection with product promotions, general sponsorships, and savings relating to transportation and early settlement of our accounts. Consistent with EITF 02-16, product promotions and general sponsorships are classified as a reduction in the cost of inventory. Other income from supplies and consignees, such as savings relating to transportation and early settlement of our accounts have been included as other operating income in our net revenues. Rebates from suppliers and consignees have been included as a reduction in the cost of inventory as earned and recognized as a reduction in cost of sales when the product is sold.

In connection with sponsorships, expenses were incurred for posters and promotional flyers. The sponsorship amounts disclosed were net of those expenses.

(k) Leases

The Company did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in the operating expenses for the nine months ended September 30, 2008 and 2007 were $134,522 and $117,252, respectively.

(l) Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in the selling expenses for the nine months ended September 30, 2008 and 2007 were $108,737 and $55,712 respectively, also included in the general and administrative expenses for the nine months ended September 30, 2008 and 2007 were nil and $2,606, respectively.

(m) Income Taxes

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the enterprise income tax rate were 25% and 33% for the nine months ended September 30, 2008 and 2007, respectively. Income tax for the nine months ended September 30, 2008 and 2007 were $51,904 and nil, respectively.

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

(n) Employee Benefit Plans

The employees of the Company are members of a state-managed retirement benefit plan operated by the government of the PRC. Each employee is required to contribute 8% of payroll costs, the Company is required to match 20%, to the retirement benefit scheme to fund the benefits. Each employee is required to contribute 1% of payroll costs to the unemployment insurance plan, the Company is required to match 2%. Each employee is required to contribute 2% of the payroll to the health insurance plan, the Company is required to match 6%. Employee benefits plan in the form of contributions under defined benefit plans to the relevant authorities are charged to the statements of income as incurred. The employee benefit funding included in the operating expenses for the nine months ended September 30, 2008 and 2007 were $32,287 and $27,172 respectively, and included in the general and administrative expenses for the nine months ended September 30, 2008 and 2007 were $10,029 and $8,080 respectively.

(o) Cash and Concentration of Risk

Cash includes cash on hand and demand deposits in accounts maintained within PRC. Total cash in bank at September 30, 2008 and December 31, 2007 amounted to $778,097 and $405,463 respectively, of which no deposits are covered by Federal Depository Insured Commission. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(p) Statutory Reserves

As stipulated by the Company Law of the People’s Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)	Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital; and
(iii)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

(q) Segment

The Company operates in one business segment of operating retail chain stores in the PRC.

(r) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(s) Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect.

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Application of this FSP is not currently applicable to the Company as the Company’s does not have any intangible assets.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60 (SFAS 163). This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. SFAS 163 is effective for fiscal years and interim periods within those years, beginning after December 15, 2008. Because the Company does not issue financial guarantee insurance contracts, it does not expect the adoption of this standard to have an effect on its financial position or results of operations.

3. Going Concerns

On October 31, 2008, the Company sold its operating rights and material assets to Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and the Company became dormant. The consideration was RMB 66 million (approximately U.S. $9.659 million). The Company received by two installments: a deposit of RMB 300,000 (approximately U.S. $43,904) received around November 15, 2008 and the remaining balance received on December 5, 2008, the date of the completion of the transfer of the Company’s assets and the relevant registration procedures regarding the change of the ownership with the Bureau of Industry and Commerce.

4. Other Receivables

Other receivables are deposits to employees for purchases and disbursements. They are held for local purchases of merchandise, and held by salespersons in shops for day to day operations, especially petty cash. Normally, these deposits will be recognized as costs and expenses within 3 months after the deposits are paid. Other receivables as of September 30, 2008 and December 31, 2007 were $86,437 and $65,902, respectively.

5. Inventories

All inventories are merchandise for resale. Inventories as of September 30, 2008 and December 31, 2007 were $213,382 and $154,766, respectively. No obsolete item was found.

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

6. Property, Plant and Equipment, Net

Property, plant and equipment are stated at cost, and depreciated during the useful life. Details of property, plant and equipment are as follows:

	September 30, 2008	September 30, 2007
At cost
Shop equipment	$390,517	$345,676
Office equipment	15,249	14,292
Motor vehicles	10,245	9,603
	$416,011	$369,571
Less: accumulated depreciation	(209,962)	(116,210)
	$206,049	$253,361

Depreciation expense included in the operating expenses for the nine months ended September 30, 2008 and 2007 were $79,782 and $67,492 respectively, also included in the general and administrative expenses for the nine months ended September 30, 2008 and 2007 were $4,424 and $3,273 respectively.

7. Accounts Payables

Accounts payable are payables to vendors. The Company has terms of 30 days to pay vendors upon receiving the merchandises. Accounts payable as of September 30, 2008 and December 31, 2007 were $440,907 and $359,485, respectively.

8. Registered Capital

There were 3 shareholders in the Company as of September 30, 2008 and December 31, 2007. The amount of shareholders’ equity for each stockholder was as follows:

	September 30, 2008	September 30, 2007
Zengbo Gou	$252,796	$252,796
Jingwei Shang	252,796	252,796
Jiangxing Tan	126,399	126,399
	$631,991	$631,991

9. Income Taxes

The PRC income tax rate was 25% and 33% for the nine months ended September 30 and 2007 respectively. The Company’s income tax for the nine months ended September 30, 2008 and 2007 were $51,904 and nil, respectively.

No deferred tax has been provided as there are no temporary differences arising during the nine months ended September 30, 2008 and 2007.

10. Commitments and Contingencies

The Company has entered into a rental agreement expiring through October 31, 2026. Total rental expenses for the nine months ended September 30, 2008 and 2007 amounted to $134,522 and $117,252, respectively.

HULUNBEIER HUAHUI DEPARTMENT STORE CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008 and 2007
(Stated in US Dollars) (Unaudited)

10. Commitments and Contingencies  – (continued)

As at September 30, 2008, the Company’s commitments for minimum lease payments under these leases for the next five years and thereafter were as follows:

For the nine months ended September 30,
2009	$175,052
2010	175,052
2011	175,052
2012	215,168
2013 and thereafter	3,665,155
Total	$4,405,479

11. Segment Information

The Company is engaged in the operation of its supermarket in Hailaer. All identifiable assets of the Company are located in Hailaer. All revenues are derived from customers in the Hailaer. Accordingly, no analysis of the Company’s sales and assets by geographical market is presented.

For the nine months ended September 30, 2008 and 2007, the Company’s net revenues from external customers for products and services were as follows:

	2008	2007
Sale of general merchandise	$5,414,582	$4,048,100
Concessionary income	1,331,992	353,935
	$6,746,574	$4,402,035
Other operating income	3,381	2,009
Total	$6,749,955	$4,404,044

For the nine months ended September 30, 2008 and 2007, the Company’s net revenues from external customers for sale of general merchandise and concessionary income by categories of product were as follows:

	2008	2007
Grocery	$2,228,641	$1,445,491
Fresh food	3,008,190	2,032,567
Non-food	1,509,743	923,977
Total	$6,746,574	$4,402,035

APPENDIX A

DVD Presentation Transcript

A DVD containing information about our company has been distributed at certain of our roadshow presentations. The text and description of the visual scenes depicted in the DVD is set forth below. Certain statements in the DVD that we have over 700,000 people in our membership program, that our stores occupy a total area of approximately 150,000 square meters and that we have built a distribution center in the city of Harbin are superseded by information contained in the prospectus on pages 24, 56 and 62. In particular, we note that we have over 650,000 people in our membership program, our stores occupy a total area of approximately 135,000 square meters and we are in the process of building a distribution center in Harbin, which we expect to be completed on or about December 10, 2009. We further note that the bar graph that shows percentage increases from 2010, 2011, 2012, 2013 and 2014, of 19%, 25%, 33%, 43% and 56%, respectively, is incorrectly labeled and should indicate that the target number of store openings for the years 2010, 2011, 2012, 2013 and 2014 is 19, 25, 33, 43 and 56, respectively. You should read the entire prospectus before investing in our securities.

Scene 1	QKL Stores Inc. logo.
Scene 2	Picture of globe with textual overlay. Text — Northeastern CHINA
Scene 3	Scene of wilderness with flying bird, oil pumps and views of city skylines.
Imagery:
Scene 1	Woman looking at billboard.
Scene 2	Customers shopping in different departments at various QKL store locations.
Scene 3	Pictures of groceries, fresh produce and meats in several QKL Stores Inc. locations.
Narrator:

“A leading regional supermarket China in northeastern China, QKL is committed to providing customers with a wide selection and great quality products at competitive prices. QKL supermarkets sell a broad selection of merchandise, including groceries, fresh food, and non-food items.”

Subtitled Text:

QKL is a leading regional supermarket China in northeastern China. QKL is committed to providing customers with a wide selection and great quality products at competitive prices. QKL supermarkets sell a broad selection of merchandise, including groceries, fresh food, and non-food items.

Imagery:
Scene 1	Pictures of various QKL Stores Inc. locations with “1998” in the middle.
Scene 2	Customers shopping in various QKL Stores Inc. locations.
Scene 3	Pictures of maps of the northeast provinces where stores are located.
Scene 4	Pictures of maps of east Inner Mongolia where stores are located.
Scene 5	Pictures of supermarkets, hypermarkets and department stores.
Scene 6	Picture of delivery truck.
Scene 7	Picture of distribution warehouses.
Narrator:

“QKL was established in 1998. It’s the first large supermarket chain in Daqing city. After more than 10 years of development, QKL has its supermarkets throughout different cities in the three Northeastern provinces and eastern Inner Mongolia. QKL owns and operates supermarkets, hypermarket, department stores and its own distribution centers.”

Subtitled Text:

QKL was established in 1998. It’s the first large supermarket chain in Daqing city. After more than 10 years of development, QKL has its supermarkets throughout different cities in the three Northeast provinces and eastern Inner Mongolia. QKL owns and operates supermarkets, hypermarket, department stores and its own distribution centers.

Imagery:
Scene 1	Zhuangyi Wang, Founder, Chairman and CEO of QKL Stores Inc. speaks about the growth of the retailing market in northeastern China.
Scene 2	Customers shopping inside various locations while Zhuangyi Wang speaks about the growth of supermarkets.
Wang (in Mandarin):

“The retail market in Northeast China is very active. GDP growth has been higher than the national average since 2004. China’s food infrastructure is shifting from the traditional farmer’s market to modern supermarkets as the country continues to grow.”

Subtitled Text:

The retail market in Northeast China is very active. GDP growth has been higher than the national average since 2004. China’s food infrastructure is shifting from the traditional farmer’s market to modern supermarkets as the country continues to grow.

Imagery:
Scene 1	Alan Stewart, COO of QKL Stores Inc., speaks about the advantages that the company has over its domestic and international rivals.
Scene 2	Customers shopping inside various locations.
Scene 3	Picture of distribution center in the city of Harbin.
Scene 4	Pictures of other IGA member businesses.
Scene 5	Pictures of various private label products.
Scene 6	Customers shopping inside various locations.
Scene 7	Picture of membership card.
Scene 8	Picture of employees receiving training on the various products.
Scene 9	Pictures of various private label products.
Scene 10	Alan Stewart speaks about the customer experience.
Stewart:

“QKL enjoys unique advantages over it’s domestic and international rivals. In order to support a retail expansion, QKL has built a distribution center in the city of Harbin. In talking about buying power, let me mention that we are an IGA affiliate. Another advantage is our private label program. The profit margin for our private label program runs from 30%-50%. Talk about loyalty, QKL has over 700,000 people in our membership program. QKL’s strong, motivated staff is clearly leading the way to better execution at store level. We have our own training facility at our corporate headquarters where we train the basic skills of butchery and bakery. A great assortment of private label products, low prices, and a good ambiance, all provide for a great customer experience.”

Subtitled Text:

QKL enjoys unique advantages over it’s domestic and international rivals. In order to support a retail expansion, QKL has built a distribution center in the city of Harbin. As a member of IGA, another advantage is our private label program. The profit margin for our private label program runs from 30%-50%. Talk about loyalty, QKL has over 700,000 people in our membership program. QKL’s strong, motivated staff is clearly leading the way to better execution at store level. We have a training facility at our company headquarters where we conduct our management and skills training. A great assortment of private label products, low prices, and a good ambiance, all provide for a great customer experience.

Imagery:
Scene 1	Various QKL Stores Inc. employees in different locations.
Scene 2	Pictures of various products offered by QKL Stores Inc.
Scene 3	Crystal Chen, CFO of QKL Stores Inc., speaks about the company’s performance.
Scene 4	Various products and customers in store locations.
Scene 5	QKL Stores Inc. employees reviewing data.
Scene 6	Various QKL Stores Inc. locations and employees.
Narrator:

“Currently, QKL’s stores occupy a total area of approximately 150,000 square meters. Green, fresh, brand-name food, innovative non-food, and exclusive private label products allow the company to always maintain its core competitiveness in an increasingly fierce market environment.”

Chen:

“In the past years, both our revenues and profits increased in double digits. Our growth will continue to accelerate this year, aided by strong organic growth as well as from the contribution of new stores. We are pleased to post healthy same store sales increases this year as well. Our 3 categories – food, fresh food and non-food items are enjoying double digit increase in the year on year growth. The average sales per square meter for our supermarkets continues to grow. As a result of our strong top line growth and efficiently run operations, we are pleased to hold our gross margin above the industry standard. We are watching carefully our operating expenses as well. All of the above are contributing to strong profit and steady cash flows in our business. We believe we can enhance our financial condition, profits/losses and cash flows as we look to expand our business further in the Northeastern China region.”

Subtitled Text:

Currently, QKL’s stores occupy a total area of approximately 150,000 square meters. Green, fresh, brand-name food, innovative non-food, and exclusive private label products allow the company to always maintain its core competitiveness in an increasingly fierce market environment.

In the past years, both our revenues and profits increased in double digits. Our growth will continue to accelerate this year, aided by strong organic growth as well as from the contribution of new stores. We are pleased to post healthy same store sales increases this year as well. Our 3 categories – food, fresh food and non-food items are enjoying double digit increase in the year on year growth. The average sales per square meter for our supermarkets continues to grow. As a result of our strong top line growth and efficiently run operations, we are pleased to hold our gross margin above the industry standard. We are watching carefully our operating expenses as well. All of the above are contributing to strong profit and steady cash flows in our business. We believe we can enhance our financial condition, profits/losses and cash flows as we look to expand our business further in the Northeastern China region.

Imagery:
Scene 1	Zhuangyi Wang, Founder, Chairman and CEO of QKL Stores Inc. speaks about the opportunity for expansion and development.
Scene 2	Customers shopping in various locations.
Scene 3	Picture of bar graph showing percentage increases from 2010, 2011, 2012, 2013 and 2014, of 19%, 25%, 33%, 43% and 56%, respectively.
Scene 4	Customers shopping in various locations.
Scene 5	Zhuangyi Wang speaks about the opportunity for development in the northeastern market.

Scene 6	Management in meetings and QKL Stores Inc. locations.
Scene 7	Zhuangyi Wang speaks about achieving the company’s vision.
Wang (in Mandarin):

“In the next five years, QKL will expand its business based in the three northeast provinces and eastern Inner Mongolia in the second and third tier urban development. According to preliminary statistics, there are 230 cities in the northeast provinces and eastern Inner Mongolia. The population in this area is 130 million. In the next 5 years, QKL’s target is to open 200 stores including department stores, hypermarkets, and supermarkets. By the strong support of overseas capital markets and local banks, QKL will seize the unique opportunities for development in the Northeast market. QKL has a sound training system. In the company’s development process, QKL has enough talent reserves. QKL has a strong procurement, logistics, and distribution system, and a large number of suppliers and other partners. QKL has an international, professional management team. We will work together to achieve QKL’s vision.”

Subtitled Text:

In the next five years, QKL will expand its business based in the three northeast provinces and eastern Inner Mongolia in the second and third tier urban development. According to preliminary statistics, there are 230 cities in the northeast provinces and eastern Inner Mongolia. The population in this area is 130 million. In the next 5 years, QKL’s target is to open 200 stores including department stores, hypermarkets, and supermarkets. By the strong support of overseas capital markets and local banks, QKL will seize the unique opportunities for development in the Northeast market. QKL has a sound training system. In the company’s development process, QKL has enough talent reserves. QKL has a strong procurement, logistics, and distribution system, and a large number of suppliers and other partners. QKL has an international, professional management team. We will work together to achieve QKL’s vision.

Imagery:
Scene 1	Management in meetings and QKL Stores Inc. locations.
Scene 2	Employees of QKL Stores Inc. in various locations.
Narrator:

“QKL will continue to develop new business models, maximize operational and financial performance and strengthen its capital structure. QKL aspires to become the strongest retailer in Northeast China.”

Subtitled Text:

QKL will continue to develop new business models, maximize operational and financial performance and strengthen its capital structure. QKL aspires to become the strongest retailer in Northeast China.

Imagery:
Scene 1	QKL Stores Inc. logo.

       Shares

QKL Stores Inc.

Common Stock

PROSPECTUS

Roth Capital Partners

         , 2009

Until            , 2009 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

SEC Registration Fee	$1,925
Professional Fees and Expenses	$150,000
Printing and Engraving Expenses*	$16,000
Transfer Agent’s Fees*	$1,150
Miscellaneous Expenses*	$8,950
Total*	$178,025

*	Estimates

Item 14. Indemnification of Directors and Officers.

Under our bylaws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Item 15. Recent Sales of Unregistered Securities

The following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he or it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

2008

March 2008 Private Placement Transaction

On March 28, 2008, we entered into a private placement transaction in which we sold to certain accredited investors, for gross proceeds to us of $15.5 million, 9,117,647 units at a purchase price of $1.70 per unit, each unit consisting of one share of our Series A Preferred Stock (each of which is convertible into one share of our common stock), a Series A Warrant and a Series B Warrant, each of which is exercisable to purchase 0.625 of a share of our common stock (and which together are exercisable to purchase up to a total of 11,397,058 shares of our common stock). The Series A Warrants have an exercise price of $3.40 per share (subject to adjustment), the Series B Warrants have an exercise price of $4.25 per share (subject to adjustment). We received $13,523,530 as net proceeds from this financing.

March 2008 Share Exchange Transaction

On March 28, 2008, we entered into and consummated a share exchange agreement with (i) Speedy Brilliant (BVI); (ii) Speedy Brilliant (Daqing); (iii) the owners of all of the outstanding voting stock of Speedy Brilliant (BVI), namely (a) Winning State International Limited (“Winning State (BVI)”), which owned approximately 98.5% of the Speedy Brilliant (BVI) stock, and (b) three individuals, Ms. Fang Chen, Mr. Yang Miao and Ms. Ying Zhang, who collectively owned approximately 1.5% of the Speedy Brilliant (BVI) stock; and (iv) our controlling stockholders, specifically Vision Opportunity China LP, Stallion Ventures, LLC, and Castle Bison, Inc. Winnning State (BVI) is wholly owned and controlled by Mr. Chin Yoke Yap. All of Mr. Yap’s shares may be acquired by our CEO, Mr. Wang, at any time pursuant to a currently exercisable call option held by Mr. Wang.

Under the terms of the share exchange agreement, the Speedy Brilliant (BVI) stockholders delivered all of the outstanding shares of Speedy Brilliant (BVI) to us, and in exchange, we issued and delivered a total of 19,382,298 shares of our common stock to them. As a result of the share exchange, we acquired Speedy Brilliant (BVI) as a wholly-owned subsidiary, and the Speedy Brilliant (BVI) stockholders became holders of the majority of our outstanding common stock.

Placement Agent Warrants

On March 9, 2007, QKL entered into an engagement agreement with Kuhns Brothers, Inc. for the provision of investment banking and other services in contemplation of a reverse merger of the Company or a company affiliated with the Company with a publicly traded shell company and simultaneous financing. On January 22, 2008, QKL terminated the Kuhn Brothers Inc.’s engagement agreement and the parties executed a settlement agreement. Under the terms of the settlement agreement, Kuhns Brothers, Inc. was paid a cash fee equal to 8.5% of the gross proceeds invested in the private placement transaction completed on March 28, 2008 by investors introduced to the Company by Kuhns Brothers, Inc. and was issued Series A Warrants to purchase 191,250 shares of our common stock and Series B Warrants to purchase 153,000 shares of our common stock.

Mass Harmony Consulting Agreement

On March 13, 2007, QKL entered into a Financial Consulting Agreement with Mass Harmony Asset Management (“Mass Harmony”) under which Mass Harmony agreed to perform certain financial services for the Company. QKL paid Mass Harmony an aggregate of RMB 500,000 (approximately $70,000) and Mass Harmony also received 299,999 shares of common stock, Series A Warrants to purchase 91,176 shares of common stock, and Series B Warrants to purchase 72,941 shares of common stock. The shares of common stock issued to Mass Harmony and the shares of common stock underlying the Series A Warrants and Series B Warrants issued to Mass Harmony were registered on the registration statement (file no. 333-150800), which became effective on August 11, 2009 (the “Resale Registration Statement”).

Sichenzia Ross Friedman & Ference LLP was special counsel to Forme Capital prior to the reverse merger and the private placement and received 15,000 shares for services rendered to Forme Capital, which shares were registered on the Resale Registration Statement.

2007

Vincent Finnegan, who served as a director of Forme Capital from September 19, 2007 until March 28, 2008, received 7,000 shares of common stock in December 2007 as compensation for his services, which shares were registered on the Resale Registration Statement.

John Vogel, who served as our CEO and a director of Forme Capital form September 19, 2007 until March 28, 2008, received 7,000 shares of common stock in December 2007 as compensation for his services, which shares were registered on the Resale Registration Statement.

Robert Scherne, who served as a director and Chief Financial Officer of Forme Capital from September 19, 2007 until March 28, 2008, received 21,000 shares of common stock in December 2007 as compensation for his services, which shares were registered on the Resale Registration Statement.

In December 2007, we issued 37,211 shares of our common stock to Menlo Venture Partners, LLC, as repayment of a working capital advance in the amount of $25,000.

Other than the securities mentioned above, we have not issued or sold any securities without registration for the past three years from the date of this registration statement.

Exemptions

All of the above issuances were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Certificate of Incorporation(2)
3.2	Bylaws(2)
3.3	Certificate of Amendment of Certificate of Incorporation**
4.1	Specimen of Common Stock certificate(1)
4.2	Certificate of Designations authorizing the Series A Preferred Stock(1)
4.3	Form of Series A Warrant(1)
4.4	Form of Series B Warrant(1)
5.1	Legal Opinion of Loeb & Loeb LLP re: legality of the common stock being registered**
10.1	Securities Purchase Agreement, dated as of March 28, 2008 between the Company and the Purchasers(1)
10.2	Registration Rights Agreement dated March 28, 2008, by and among the Company and the Purchasers(1)
10.3	Lock-Up Agreement, dated as of March 28, 2008, by and among the Company, the sole stockholder of Winning State (BVI) and certain of our stockholders**
10.4	Securities Escrow Agreement, dated March 28, 2008, by and between the Company, Vision Opportunity China LP as representative of the Purchasers, Winning State (BVI) and Loeb & Loeb LLP, as escrow agent(1)
10.5	Investor and Public Relations Escrow Agreement dated March 28, 2008 between the Company and Vision Opportunity China LP as representative of the Purchasers and Loeb & Loeb, as escrow agent(1)
10.6	Share Exchange Agreement, dated as of March 28, 2008 between the Company, the controlling stockholder of the Company, Winning State (BVI), Fang Chen, Yang Miao and Ying Zhang(1)
10.7	Consigned Management Agreement, dated as of March 28, 2008(1)
10.8	Technology Service Agreement dated as of March 28, 2008(1)
10.9	Loan Agreement, dated as of March 28, 2008(1)
10.10	Exclusive Purchase Option Agreement, dated as of March 28, 2008(1)
10.11	The Equity Pledge Agreement, dated as of March 28, 2008(1)
10.12	Engagement Letter Agreement, dated March 9, 2007, by and between QKL and Kuhns Brothers, Inc.(2)
10.13	Settlement Agreement, dated January 22, 2008, by and between QKL and Kuhns Brothers, Inc.(2)
10.14	Financial Consulting Agreement, dated March 13, 2007 between QKL and Mass Harmony Asset Management Limited(3)
10.15	Amendment dated May 8, 2008 to Registration Rights Agreement dated March 28, 2008, by and among the Company and the Purchasers(3)
10.16	Form of employment agreement**
10.17	Waiver and Release dated as of March 9, 2009(5)

Exhibit No.	Description
10.18	Agreement dated October 31, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Fuyu Count Xinshuguang Real Estate Development Co., Ltd(6)
10.19	Agreement dated October 31, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Hulunbeier Huahui Co., Ltd(6)
10.20	Agreement dated August 31, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Heilongjiang Longmei Commerce Co., Ltd(6)
10.21	Agreement dated September 30, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Nehe City Wanlong Co., Ltd.(6)
10.22	Agreement dated September 30, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Daqing Xinguangtiandi Shopping Center Co.(6)
10.23	Waiver dated October 15, 2009 to the Registration Rights Agreement dated March 28, 2008, by and between the Company and Vision Opportunity China LP as representative of the Purchasers**
10.24	Waiver dated October 15, 2009 to the Securities Purchase Agreement dated March 28, 2008, by and between the Company and Vision Opportunity China LP as representative of the Preferred Stockholders**
10.25	Amendment to Securities Escrow Agreement dated October 15, 2009 to the Securities Escrow Agreement dated March 28, 2008, by and among the Company, Vision Opportunity China LP as representative of the Purchasers, Winning State Investment Limited and Loeb & Loeb LLP, as escrow agent**
10.26	Lock-up Letter dated October 15, 2009, by and among Roth Capital Partners, LLC, the Company, our directors, executive officers and Winning State Investment Limited**
10.27	2009 Omnibus Securities and Incentive Plan**
10.28	Form of Independent Director Agreement**
16.1	Letter from the Company to Comiskey and Company, P.C.(2)
16.2	Letter from Comiskey and Company, P.C. to the SEC(2)
16.3	Letter from Albert Wong & Co. to the SEC**
21.1	List of Subsidiaries(3)
23.1	Consent of Loeb & Loeb LLP to the use of the opinion annexed as Exhibit 5.1 (contained in the opinion annexed as Exhibit 5.1)**
23.2	Consent of Albert Wong & Co., Certified Public Accountants, for use of their audit report relating to the financial statements of QKL Stores Inc.*
23.3	Consent of Albert Wong & Co., Certified Public Accountants, for use of their audit report relating to the financial statements of Hulunbeier Huahui Department Store Co., Ltd.*
23.4	Consent of Beijing Deheng Law Office**
24.1	Power of Attorney (contained in the signature page to this registration statement)**

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to our current report on Form 8-K filed with the SEC on April 3, 2008.
(2)	Incorporated by reference to our current report on Form 8-K/A filed with the SEC on April 14, 2008.
(3)	Incorporated by reference to our Registration Statement of Form S-1 (Reg. No. 333-150800) filed with the SEC on May 9, 2008.
(4)	Incorporated by reference to our Registration Statement of Form S-1/A (Reg. No. 333-150800) filed with the SEC on August 7, 2008.
(5)	Incorporated by reference to our Registration Statement of Form S-1/A (Reg. No. 333-150800) filed with the SEC on March 11, 2009.
(6)	Incorporated by reference to our Form 10-K filed with the SEC on April 14, 2009.

(b) Financial Statement Schedules. None

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Daqing, PRC, on November 16, 2009.

QKL STORES INC.
/s/ Zhuangyi Wang By: Zhuangyi Wang Chief Executive Officer and Director (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date
/s/ Zhuangyi Wang Zhuangyi Wang Chief Executive Officer and Director (principal executive officer)	November 16, 2009
/s/ Crystal L. Chen Crystal L. Chen Chief Financial Officer (principal financial and accounting officer)	November 16, 2009
* Limin Zheng Director	November 16, 2009
* Gary Crook Director	November 16, 2009
* Zhiguo Jin Director	November 16, 2009
* Chaoying Li Director	November 16, 2009
* /s/ Zhuangyi Wang Zhuangyi Wang, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Certificate of Incorporation(2)
3.2	Bylaws(2)
3.3	Certificate of Amendment of Certificate of Incorporation**
4.1	Specimen of Common Stock certificate(1)
4.2	Certificate of Designations authorizing the Series A Preferred Stock(1)
4.3	Form of Series A Warrant(1)
4.4	Form of Series B Warrant(1)
5.1	Legal Opinion of Loeb & Loeb LLP re: legality of the common stock being registered**
10.1	Securities Purchase Agreement, dated as of March 28, 2008 between the Company and the Purchasers(1)
10.2	Registration Rights Agreement dated March 28, 2008, by and among the Company and the Purchasers(1)
10.3	Lock-Up Agreement, dated as of March 28, 2008, by and among the Company, the sole stockholder of Winning State (BVI) and certain of our stockholders**
10.4	Securities Escrow Agreement, dated March 28, 2008, by and between the Company, Vision Opportunity China LP as representative of the Purchasers, Winning State (BVI) and Loeb & Loeb LLP, as escrow agent(1)
10.5	Investor and Public Relations Escrow Agreement dated March 28, 2008 between the Company and Vision Opportunity China LP as representative of the Purchasers and Loeb & Loeb, as escrow agent(1)
10.6	Share Exchange Agreement, dated as of March 28, 2008 between the Company, the controlling stockholder of the Company, Winning State (BVI), Fang Chen, Yang Miao and Ying Zhang(1)
10.7	Consigned Management Agreement, dated as of March 28, 2008(1)
10.8	Technology Service Agreement dated as of March 28, 2008(1)
10.9	Loan Agreement, dated as of March 28, 2008(1)
10.10	Exclusive Purchase Option Agreement, dated as of March 28, 2008(1)
10.11	The Equity Pledge Agreement, dated as of March 28, 2008(1)
10.12	Engagement Letter Agreement, dated March 9, 2007, by and between QKL and Kuhns Brothers, Inc.(2)
10.13	Settlement Agreement, dated January 22, 2008, by and between QKL and Kuhns Brothers, Inc.(2)
10.14	Financial Consulting Agreement, dated March 13, 2007 between QKL and Mass Harmony Asset Management Limited(3)
10.15	Amendment dated May 8, 2008 to Registration Rights Agreement dated March 28, 2008, by and among the Company and the Purchasers(3)
10.16	Form of employment agreement**
10.17	Waiver and Release dated as of March 9, 2009(5)
10.18	Agreement dated October 31, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Fuyu Count Xinshuguang Real Estate Development Co., Ltd(6)
10.19	Agreement dated October 31, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Hulunbeier Huahui Co., Ltd(6)
10.20	Agreement dated August 31, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Heilongjiang Longmei Commerce Co., Ltd(6)
10.21	Agreement dated September 30, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Nehe City Wanlong Co., Ltd.(6)

Exhibit No.	Description
10.22	Agreement dated September 30, 2008 between Daqing Qingkelong Chain Commerce & Trade Co., Ltd. and Daqing Xinguangtiandi Shopping Center Co.(6)
10.23	Waiver dated October 15, 2009 to the Registration Rights Agreement dated March 28, 2008, by and between the Company and Vision Opportunity China LP as representative of the Purchasers**
10.24	Waiver dated October 15, 2009 to the Securities Purchase Agreement dated March 28, 2008, by and between the Company and Vision Opportunity China LP as representative of the Preferred Stockholders**
10.25	Amendment to Securities Escrow Agreement dated October 15, 2009 to the Securities Escrow Agreement dated March 28, 2008, by and among the Company, Vision Opportunity China LP as representative of the Purchasers, Winning State Investment Limited and Loeb & Loeb LLP, as escrow agent**
10.26	Lock-up Letter dated October 15, 2009, by and among Roth Capital Partners, LLC, the Company, our directors, executive officers and Winning State Investment Limited**
10.27	2009 Omnibus Securities and Incentive Plan**
10.28	Form of Independent Director Agreement**
16.1	Letter from the Company to Comiskey and Company, P.C.(2)
16.2	Letter from Comiskey and Company, P.C. to the SEC(2)
16.3	Letter from Albert Wong & Co. to the SEC**
21.1	List of Subsidiaries(3)
23.1	Consent of Loeb & Loeb LLP to the use of the opinion annexed as Exhibit 5.1 (contained in the opinion annexed as Exhibit 5.1)**
23.2	Consent of Albert Wong & Co., Certified Public Accountants, for use of their audit report relating to the financial statements of QKL Stores Inc.*
23.3	Consent of Albert Wong & Co., Certified Public Accountants, for use of their audit report relating to the financial statements of Hulunbeier Huahui Department Store Co., Ltd.*
23.4	Consent of Beijing Deheng Law Office**
24.1	Power of Attorney (contained in the signature page to this registration statement)**

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to our current report on Form 8-K filed with the SEC on April 3, 2008.
(2)	Incorporated by reference to our current report on Form 8-K/A filed with the SEC on April 14, 2008.
(3)	Incorporated by reference to our Registration Statement of Form S-1 (Reg. No. 333-150800) filed with the SEC on May 9, 2008.
(4)	Incorporated by reference to our Registration Statement of Form S-1/A (Reg. No. 333-150800) filed with the SEC on August 7, 2008.
(5)	Incorporated by reference to our Registration Statement of Form S-1/A (Reg. No. 333-150800) filed with the SEC on March 11, 2009.
(6)	Incorporated by reference to our Form 10-K filed with the SEC on April 14, 2009.